                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                  ------------


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    May 27, 1998
                                                --------------------------------


                             Aspen Technology, Inc.
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


          Delaware                0-24786                       04-2739697
--------------------------------------------------------------------------------
(State or Other Jurisdiction     (Commission                   (IRS Employer
       of Incorporation)         File Number)                Identification No.)


Ten Canal Park, Cambridge, Massachusetts                                  02141
--------------------------------------------------------------------------------
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                              (ZIP CODE)


Registrant's telephone number, including area code      (617) 949-1000
                                                  ------------------------------


                                 Not Applicable
--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.

         On May 27, 1998 (the "Closing Date"), pursuant to an Agreement and Plan of Reorganization dated as of April 28, 1998 (the "Reorganization Agreement"), among Aspen Technology, Inc. ("AspenTech" or the "Company"), AT Acquisition Corp., a Delaware corporation and wholly owned subsidiary of AspenTech ("Acquisition Corp."), Chesapeake Decision Sciences, Inc., a New Jersey corporation ("Chesapeake"), and Dr. Thomas E. Baker, a stockholder of Chesapeake, AspenTech acquired Chesapeake by means of a statutory merger (the "Merger") of Acquisition Corp. into Chesapeake, with Chesapeake remaining as the surviving corporation in the Merger. As a result of the Merger, Chesapeake became a wholly owned subsidiary of AspenTech. Acquisition Corp. was formed solely for the purpose of effecting the Merger. AspenTech is the leading supplier of software and service solutions used by companies in the process industries to design, operate and manage their manufacturing processes. Chesapeake is a provider of supply chain management solutions to companies in process and other industries.

         Pursuant to the Reorganization Agreement, an aggregate of 2,961,959 shares of the Common Stock, $.10 par value per share (the "Common Stock"), of AspenTech were issued in exchange for all of the issued and outstanding capital stock of Chesapeake. Each outstanding share of Chesapeake capital stock was converted into the right to receive a number of shares of AspenTech Common Stock equal to 2,961,959 divided by the sum of the total number of shares of Chesapeake capital stock outstanding on the Closing Date.

         The consideration paid by AspenTech for the outstanding capital stock of Chesapeake pursuant to the Reorganization Agreement was determined pursuant to arm's-length negotiations and took into account various factors concerning the valuation of the business of Chesapeake, including public market valuations of comparable companies, discounted cash flows for Chesapeake, and multiples paid in recent acquisitions of comparable companies.

         AspenTech intends to account for the acquisition of Chesapeake under the "pooling-of-interests" accounting method. Generally accepted accounting principles preclude AspenTech from restating its historical Consolidated Financial Statements to reflect the combined operations of AspenTech and Chesapeake until AspenTech has announced results of operations reflecting post-acquisition combined operations. AspenTech has included in this Form 8-K both its historical Consolidated Financial Statements, which reflect the operations of AspenTech without Chesapeake, and its Supplemental Consolidated Financial Statements, which reflect the combined operations of AspenTech and Chesapeake as if the two entities had operated as one entity since inception. See Note 1 of Notes to Supplemental Consolidated Financial Statements.

         THE PRECEDING DISCUSSION IS ONLY A SUMMARY AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE REORGANIZATION AGREEMENT, A COPY OF WHICH IS INCLUDED AS AN EXHIBIT TO THIS FORM 8-K AND IS INCORPORATED BY REFERENCE HEREIN.

         BECAUSE THE ACQUISITION OF CHESAPEAKE IS NOT DEEMED TO INVOLVE A SIGNIFICANT AMOUNT OF ASSETS FOR PURPOSES OF ITEM 2 OF FORM 8-K AND THE IMPACT OF THE CHESAPEAKE ACQUISITION DOES NOT MEET THE MINIMUM MATERIALITY THRESHOLD OF RULE 305(b)(2)(i) OF REGULATION S-X, FINANCIAL AND OTHER INFORMATION REGARDING CHESAPEAKE AND THE ACQUISITION THEREOF IS NOT REQUIRED TO BE FILED PURSUANT TO
ITEM 2 OR PARAGRAPH (a) OR (b) OF ITEM 7 OF FORM 8-K. ASPENTECH IS PROVIDING INFORMATION REGARDING THE ACQUISITION AND THE INFORMATION SET FORTH BELOW BECAUSE ASPENTECH DEEMS THIS INFORMATION TO BE OF IMPORTANCE TO HOLDERS OF COMMON STOCK. UNLESS OTHERWISE INDICATED, (I) THE INFORMATION BELOW GIVES RETROACTIVE EFFECT TO ASPENTECH'S ACQUISITION OF CHESAPEAKE ON MAY 27, 1998 AND
(II) REFERENCES IN THIS FORM 8-K TO "ASPENTECH" OR THE "COMPANY" ARE TO ASPEN TECHNOLOGY, INC. AND ITS SUBSIDIARIES.

         The following is a table of contents for the information included in this Item 5:

                                                                            Page
                                                                            ----

Forward-Looking Statements................................................    3
Selected Supplemental Consolidated Financial Data.........................    4
Management's Discussion and Analysis of Supplemental
  Consolidated Financial Condition and Results of Operations..............    6
Business..................................................................   17
Risk Factors..............................................................   33
Index to Consolidated Financial Statements................................  F-1

                           FORWARD-LOOKING STATEMENTS

     This Form 8-K contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are intended to be covered by the safe harbors created thereby. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," and similar expressions are intended to identify forward-looking statements. Readers are cautioned that all forward-looking statements involve risks and uncertainties, many of which are beyond the Company's control, including the factors set forth under "--Risk Factors." Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate and there can be no assurance that actual results will be the same as those indicated by the forward-looking statements included in this Form 8-K. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. Moreover, the Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

               SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

     The selected supplemental consolidated financial data as of the end of and for each of the Company's last five fiscal years have been derived from the Company's Supplemental Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants. The selected supplemental consolidated financial data as of March 31, 1998 and for the nine months ended March 31, 1997 and 1998 have been derived from the Company's unaudited Supplemental Consolidated Financial Statements, which unaudited Supplemental Consolidated Financial Statements have been prepared on a basis substantially consistent with the audited Supplemental Consolidated Financial Statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the supplemental financial condition and results of operations of the Company for these periods. Results of operations for the nine months ended March 31, 1998 are not necessarily indicative of the results to be expected for the entire year. The following selected supplemental consolidated financial data are qualified by the more detailed Supplemental Consolidated Financial Statements and Notes thereto included elsewhere in this Form 8-K, and should be read in conjunction therewith and with the discussion under "--Management's Discussion and Analysis of Supplemental Consolidated Financial Condition and Results of Operations."

                                                                                                            NINE MONTHS
                                                                   YEAR ENDED JUNE 30,                    ENDED MARCH 31,
                                                    -------------------------------------------------   -------------------
                                                     1993      1994      1995       1996       1997       1997       1998
                                                    -------   -------   -------   --------   --------   --------   --------
                                                                (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
SUPPLEMENTAL CONSOLIDATED STATEMENT OF OPERATIONS
  DATA(1):
Revenues:
  Software licenses...............................  $27,266   $37,725   $49,479   $ 70,199   $103,179   $ 71,741   $ 95,544
  Service and other...............................   10,378    11,682    16,540     44,619     90,891     65,858     82,500
                                                    -------   -------   -------   --------   --------   --------   --------
Total revenues....................................   37,644    49,407    66,019    114,818    194,070    137,599    178,044
                                                    -------   -------   -------   --------   --------   --------   --------
Expenses:
  Cost of software licenses.......................    2,099     2,795     3,080      3,992      5,539      4,090      4,964
  Cost of service and other.......................    8,513     8,824    10,052     27,220     54,006     39,315     48,342
  Selling and marketing...........................   12,664    18,912    24,276     36,610     56,034     40,223     52,683
  Research and development........................    8,223     9,193    12,652     22,310     33,580     23,686     31,519
  General and administrative......................    5,057     5,005     5,679     10,715     17,072     12,854     14,650
  Charge for in-process research and development..       --        --        --     24,421      8,664      8,664      8,472
  Costs related to acquisition....................       --        --       950         --         --         --        984
                                                    -------   -------   -------   --------   --------   --------   --------
Total expenses....................................   36,556    44,729    56,689    125,268    174,895    128,832    161,614
                                                    -------   -------   -------   --------   --------   --------   --------
Income (loss) from operations.....................    1,088     4,678     9,330    (10,450)    19,175      8,767     16,430
Foreign currency exchange gain (loss).............       47       (56)       34       (223)      (236)      (110)      (365)
Income (loss) on equity in joint ventures.........       --       (39)       22         10         26         --         45
Interest income...................................    2,032     1,799     3,138      3,745      5,556      3,984      4,305
Interest expense..................................     (532)     (524)     (561)    (1,323)      (151)      (117)      (147)
                                                    -------   -------   -------   --------   --------   --------   --------
Income (loss) from continuing operations before
  provision for income taxes......................    2,635     5,858    11,963     (8,241)    24,370     12,524     20,268
Provision for income taxes........................      961     2,116     4,854      6,146     10,169      6,268     10,324
                                                    -------   -------   -------   --------   --------   --------   --------
Income (loss) from continuing operations..........    1,674     3,742     7,109    (14,387)    14,201      6,256      9,944
                                                    -------   -------   -------   --------   --------   --------   --------
Discontinued operations:
  Loss from operations............................      (40)       --        --         --         --         --         --
  Loss on disposal................................     (532)       --        --         --         --         --         --
                                                    -------   -------   -------   --------   --------   --------   --------
Net income (loss)(2)..............................  $ 1,102   $ 3,742   $ 7,109   $(14,387)  $ 14,201   $  6,256   $  9,944
                                                    =======   =======   =======   ========   ========   ========   ========

                                                                                                            NINE MONTHS
                                                                   YEAR ENDED JUNE 30,                    ENDED MARCH 31,
                                                    -------------------------------------------------   -------------------
                                                     1993      1994      1995       1996       1997       1997       1998
                                                    -------   -------   -------   --------   --------   --------   --------
                                                                (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
Diluted earnings (loss) per share(3):
    Continuing operations.........................  $  0.12   $  0.26   $  0.42   $  (0.83)  $   0.63   $   0.28   $   0.41
    Net income (loss).............................     0.08      0.26      0.42      (0.83)      0.63       0.28       0.41
Basic earnings (loss) per share(3):
    Continuing operations.........................  $  0.21   $  0.45   $  0.46   $  (0.83)  $   0.66   $   0.30   $   0.43
    Net income (loss).............................     0.14      0.45      0.46      (0.83)      0.66       0.30       0.43

Weighted average shares
  outstanding -- diluted(3).......................   14,065    14,318    17,113     17,432     22,707     22,596     24,432
Weighted average shares outstanding -- basic(3)...    8,061     8,340    15,321     17,432     21,368     21,190     23,101


PRO FORMA DATA(4):
Income from continuing operations.................  $ 2,635   $ 5,858   $12,913   $ 16,180   $ 33,034   $ 21,188   $ 29,724
Net income........................................    1,674     3,742     7,672     10,034     21,165     13,220     19,039
Diluted earnings per share........................     0.12      0.26      0.45       0.53       0.93       0.59       0.78
Weighted average shares
  outstanding -- diluted(3).......................   14,065    14,318    17,113     18,874     22,707     22,596     24,432


SUPPLEMENTAL CONSOLIDATED BALANCE SHEET DATA(1):
Cash and cash equivalents.........................  $ 2,538   $ 2,932   $ 6,290   $ 14,773   $ 18,284   $ 12,645   $ 25,546
Working capital...................................    6,889     8,546    31,377     72,560     73,789     63,237     82,694
Total assets......................................   35,890    45,066    83,259    168,986    203,545    186,196    236,088
Long-term obligations, less current maturities....    2,251     2,576     4,087        706        462        586      3,315
Total stockholders' equity........................   15,580    19,284    45,824    104,477    137,414    120,255    150,977

---------------

(1) On May 27, 1998, the Company acquired all of the outstanding capital stock of Chesapeake in exchange for 2,961,959 shares of Common Stock. The selected supplemental consolidated financial data give effect to the Chesapeake acquisition, which the Company intends to account for under the "pooling-of-interests" accounting method. See Note 1 of Notes to Supplemental Consolidated Financial Statements.

(2) The Company has never declared or paid cash dividends on its capital stock, although one of the Company's subsidiaries paid dividends to its stockholders prior to its acquisition by the Company in fiscal 1995.

(3) Computed as described in Note 2(j) of Notes to Supplemental Consolidated Financial Statements. In February 1998, the Commission issued SAB No. 98, which revised the Commission's guidance for calculating earnings per share with respect to equity security issuances before an initial public offering and is effective for fiscal years ending after December 15, 1997. The Company has restated its weighted average shares outstanding for the periods prior to its initial public offering in 1994 for SAB No. 98. This change did not affect diluted earnings per share.

(4) Pro forma data are calculated by excluding the effects of charge for in-process research and development, costs related to acquisition and discontinued operations.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF SUPPLEMENTAL CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Since its founding in 1981, the Company has developed and marketed software and services to companies in the process industries. The Company's revenues have increased each year since 1983, when the Company introduced the commercial version of its Aspen Plus process design software solution. In addition to internally generated growth, the Company has acquired 14 businesses since May 1995, including Industrial Systems, Inc. ("ISI") in the fourth quarter of fiscal 1995, Dynamic Matrix Control Corporation ("DMCC") and Setpoint, Inc. ("Setpoint") in the third quarter of fiscal 1996, and Chesapeake in the fourth quarter of fiscal 1998.

     The Company acquired DMCC, Setpoint and three other, less material businesses in transactions accounted for as purchases. The Company's results of operations include the results of operations of DMCC, Setpoint and these three other companies only for periods subsequent to their respective dates of acquisition. As of result, period-to-period comparisons of the Company's results of operations may not be meaningful. See Note 3 of Notes to Supplemental Consolidated Financial Statements.

     Through March 31, 1998, the Company acquired ISI and six other businesses in transactions accounted for as poolings of interests. Of these acquisitions, only the acquisition of ISI was material to the Company's financial condition and results of operations. Accordingly, the Company has restated its financial statements to reflect the historic operations of ISI but not the other, immaterial businesses. On May 27, 1998, the Company acquired Chesapeake in a transaction that the Company intends to account for as a pooling of interests. Generally accepted accounting principles preclude the Company from restating its historical Consolidated Financial Statements to reflect the combined operations of the Company and Chesapeake until the Company has announced results of operations reflecting post-acquisition combined operations. The Company has included in this Form 8-K both its historical Consolidated Financial Statements, which reflect the operations of the Company without Chesapeake, and its Supplemental Consolidated Financial Statements, which reflect the combined operations of the Company and Chesapeake as if the two entities had operated as one entity since inception. See Note 1 of Notes to Supplemental Consolidated Financial Statements. In addition, on May 29, 1998, the Company acquired Treiber Controls, Inc. in a transaction that the Company intends to account for as a pooling of interests. The acquisition of Treiber Controls, Inc. is not material to the financial condition or results of operations of the Company, and the Company does not intend to restate its consolidated financial statements to reflect this acquisition.

     The Company typically licenses its process design software solutions for terms of 3 to 5 years, its process operation software solutions for terms of 99 years, its planning and scheduling software solutions for terms of 5 or 25 years, and its other process management software solutions for terms of 99 years. See "--Business -- Software and Service Solutions."

     Because in all cases the licenses are noncancelable and do not impose significant obligations on the Company, the Company recognizes software license revenues upon shipment in accordance with generally accepted accounting principles. In the case of license renewals, revenue is recognized upon execution of a renewal license agreement. The Company recognizes revenues from customer support ratably over the term of the support agreement. If a customer elects to pay for a license in annual installments, the Company charges an implicit amount of interest and recognizes interest income over the term of the license. A substantial majority of the Company's term licenses have been renewed upon expiration. However, there can be no assurance that customers will continue to renew expiring term licenses at the historical rate.

     Prior to fiscal 1996, the Company derived the substantial majority of its total revenues from the licensing of software products. Since the acquisitions of DMCC and Setpoint in the third quarter of fiscal 1996, the Company has generated a significantly greater amount of service revenues related to the implementation of its software solutions, particularly in connection with projects involving advanced process control and real-time optimization. For the nine months ended March 31, 1998, the Company derived 53.7% of its total revenues from the licensing of software products and 46.3% of its total revenues from the provision of services. The Company generally charges customers for consulting services on a fixed-price basis, but charges customers for certain services, primarily on-site advanced process control and optimization services, on a time-and-materials basis. Service revenues from fixed-price contracts are recognized on the percentage-of-completion method, measured by the portion of costs incurred to date as a percentage of the estimated total (primarily labor) costs for each contract. Service revenues from time-and-materials contracts are recognized as the related services are performed. Training revenues are recognized as services are performed. Services that have been performed but for which billings have not been made are recorded as unbilled receivables, and billings for which services have not been performed are recorded as unearned revenue in the Company's Supplemental Consolidated Balance Sheets.

     The Company licenses its software in U.S. dollars and certain foreign currencies. The Company hedges all material foreign currency-denominated receivables with specific hedge contracts in amounts equal to those receivables. While the Company has experienced minor foreign currency exchange gains or losses due to foreign exchange rate fluctuations, the impact of such movements has not been material in any period. The Company does not expect fluctuations in foreign currencies to have a significant impact on either its revenues or expenses in the foreseeable future.

     The Company's operating costs include the amortization of intangible assets, including goodwill, arising from acquisitions accounted for as purchases. The net balance of these intangible assets as of March 31, 1998 was approximately $13.6 million and is being amortized over periods ranging from 18 months to 12 years. The amortization from completed acquisitions that was charged to operations was approximately $2.5 million for fiscal 1997 and $2.0 million for the nine months ended March 31, 1998 and will be approximately $692,000 for each of the next 12 quarters and approximately $340,000 for each of the next succeeding 8 quarters.

RESULTS OF OPERATIONS

     The following table sets forth the percentage of total revenues represented by certain supplemental consolidated statement of operations data for the periods indicated:

                                                                               NINE MONTHS
                                                    YEAR ENDED JUNE 30,      ENDED MARCH 31,
                                                  -----------------------    ----------------
                                                  1995     1996     1997      1997      1998
                                                  -----    -----    -----    ------    ------
Revenues:
  Software licenses.............................   74.9%    61.1%    53.2%    52.1%     53.7%
  Service and other.............................   25.1     38.9     46.8     47.9      46.3
                                                  -----    -----    -----    -----     -----
Total revenues..................................  100.0    100.0    100.0    100.0     100.0
                                                  -----    -----    -----    -----     -----
Expenses:
  Cost of software licenses.....................    4.7      3.5      2.9      3.0       2.8
  Cost of service and other.....................   15.2     23.7     27.8     28.6      27.2
  Selling and marketing.........................   36.8     31.9     28.9     29.2      29.6
  Research and development......................   19.2     19.4     17.3     17.2      17.7
  General and administrative....................    8.6      9.3      8.8      9.3       8.2
  Charge for in-process research and
     development................................     --     21.3      4.5      6.3       4.7
  Costs related to acquisition..................    1.4       --       --       --       0.6
                                                  -----    -----    -----    -----     -----
Total expenses..................................   85.9    109.1     90.2     93.6      90.8
                                                  -----    -----    -----    -----     -----
Income (loss) from operations...................   14.1     (9.1)     9.8      6.4       9.2
  Interest income...............................    4.8      3.3      2.9      2.9       2.4
  Interest expense..............................   (0.8)    (1.2)    (0.1)    (0.1)     (0.1)
  Other income (expense), net...................    0.1     (0.1)    (0.1)    (0.1)     (0.1)
                                                  -----    -----    -----    -----     -----
Income (loss) before provision for income
  taxes.........................................   18.2     (7.1)    12.5      9.1      11.4
  Provision for income taxes....................    7.4      5.4      5.2      4.6       5.8
                                                  -----    -----    -----    -----     -----
Net income (loss)...............................   10.8%   (12.5)%    7.3%     4.5%      5.6%
                                                  =====    =====    =====    =====     =====

Pro forma data, excluding charge for in-process
 research and development and costs related to
 acquisition:
  Income from continuing operations.............   19.6%    14.1%    17.0%    15.4%     16.7%
  Net income....................................   11.6%     8.7%    10.9%     9.6%     10.7%

     COMPARISON OF NINE MONTHS ENDED MARCH 31, 1998 TO NINE MONTHS ENDED MARCH 31, 1997

     REVENUES. Revenues are derived from software licenses and services. Total revenues for the nine months ended March 31, 1998 increased 29.4% to $178.0 million from $137.6 million in the comparable period of fiscal 1997.

     Software license revenues represented 53.7% and 52.1% of total revenues for the nine months ended March 31, 1998 and 1997, respectively. Revenues from software licenses in the nine months ended March 31, 1998 increased 33.2% to $95.5 million from $71.7 million in the comparable period of fiscal 1997. The growth in software license revenues was attributable to software license renewals covering existing users, the expansion of existing customer relationships through licenses covering additional users, licenses of additional software products, and, to a lesser extent, to the addition of new customers.

     Total revenues from customers outside the United States were $80.7 million or 45.3% of total revenues and $66.6 million or 48.4% of total revenues for the nine months ended March 31, 1998 and 1997, respectively. The geographical mix of revenues can vary from quarter to quarter.

     Revenues from service and other consist of consulting services, post-contract support on software licenses, training and sales of documentation. Revenues from service and other for the nine months ended March 31, 1998 increased 25.3% to $82.5 million from $65.9 million for the comparable period of fiscal 1997. This increase reflects a continued focus during fiscal 1998 on providing high value-added consulting and training services to existing customers.

     Neither the Company's joint venture or similar activities nor any discounting or similar activities have historically had a material effect on the Company's revenues.

     COST OF SOFTWARE LICENSES. Cost of software licenses consists of royalties, amortization of previously capitalized software costs, costs related to delivery of software (including disk duplication and third-party software costs), printing of manuals and packaging. Cost of software licenses for the nine months ended March 31, 1998 increased 21.4% to $5.0 million from $4.1 million in the comparable period of fiscal 1997. Cost of software licenses as a percentage of revenues from software licenses decreased to 5.2% for the nine months ended March 31, 1998 from 5.7% for the comparable period of fiscal 1997. This decrease was due to the spreading of fixed production and delivery costs over a larger revenue base and to the generation of a greater portion of sales having minimal third-party costs.

     COST OF SERVICE AND OTHER. Cost of service and other consists of the cost of execution of application consulting services, technical support expenses, the cost of training services and the costs of manuals that are sold as separate items. Cost of service and other for the nine months ended March 31, 1998 increased 23.0% to $48.3 million from $39.3 million for the comparable period of fiscal 1997. Cost of service and other as a percentage of revenues from services and other decreased to 58.6% for the nine months ended March 31, 1998 from 59.7% for the comparable period of fiscal 1997. This percentage decrease reflects improved efficiency in the execution of the implementation services projects.

     SELLING AND MARKETING. Selling and marketing expenses for the nine months ended March 31, 1998 increased 31.0% to $52.7 million from $40.2 million for the comparable period of fiscal 1997 while increasing slightly as a percentage of revenues to 29.6% from 29.2%. The Company continues to invest in sales personnel and regional sales offices to improve the Company's geographic proximity to its customers, to maximize the penetration of existing accounts and to add new customers.

     RESEARCH AND DEVELOPMENT. Research and development expenses consist of personnel and outside consultancy costs required to conduct the Company's product development efforts. Capitalized research and development costs are amortized over the estimated remaining economic life of the relevant product, not to exceed three years. Research and development expenses for the nine months ended March 31, 1998 increased 33.1% to $31.5 million from $23.7 million for the comparable period of fiscal 1997 while increasing as a percentage of total revenues to 17.7% from 17.2%. The increase in costs principally reflects continued investment in development of the Company's core modeling products and a common software architecture encompassing the Company's expanded family of software products. The Company capitalized 8.4% of its total research and development costs during the nine months ended March 31, 1998 as compared to 5.9% in the comparable period of fiscal 1997.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of salaries of administrative, executive, financial and legal personnel, outside professional fees and amortization of intangibles. General and administrative expenses for the nine months ended March 31, 1998 increased 14.0% to $14.7 million from $12.9 million for the comparable period of fiscal 1997, while decreasing as a percentage of total revenues to 8.2% from 9.3%. These costs did not grow at the same rate as revenues, as the Company's infrastructure was able to support a larger revenue base; however, the increased dollar amounts reflect the growth in the scale and scope of the Company's operations.

     CHARGE FOR IN-PROCESS RESEARCH AND DEVELOPMENT. In connection with several acquisitions during the nine months ended March 31, 1998 and 1997, the Company allocated approximately $8.5 million and $8.7 million, respectively, of the purchase prices to in-process research and development based upon independent appraisals. These costs were charged to operations as of the respective acquisition dates, because they related to projects that had not yet reached technological feasibility and that had no alternative future use until completion of development. At the respective times of the acquisitions, these projects required substantial additional development and testing by the Company in order to reach technological feasibility and there was no assurance that these projects would reach technological feasibility or develop into products that could be sold by the Company.

     COST RELATED TO ACQUISITIONS. In connection with several acquisitions by the Company during the nine months ended March 31, 1998 that were accounted for as poolings of interests, the Company incurred $1.0 million in expenses, primarily investment banking and professional service fees related to the transactions.

     INTEREST INCOME. Interest income is generated from the license of software pursuant to installment contracts for process design software and the investment of excess cash in short-term investments. Under these installment contracts, the Company offers customers the option to make annual payments for its term licenses instead of a single license fee payment at the beginning of the license term. A substantial majority of the process design modeling customers elect to license these products through installment contracts. The Company believes this election is made principally because the customers prefer to pay for the Company's process design software out of their operating budgets, rather than out of their capital budgets. Included in the annual payments is an implicit interest established by the Company at the time of the license. The Company sells a portion of the installment contracts to unrelated financial institutions. The interest earned by the Company on the installment contract portfolio in any one year is the result of the implicit interest established by the Company on installment contracts and the size of the contract portfolio. Interest income was $4.3 million for the nine months ended March 31, 1998 as compared to $4.0 million in the comparable period of fiscal 1997.

     INTEREST EXPENSE. Interest expense is generated from interest charged on the Company's bank line of credit and capital lease obligations. Interest expense for the nine months ended March 31, 1998 and 1997 was approximately $0.1 million.

     PROVISION FOR INCOME TAXES. The effective tax rate in the nine months ended March 31, 1998 is calculated as a percentage of income before taxes, exclusive of the non-recurring charges for in-process research and development. The effective tax rate decreased for the nine months ended March 31, 1998 to 36.0% of pre-tax income from 38.0% for the comparable period of fiscal 1997. This decrease was primarily due to utilization of various tax credits and carryforwards.

     COMPARISON OF FISCAL 1997 TO FISCAL 1996

     The Company acquired DMCC and Setpoint in the third quarter of fiscal 1996 in transactions accounted for as purchases. The combined operations of DMCC and Setpoint at the time of acquisitions were roughly the same size as AspenTech. As a result, the Company's results of operations for fiscal 1997 and fiscal 1996 are not directly comparable.

     REVENUES. Total revenues for fiscal 1997 increased 69.0% to $194.1 million from $114.8 million in fiscal 1996.

     Software license revenues represented 53.2% and 61.1% of total revenues in fiscal 1997 and 1996, respectively. Revenues from software licenses in fiscal 1997 increased 47.0% to $103.2 million from $70.2 million in fiscal 1996. The growth in software license revenues was attributable both to internal growth in existing operations and to additional licenses entered into by the acquired subsidiaries. The internal growth in software license revenues was attributable to renewals of software licenses covering existing users, the expansion of existing customer relationships through licenses covering additional users and additional software products, and, to a lesser extent, the addition of new customers. The decrease in software license revenues as a percentage of total revenues was attributable to the growth of service revenues resulting from the Company's acquisitions of DMCC and Setpoint.

     Total revenues from customers outside the United States were $97.0 million or 50.0% of total revenues and $48.2 million or 42.0% of total revenues for fiscal 1997 and 1996, respectively.

     Since the acquisitions of DMCC and Setpoint, the Company has generated a significantly greater amount of revenues from services. As a result of the acquisitions and the subsequent expansion of the combined services execution capability, revenues from service and other in fiscal 1997 increased 103.7% to $90.9 million from $44.6 million in fiscal 1996.

     Neither the Company's joint venture or similar activities nor any discounting or similar activities have historically had a material effect on the Company's revenues.

     COST OF SOFTWARE LICENSES. Cost of software licenses in fiscal 1997 increased 38.8% to $5.5 million from $4.0 million in fiscal 1996. Cost of software licenses as a percentage of revenues from software licenses decreased to 5.4% in fiscal 1997 from 5.7% in fiscal 1996. This decrease was due to the spreading of fixed production and delivery costs over a larger revenue base and to the generation of a greater portion of sales having minimal third-party royalty costs.

     COST OF SERVICE AND OTHER. Cost of service and other in fiscal 1997 increased 98.4% to $54.0 million from $27.2 million in fiscal 1996. Cost of service and other as a percentage of revenues from service and other decreased to 59.4% in fiscal 1997 from 61.0% in fiscal 1996. The percentage decrease reflected not only a change in mix of services provided by the Company but improvement in the efficiency of project execution.

     SELLING AND MARKETING. Selling and marketing expenses in fiscal 1997 increased 53.1% to $56.0 million from $36.6 million in fiscal 1996 while decreasing as a percentage of total revenues to 28.9% from 31.9%. The percentage decrease in costs reflects the Company's leveraging of its worldwide sales and technical sales force to market all of the Company's products and services. The Company continued to invest in sales personnel and regional sales offices to improve the Company's geographic proximity to its customers, to maximize the penetration of existing accounts and to add new customers.

     RESEARCH AND DEVELOPMENT. Research and development expenses in fiscal 1997 increased 50.5% to $33.6 million from $22.3 million in fiscal 1996 while decreasing as a percentage of total revenues to 17.3% from 19.4%. The increase in costs principally reflected investment in a suite of next generation products from overlapping technology purchased through the series of acquisitions and a continued investment in the Company's core modeling products. The Company capitalized 6.6% and 3.9% of its total research and development expenses during fiscal 1997 and fiscal 1996, respectively.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses in fiscal 1997 increased 59.3% to $17.1 million from $10.7 million in fiscal 1996, and decreased as a percentage of total revenues to 8.8% from 9.3%. The decrease was the result of improvement in the efficiency of the administrative group over an increasing revenue base.

     CHARGE FOR IN-PROCESS RESEARCH AND DEVELOPMENT. In the second quarter of fiscal 1997, the Company recognized a non-recurring charge of $8.7 million for the write-off of in-process research and development in connection with the acquisitions of the Process Control Division of Cambridge Control Limited, the planning and scheduling software division of Bechtel Corporation, and Basil

Joffe Associates, Inc. The Company recognized a similar charge during the third quarter of fiscal 1996 of $24.4 million in connection with its acquisition of DMCC and Setpoint.

     INTEREST INCOME. Interest income in fiscal 1997 increased 48.4% to $5.6 million from $3.7 million in fiscal 1996. Interest income increased as a result of investment of the net proceeds of the Company's public offering completed in June 1996 and a larger installment contract portfolio.

     INTEREST EXPENSE. Interest expense in fiscal 1997 and fiscal 1996 was generated from interest charged on the Company's line of credit, subordinated notes payable to the Massachusetts Capital Resource Company, a promissory note issued in connection with the Setpoint acquisition, and capital lease obligations. Interest expense in fiscal 1997 decreased to $0.2 million from $1.3 million in fiscal 1996. This decrease reflects the repayment at the end of fiscal 1996 of borrowings under the Company's line of credit, the subordinated notes and the promissory note issued in connection with the acquisition of Setpoint.

     PROVISION FOR INCOME TAXES. The effective tax rate in fiscal 1997 and fiscal 1996 is calculated as a percentage of income before taxes, exclusive of the non-recurring charges for in-process research and development. The effective tax rate decreased in fiscal 1997 to 36.0% of pre-tax income from 38.0% in fiscal 1996. This decrease was primarily due to utilization of various tax credits and carryforwards.

     COMPARISON OF FISCAL 1996 TO FISCAL 1995

     The Company acquired DMCC and Setpoint in the third quarter of fiscal 1996 in transactions accounted for as purchases. The combined operations of DMCC and Setpoint at the time of the acquisitions were roughly the same size as AspenTech. As a result, the Company's results of operations for fiscal 1996 and fiscal 1995 are not directly comparable.

     REVENUES. Total revenues in fiscal 1996 increased 73.9% to $114.8 million from $66.0 million in fiscal 1995.

     Software license revenues represented 61.1% and 74.9% of total revenues in fiscal 1996 and fiscal 1995, respectively. Revenues from software licenses in fiscal 1996 increased 41.9% to $70.2 million from $49.5 million in fiscal 1995. The growth in software license revenues was attributable both to internal growth in existing operations and to additional licenses entered into by the newly acquired subsidiaries. The internal growth in software license revenues was attributable to renewals of software licenses covering existing users, to the expansion of existing customer relationships through licenses covering additional users and additional software products, and, to a lesser extent, to the addition of new customers. The decrease in software license revenues as a percentage of total revenues was attributable to the growth in service revenues resulting from the Company's acquisitions of DMCC and Setpoint.

     Total revenues from customers outside the United States were $48.2 million or 42.0% of total revenues and $31.6 million or 47.8% of total revenues in fiscal 1996 and fiscal 1995, respectively. The growth in dollar amount of total revenues from customers outside the United States was attributable in part to revenues generated by Setpoint and, to a lesser extent, to internal growth in existing operations.

     Since the acquisitions of DMCC and Setpoint, the Company has generated a significantly greater amount of revenues from services. As a result, revenues from service and other in fiscal 1996 increased 169.8% to $44.6 million from $16.5 million in fiscal 1995.

     COST OF SOFTWARE LICENSES. Cost of software licenses in fiscal 1996 increased 29.6% to $4.0 million from $3.1 million in fiscal 1995. Cost of software licenses as a percentage of revenues from software licenses decreased to 5.7% in fiscal 1996 from 6.2% in fiscal 1995. This decrease was due to the spreading of fixed production and delivery costs over a larger revenue base and to the generation of a greater portion of sales having minimal third-party royalty costs.

     COST OF SERVICE AND OTHER. Cost of service and other in fiscal 1996 increased 170.8% to $27.2 million from $10.1 million in fiscal 1995. Cost of service and other as a percentage of revenues from service and other increased slightly to 61.0% in fiscal 1996 from 60.8% in fiscal 1995.

     SELLING AND MARKETING. Selling and marketing expenses in fiscal 1996 increased 50.8% to $36.6 million from $24.3 million in fiscal 1995 while decreasing as a percentage of total revenues to 31.9% from 36.8%. The percentage decrease reflected the lower level of sales and marketing activities historically supported by DMCC and Setpoint, as well as the Company's leveraging of its existing worldwide sales and technical sales force to market the software products and services of the newly acquired companies.

     RESEARCH AND DEVELOPMENT. Research and development expenses in fiscal 1996 increased 76.3% to $22.3 million from $12.7 million in fiscal 1995 and increased as a percentage of total revenues to 19.4% from 19.2%. The increase in expenses principally reflected continued investment in development of the Company's core modeling products and a common software architecture encompassing the Company's expanded suite of software products, as well as a reduction in the amount of research and development capitalized during the period. The Company capitalized 3.9% and 7.3% of its total research and development expenses during fiscal 1996 and fiscal 1995, respectively.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses in fiscal 1996 increased 88.7% to $10.7 million from $5.7 million in fiscal 1995, and increased as a percentage of total revenues to 9.3% from 8.6%. The dollar increase principally reflected the growth in the scale and scope of the Company's operations.

     CHARGE FOR IN-PROCESS RESEARCH AND DEVELOPMENT. In the third quarter of fiscal 1996, the Company recognized a non-recurring charge of $24.4 million for the write-off of in-process research and development in connection with its acquisitions of DMCC and Setpoint.

     INTEREST INCOME. Interest income in fiscal 1996 increased 19.3% to $3.7 million from $3.1 million in fiscal 1995. Interest income increased as a result of investment of the net proceeds of public offerings completed by the Company in November 1994, February 1995 and June 1996, a larger installment contract portfolio and an increase in the implicit interest rate charged to customers.

     INTEREST EXPENSE. Interest expense in fiscal 1996 increased to $1.3 million from $0.6 million in fiscal 1995. This increase principally reflected a higher level of borrowings under the Company's bank line of credit as a result of borrowings used for payment of a portion of the purchase price for the Setpoint acquisition.

     PROVISION FOR INCOME TAXES. The effective tax rate in fiscal 1996 is calculated as a percentage of income before taxes, exclusive of the non-recurring charge for in-process research and development. The effective tax rate decreased in fiscal 1996 to 38.0% of pre-tax income from 40.6% in fiscal 1995. This percentage decrease related principally to non-deductible acquisition costs incurred in connection with the ISI acquisition in fiscal 1995.

     QUARTERLY RESULTS

     The Company's operating results and cash flow have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, including purchasing patterns, timing of introductions of new solutions and enhancements by the Company and its competitors, and fluctuating economic conditions. Because license fees for the Company's software products are substantial and the implementation of the Company's solutions often requires the services of the Company's engineers over an extended period of time, the sales process for the Company's solutions is lengthy and can exceed one year. Accordingly, software revenue is difficult to predict, and the delay of any order could cause the Company's quarterly revenues to fall substantially below expectations. Moreover, to the extent that the Company succeeds in shifting customer purchases away from point solutions and toward integrated suites of its software and service solutions, the likelihood of delays in ordering may increase and the effect of any delay may become more pronounced.

     The Company ships software products within a short period after receipt of an order and usually does not have a material backlog of unfilled orders of software products. Consequently, revenues from software licenses in any quarter are substantially dependent on orders booked and shipped in that quarter. Historically, a majority of each quarter's revenues from software licenses has been derived from license agreements that have been consummated in the final weeks of the quarter. Therefore, even a short delay in the consummation of an agreement may cause revenues to fall below expectations for that quarter. Since the Company's expense levels are based in part on anticipated revenues, the Company may be unable to adjust spending in a timely manner to compensate for any revenue shortfall and any revenue shortfalls would likely have a disproportionately adverse effect on net income. The Company expects that these factors will continue to affect its operating results for the foreseeable future.

     Prior to fiscal 1996, the Company experienced a net loss for the first quarter of each fiscal year, in part because a substantial portion of the Company's total revenues is derived from countries other than the United States where business is slow during the summer months and also in part because of the timing of renewals of software licenses. Although the Company has generated a profit for the first quarter of each of fiscal 1997 and fiscal 1998, the Company expects that it will continue to experience declines in total revenues and net income in the first fiscal quarter as compared to the immediately preceding fiscal quarter.

     Because of the foregoing factors, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as indications of future performance. See "--Risk Factors--Fluctuations in Quarterly Operating Results and Cash Flow."

     The following table presents selected supplemental quarterly statement of operations data for fiscal 1997 and the nine months ended March 31, 1998. These data are unaudited but, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of these data in accordance with generally accepted accounting principles.

                                                                     QUARTER ENDED
                                      ---------------------------------------------------------------------------
                                                     FISCAL 1997                            FISCAL 1998
                                      -----------------------------------------    ------------------------------
                                      SEPT. 30    DEC. 31    MAR. 31    JUNE 30    SEPT. 30    DEC. 31    MAR. 31
                                      --------    -------    -------    -------    --------    -------    -------
                                                                    (IN THOUSANDS)
Revenues:
  Software licenses.................  $17,049     $24,988    $29,704    $31,438    $24,388     $32,465    $38,691
  Service and other.................   20,371      22,059     23,428    25,033      25,065      27,738     29,697
                                      -------     -------    -------    -------    -------     -------    -------
Total revenues......................   37,420      47,047     53,132    56,471      49,453      60,203     68,388
                                      -------     -------    -------    -------    -------     -------    -------
Expenses:
  Cost of software licenses.........      982       1,456      1,652     1,449       1,672       1,752      1,540
  Cost of service and other.........   12,230      13,256     13,829    14,691      14,712      16,356     17,274
  Selling and marketing.............   11,778      13,483     14,962    15,811      15,186      17,621     19,876
  Research and development..........    7,494       7,701      8,491     9,894      10,163      10,358     10,998
  General and administrative........    3,979       4,249      4,626     4,218       4,502       4,839      5,309
  Charge for in-process research and
    development.....................       --       8,664         --        --          --          --      8,472
  Costs related to acquisition......       --          --         --        --         509          --        475
                                      -------     -------    -------    -------    -------     -------    -------
Total expenses......................   36,463      48,809     43,560    46,063      46,744      50,926     63,944
                                      -------     -------    -------    -------    -------     -------    -------
Income (loss) from operations.......      957      (1,762)     9,572    10,408       2,709       9,277      4,444
Other expense, net..................      (22)        (88)        --      (100)        (67)        (91)      (162)
Interest income, net................    1,376       1,292      1,199     1,538       1,453       1,347      1,358
                                      -------     -------    -------    -------    -------     -------    -------
Income (loss) before provision for
  income taxes......................    2,311        (558)    10,771    11,846       4,095      10,533      5,640
Provision for income taxes..........      879       1,367      4,022     3,901       1,460       3,791      5,073
                                      -------     -------    -------    -------    -------     -------    -------
Net income (loss)...................  $ 1,432     $(1,925)   $ 6,749    $7,945     $ 2,635     $ 6,742    $   567
                                      =======     =======    =======    =======    =======     =======    =======

LIQUIDITY AND CAPITAL RESOURCES

     In recent years, the Company has financed its operations principally through cash generated from sales of securities through private placements and public offerings of its Common Stock, operating activities, the sale of installment contracts to third parties and, at certain times during the year, borrowings under a bank line of credit.

     In the fourth quarter of fiscal 1996 and in the second and third quarters of fiscal 1995, the Company received a total of approximately $87.0 million of net proceeds from its initial public offering and subsequent public offerings. A portion of the total net proceeds was used for working capital and other general corporate purposes, to pay a portion of the purchase prices of DMCC and Setpoint and to repay outstanding indebtedness under the Company's bank line of credit, subordinated notes and a promissory note issued in conjunction with the purchase of Setpoint. The Company evaluates on an ongoing basis potential opportunities to acquire or invest in technologies, products, services, businesses or engineering personnel that expand, complement or are otherwise related to the Company's current business and products. See "--Risk Factors -- Risks Associated with Future Acquisitions."

     In fiscal 1997 and the nine months ended March 31, 1998, operating activities provided $3.1 million and $20.2 million of cash, respectively, primarily as a result of net income, increases in accounts payable, accrued expenses and deferred revenue, offset in part by increases in long-term installments receivable and accounts receivable. In fiscal 1996 and fiscal 1995, operating activities provided $19.7 million and $4.9 million of cash, respectively, primarily as a result of net income and increases in accounts payable, accrued expenses and deferred revenue, offset in part by increases in accounts receivable.

     In recent years, the Company has had arrangements to sell long-term contracts to two financial institutions, General Electric Capital Corporation and Sanwa Business Credit Corporation. These contracts represent amounts due over the life of existing term licenses. During the nine months ended March 31, 1998, installment contracts increased by $1.1 million to $51.1 million, net of $44.1 million of installment contracts sold to General Electric Capital Corporation and Sanwa Business Credit Corporation. During fiscal 1997, installment contracts increased by $20.3 million to $50.0 million, net of $30.2 million of installment contracts sold to General Electric Capital Corporation and Sanwa Business Credit Corporation. During fiscal 1996, installment contracts decreased by $1.8 million to $29.8 million, net of $28.9 million of installment contracts sold to General Electric Capital Corporation and Sanwa Business Credit Corporation. The Company's arrangements with these two financial institutions provide for the sale of installment contracts up to certain limits and with certain recourse obligations. At March 31, 1998, June 30, 1997 and June 30, 1996, the balance of the uncollected principal portion of the contracts sold to these two financial institutions was $87.7 million, $57.8 million and $42.7 million, respectively, for which the Company had partial recourse obligations of $5.0 million, $6.6 million and $11.5 million, respectively. The availability under these arrangements will increase as the financial institutions receive payment on installment contracts previously sold.

     The Company maintains a $30.0 million bank line of credit, expiring on December 31, 1998, that provides for borrowings of specified percentages of eligible accounts receivable and eligible current installment contracts. Advances under the line of credit bear interest at a rate (8.5% at March 31, 1998) equal to the bank's prime rate plus a specified margin or, at the Company's option, a rate (5.7% at March 31, 1998) equal to a defined LIBOR plus a specified margin. The line of credit agreement requires the Company to provide the bank with certain periodic financial reports and to comply with certain financial tests, including maintenance of minimum levels of consolidated net income before taxes and of the ratio of current assets to current liabilities. As of May 31, 1998, there were no outstanding borrowings under the line of credit.

     The Company's commitments as of March 31, 1998 consisted primarily of leases on its headquarters and other facilities. See "--Business -- Properties." There were no other material commitments for capital or other expenditures. The Company believes its current cash balances, availability of sales of its installment contracts, availability under its bank line of credit and cash flows from its operations, together with its net proceeds of the proposed debenture placement, will be sufficient to meet its working capital and capital expenditure requirements for the next 12 months. The Company intends to raise additional funds in June 1998 through an offering and placement of $75,000,000 aggregate principal amount of seven-year debentures to qualified institutional buyers (as defined in Rule 144A under the Securities Act).

     Management has initiated a Company-wide program to prepare the Company's computer systems and applications as well as the Company's product offerings for the year 2000. The Company expects to incur internal staff costs as well as consulting and other expenses related to system enhancements for the year 2000. Certain of the Company's product offerings are currently year 2000 compliant. Although the Company does not expect the costs associated with its year 2000 compliance program to be material, there can be no assurance that unidentified year 2000 problems will not cause the Company to incur material expenses in responding to such problems or otherwise have a material adverse effect on the Company's business, operating results and financial condition. See "--Risk Factors -- Year 2000 Compliance."

INFLATION

     Inflation has not had a significant impact on the Company's operating results to date, nor does the Company expect it to have significant impact during the remainder of fiscal 1998 or during fiscal 1999.

                                    BUSINESS

     AspenTech is the leading supplier of software and service solutions used by companies in the process industries to design, operate and manage their manufacturing processes. The process industries include manufacturers of chemicals, petrochemicals, petroleum products, pharmaceuticals, pulp and paper, electric power, food and beverages, consumer products, and metals and minerals. AspenTech offers a comprehensive, integrated suite of process manufacturing optimization solutions that help process manufacturers enhance profitability by improving efficiency, productivity, capacity utilization, safety and environmental compliance throughout the entire manufacturing life-cycle, from research and development to engineering, planning and scheduling, procurement, production and distribution. In addition to its software solutions, AspenTech offers systems implementation, advanced process control, real-time optimization and other consulting services through its staff of more than 450 project engineers. As part of its strategy to offer the broadest, most integrated suite of process manufacturing optimization solutions, AspenTech has acquired businesses from time to time to obtain technologies and expertise that complement or enhance its core solutions. AspenTech currently has more than 750 customers worldwide, including 44 of the 50 largest chemical companies, 17 of the 20 largest petroleum refiners and 16 of the 20 largest pharmaceutical companies.

INDUSTRY BACKGROUND

     Companies in the process industries manufacture products in the form of bulk solids, liquids and gases by using production methods involving chemical reactions, combustion, mixing, separation, heating, cooling and similar processes. The process industries encompass manufacturers of chemicals, petrochemicals, petroleum products, pharmaceuticals, pulp and paper, electric power, food and beverages, consumer products, and metals and minerals. Companies in a number of other industries, such as semiconductor manufacturing, utilize production techniques with characteristics similar to those underlying process manufacturing.

     In recent years, intensifying global competition and more stringent environmental and safety regulations have placed increased pressure on the profitability of companies in the process industries. The profitability of these companies depends substantially upon the costs of raw materials, energy and capital; accordingly, the management and utilization of these inputs significantly affect the companies' financial results. Unlike labor-intensive businesses, which can materially change the scale of their business operations by adjusting the sizes of their labor forces, process manufacturers must focus on improving their production methods in order to increase output, lower costs and reduce waste. Because of the large volumes typically produced by process manufacturers, even a relatively small reduction in raw material or energy requirements or a relatively small improvement in throughput or product yields can have a dramatic impact on the profitability of the manufacturing process.

     Improvement of production methods in the process industries requires a thorough understanding of chemical engineering analysis, the fundamental discipline underlying the manufacturing processes. Due to the number of variables involved, chemical engineering analysis is complex and calculation intensive. Because of this complexity, many process manufacturers are seeking technology-based solutions to aid them in their process manufacturing decisions, with the objective of moving toward optimization of their production processes under existing process and equipment constraints.

     Increasingly sophisticated process manufacturing optimization solutions have been introduced to assist process manufacturers in optimizing the design, operation and management of their manufacturing processes. In designing manufacturing processes, engineers use tools on desktop computers to simulate a new or existing process and to optimize tradeoffs between variables such as capital investment and operating costs. During operation of the manufacturing process, plant operators rely on automation systems installed in the plant to control and optimize the manufactur-ing process by, for example, accepting a lower yield to increase overall throughput. To manage the production process, plant managers use information systems to perform tasks such as planning and scheduling of production, analysis and reporting of performance, and yield accounting. Although early versions of process manufacturing optimization solutions were limited in scope and complicated to use, the availability of increasingly powerful, affordable computers and networks and sophisticated intuitive graphical user interfaces has expanded the capabilities of the solutions and the market of potential users.

     Process manufacturing optimization solutions include applications to address a broad range of manufacturing activities, including the following:

                DESIGN                       OPERATE                        MANAGE
    Process Modeling                 Advanced Process Control   Process Information Management
    Design Analysis & Optimization   Real-time Optimization     Production Scheduling &
    Process Improvements             Operator Training            Planning
    Plant Retrofits                                             Quality Assurance
                                                                Environmental, Health & Safety
                                                                  Compliance

     Many process manufacturers have implemented solutions to automate processes outside the actual methods of production. For many years, companies in the process industries have sought to control their production processes by deploying distributed control systems ("DCS"), which use computer hardware systems, communication networks and industrial instruments to measure, record and automatically control process variables during production. More recently, process manufacturers have automated key business processes through the implementation of enterprise resource planning ("ERP") solutions that enhance their ability to manage resources across the enterprise and enable them to integrate front- and back-office business functions. DCS and ERP solutions generally do not, however, incorporate the detailed chemical engineering knowledge of the process required to optimize the operation and management of the production process.

     Process manufacturers are increasingly seeking a complete, integrated family of process manufacturing optimization software products and services that can be used to improve their efficiency and productivity throughout the entire manufacturing life-cycle, while at the same time establishing links with the process manufacturers' existing DCS and ERP solutions.

THE ASPENTECH ADVANTAGE

     AspenTech is the leading supplier of software and service solutions that enable companies in the process industries to optimize the design, operation and management of their manufacturing processes. AspenTech's comprehensive suite of solutions helps process manufacturers enhance profitability by improving efficiency, productivity, capacity utilization, safety and environmental compliance throughout the entire manufacturing life-cycle. AspenTech believes its customers increasingly view their investments in its solutions as strategic because of the substantial potential economic benefits these solutions offer and the broad range of production issues they address. The Company's competitive advantage is based on the following key attributes:

     TECHNOLOGY LEADERSHIP. AspenTech believes it is the technology leader among providers of process manufacturing optimization solutions. The Company has achieved this technology leadership through internal research and development and strategic acquisitions and partnerships. For example, the Company obtained the leading advanced process control and optimization technologies through its acquisitions of DMCC and Setpoint in 1996. In 1997, AspenTech introduced Batch Plus, a commercialized version of recipe-based simulation functionality developed in collaboration with Merck & Co., Inc. AspenTech has integrated acquired technologies with existing products in order to offer solutions that include the best features and functionality of both. Moreover, the Company has designed its software solutions to operate on all major operating system platforms used by process manufacturers and to be compatible with all major distributed control systems.

     BROADEST SUITE OF INTEGRATED SOLUTIONS. AspenTech believes its solutions represent the most complete suite of integrated software and services available for the design, operation and management of manufacturing processes in the process industries. Process manufacturers are able to use AspenTech's solutions across every stage of the manufacturing life-cycle, from research and development to engineering, planning and scheduling, procurement, production and distribution. The Company is continuing to integrate its software products in order to further increase the ability of its customers to share models and data across different AspenTech software solutions. In October 1997, AspenTech announced the introduction of Plantelligence, a framework within which AspenTech has begun to offer integrated solutions designed to address specific functional problems, such as production planning or purchasing raw material feedstocks. Plantelligence is being developed to permit, for example, a buyer for a petroleum refinery to determine how much it will cost to refine a specific boatload of crude oil under then-current operating conditions. This information can then be used to help the buyer decide whether it is economically desirable to purchase that crude oil at then-prevailing prices. The buyer can perform these analyses using a single graphical user interface, without needing to understand the individual AspenTech software solutions used to perform the analysis.

     UNPARALLELED PROCESS INDUSTRY EXPERTISE. Over the past 17 years, AspenTech has established a reputation as a leading source of process manufacturing optimization expertise. AspenTech's significant base of chemical engineering and process manufacturing experience and knowledge serves as the foundation for the proprietary solution methods, physical property models and data estimation techniques embodied in its software solutions. AspenTech has enhanced its knowledge and understanding of process manufacturing optimization solutions over time through extensive interaction with its customers, which have performed millions of simulations using AspenTech software. These customer relationships have also enabled AspenTech to identify and develop or acquire solutions that best meet the needs of its customers. To complement its software expertise, AspenTech has assembled a staff of more than 450 project engineers to provide implementation, advanced process control, real-time optimization and other consulting services to its customers. AspenTech believes this large engineering team provides an important source of competitive differentiation.

STRATEGY

     AspenTech's principal objective is to extend its leadership in providing solutions for process manufacturers to optimize the design, operation and management of their manufacturing processes. AspenTech's strategy to achieve this objective includes the following key elements:

     EXTEND TECHNOLOGY LEADERSHIP POSITION. AspenTech believes that it offers the most technologically advanced solutions available for the design, operation and management of manufacturing processes, particularly in the areas of process simulation, advanced process control, real-time optimization, scheduling and planning, and process information management. In order to extend the technological leadership of its individual software solutions, AspenTech intends to continue to invest in research and development and to identify and pursue opportunities for strategic acquisitions of complementary technologies and expertise. The Company believes that additional use of its individual software solutions in recent years has provided process manufacturers with increased evidence of the economic benefits that may be obtained from implementation of those solutions. The Company believes, however, that further integration of the Company's individual software solutions will provide process manufacturers with even greater economic benefits. To capitalize on this opportunity, the Company intends to continue to integrate its individual software solutions and to further develop Plantelligence.

     LEVERAGE INSTALLED CUSTOMER BASE. AspenTech has historically derived a significant portion of its revenue from additional sales to its existing customers, which it believes are significantly underpenetrated with respect to its solutions. AspenTech currently has more than 750 customers worldwide, including 44 of the 50 largest chemical companies, 17 of the 20 largest petroleum refiners and 16 of the 20 largest pharmaceutical companies. AspenTech considers its relationships with its existing customers to be an important corporate asset. AspenTech believes it has significant opportunities to continue to derive additional revenue from its existing customers by increasing the number of users of currently licensed software, licensing additional software modules and applications, offering consulting services to supplement licensed software, and cross-selling complementary solutions.

     INCREASE PENETRATION ACROSS PROCESS INDUSTRIES. In recent years, AspenTech has taken advantage of strategic acquisitions and partnership arrangements to extend its customer base beyond its early leadership in the chemicals industry to include a significant market share of the petroleum, petrochemicals and pharmaceuticals industries. Many companies in other process industries confront the same imperatives and opportunities that face chemical, petroleum, petrochemical and pharmaceutical companies. The Company is extending its customer base to include companies in other process industries, particularly the pulp and paper, electric power, metals and minerals, and food and beverage industries, as well companies in the semiconductor industry. In expanding its presence in a targeted process industry, the Company's approach is to first seek to establish relationships with a small number of technologically advanced companies in the industry. The Company then gains expertise in the targeted process industry through the hiring of a core group of personnel with significant experience in that industry or through acquisitions or partnering arrangements. In addition, where necessary, AspenTech refines its solutions based on feedback from its initial customers in order to address the specific needs of the industry. AspenTech believes that opportunities to expand the use of its technology in additional vertical markets are increasing as the benefits of its solutions are becoming more widely understood by process manufacturers.

     PURSUE STRATEGIC ACQUISITIONS. AspenTech intends to continue to seek strategic acquisitions that will provide it with complementary products and technologies, as well as with additional engineering personnel to perform consulting services and software development. Since May 1995, AspenTech has completed 14 acquisitions that have provided the Company with, or significantly enhanced, its capabilities in the areas of process information management, advanced process control and optimization, advanced planning and scheduling, and supply chain management. AspenTech has successfully integrated the operations of 12 of these acquired businesses and is in the process of integrating the operations of the remaining 2 businesses, which were acquired in late May 1998. The Company believes that its recent acquisition of Chesapeake will enable the Company to offer supply chain management solutions that augment its existing suite of solutions and will provide the Company with cross-selling opportunities in additional process industries. See "--Software and Service
Solutions -- Acquisitions of Software and Service Solutions."

     PARTNER WITH COMPLEMENTARY PROCESS INDUSTRY SUPPLIERS. AspenTech believes that process manufacturers are increasingly seeking process manufacturing optimization solutions that will be compatible with their existing technologies and enable them to implement seamless enterprise-wide solutions. In response to this trend, the Company has completed a certified interface with the SAP R/3 ERP solution and has also completed interfaces with all major DCS, including those offered by The Foxboro Company and Honeywell Inc. From time to time, AspenTech enters into working relationships with other industry vendors, including companies with which the Company sometimes competes, on a customer-by-customer basis. AspenTech has entered into partnering agreements with DCS vendors such as Elsag Bailey, Inc. and Yokagawa Electric Corporation to provide process manufacturing optimization solutions for their customers, and with a limited number of consulting and solutions vendors. For example, the Company has partnered with Intergraph Corporation, a computer-aided design company, to provide integrated process and plant design solutions. The Company expects to enter into additional partnering arrangements with providers of complementary products and services, including process licensors, DCS suppliers, engineering and construction firms, and industry consulting firms.

SOFTWARE AND SERVICE SOLUTIONS

     AspenTech offers a comprehensive suite of software and service solutions that enable process manufacturers to optimize the design, operation and management of their manufacturing processes. AspenTech's solutions capture process knowledge in consistent, accurate and reliable models that customers can use as the basis for decision-making across the entire manufacturing life-cycle and provide vital functionality for elements of the manufacturing process that other software applications, such as ERP and DCS software, do not address. Certain of AspenTech's software solutions can be linked with ERP solutions and DCS to improve a customer's ability to gather, analyze and use information across the entire process manufacturing life-cycle. To enable its customers to take full advantage of its software solutions, AspenTech also offers comprehensive expert consulting, training and support services.

     PROCESS DESIGN SOFTWARE SOLUTIONS

     AspenTech offers a number of software solutions for the design and analysis of new and existing manufacturing facilities and processes. The following table describes the Company's principal process design software solutions and their applications:

  SOFTWARE SOLUTION                 DESCRIPTION                           APPLICATIONS
----------------------  -----------------------------------    -----------------------------------
Aspen Plus............  Rigorous steady-state modeling         Used to design processes, evaluate
                        system for simulating chemically-      process changes and analyze
                        based manufacturing processes          "what-if" scenarios.
                        involving vapors, liquids, solids
                        and electrolytes with a library of
                        equipment and physical property
                        models.

DynaPlus/
  SPEEDUP.............  Rigorous modeling system for           Used to examine process
                        simulating processes under changing    operability, safety and control as
                        (dynamic) conditions with a library    operating parameters fluctuate
                        of equipment and controller models.    during plant startup and shutdown
                                                               and other transient conditions.

Batch Plus............  Batch process modeling system for      Used to scale-up and design new
                        recipe-based processes.                processes, and to analyze the
                                                               production of one batch or an
                                                               entire batch plant.

Aspen Zyqad...........  System for integrating, automating     Used to integrate and automate work
                        and managing data, applications and    flow between engineers designing
                        activities in the engineering work     new process plants or improving
                        process.                               existing facilities.

     Layered on top of these core, integrated applications are a number of separately licensed modules that focus on specialized types of analysis for modeling polymer processes, heat exchanger equipment, separation systems, batch distillation columns, adsorption processes and other complex systems. All of these process design software solutions can operate in Windows. Aspen Plus and SPEEDUP also run on DEC VMS and UNIX.

     AspenTech typically licenses its process design software solutions for a term of three to five years. The annual cost for a single user of one of AspenTech's process design software solutions ranges from $10,000 to $30,000, depending on the solution, the license term and the number of licensed users. The license fee includes a separate maintenance component that covers customer support, upgrades, revisions and enhancements during the term of the license.

     Implementation of AspenTech's process design software solutions does not typically require substantial consulting services, although services may be provided for customized model designs and process synthesis.

     PROCESS OPERATION SOFTWARE SOLUTIONS

     AspenTech offers several solutions that enable customers to better control and optimize actual plant operations on a real-time basis. The following table describes the Company's principal process operation software solutions and their applications:

 SOFTWARE SOLUTION                DESCRIPTION                           APPLICATIONS
--------------------  -----------------------------------    -----------------------------------
Aspen RT-Opt........  Real-time optimization system.         Used to identify plant adjustments
                                                             in order to optimize operations on
                                                             a real-time basis.

DMCplus.............  Advanced process control system        Used to tightly control actual
                      using multi-variable                   plant operations at multiple
                      model-predictive control               operating constraints.
                      technology.

OTISS...............  System for developing operator         Used to train operators to better
                      training simulators.                   manage daily plant operations and
                                                             respond to abnormal situations.

     Aspen RT-Opt operates on DEC VMS and UNIX. DMCplus operates on Windows, DEC VMS and UNIX. OTISS operates on UNIX, Hewlett-Packard and Sun Solaris.

     AspenTech typically licenses its process operation software solutions for terms of 99 years. The list price for a 99-year license of Aspen RT-Opt or DMCplus generally ranges from $50,000 to $200,000, depending on the solution and on whether the license covers a single process unit or an entire facility. The list price for a 99-year license of OTISS is approximately $50,000. Maintenance of process operation software solutions is available under separate contracts.

     Implementation of AspenTech's process operation software solutions typically requires substantial consulting services.

     PROCESS MANAGEMENT SOFTWARE SOLUTIONS

     AspenTech offers a number of solutions for the management of a broad range of business activities related to manufacturing, from what, how and when to create products, to raw material procurement, to current plant optimization, to product distribution. The following table describes AspenTech's principal process management software solutions and their respective applications:

SOFTWARE SOLUTION                 DESCRIPTION                                 APPLICATIONS
-----------------  ------------------------------------------  ------------------------------------------
InfoPlus.21.....   Process information management system with  Used to compare real-time and historical
                   a real-time database of historical          information generated by plant systems to
                   information.                                present a unified view of plant
                                                               operations.

MIMI............   Supply chain management system, including   Used to identify best supply chain
                   demand management, inventory control and    decisions to maximize asset utilization,
                   available-to-promise.                       minimize raw material costs, maximize
                                                               product values and control inventories.

Aspen PIMS......   Linear programming-based economic planning  Used to identify short-term and strategic
                   and scheduling system.                      decisions on feedstock purchases, capacity
                                                               utilization and production planning.

Aspen ADVISOR...   Yield-accounting solution.                  Used to track inventory and material
                                                               movements into, through and out of
                                                               processing plants, in order to enable
                                                               manufacturers to report production data
                                                               accurately to ERP and other business
                                                               systems.

1stQuality......   System to address issues in polymer         Used to integrate the management, usage
                   manufacturing.                              and monitoring of operating conditions to
                                                               reduce transition time, improve product
                                                               consistency and monitor process
                                                               compliance.

     All of the Company's process management software solutions can operate in Windows.

     AspenTech typically licenses InfoPlus.21, MIMI, Aspen ADVISOR and 1stQuality for terms of 99 years and typically licenses Aspen PIMS for a term of 5 years or 25 years. The list price for an entry-level 99-year InfoPlus.21 license is approximately $50,000 and varies depending on the number of points of data being collected. The list price for an entry-level 99-year multi-user site license for MIMI is approximately $220,000. The list price for a license of Aspen PIMS modules ranges from $10,000 to $200,000, depending on the solution and the license term. The list price for an entry-level 99-year Aspen ADVISOR license ranges from $50,000 to $200,000, depending on the number of nodes, and the list price for an entry-level 99-year 1stQuality license is approximately $150,000 per plant.

     Implementation of AspenTech's process management software solutions typically requires consulting services, although not to the same extent as its process operation software solutions.

     CONSULTING SERVICES

     AspenTech offers implementation, advanced process control, real-time optimization and other consulting services in order to provide its customers with complete solutions. Although customers frequently can use AspenTech's process design software solutions without assistance from AspenTech, many of the projects in which customers deploy AspenTech's process operation software solutions and process management software solutions are sufficiently complex that customers require assistance from AspenTech in order to take full advantage of the benefits of those solutions. Customers that obtain consulting services from AspenTech typically engage AspenTech to provide such services over periods of between 1 day and 24 months. AspenTech generally charges customers for consulting services on a fixed-price basis, but charges customers for certain services, primarily on-site advanced process control and optimization services, on a time-and-materials basis.

     AspenTech employs a staff of more than 450 project engineers to provide consulting services to its customers. AspenTech believes this large team of experienced and knowledgeable project engineers provides an important source of competitive differentiation. AspenTech primarily hires as project engineers individuals who have obtained doctoral or master's degrees in chemical engineering or a related discipline or who have significant relevant industry experience. AspenTech employees include experts in fields ranging from thermophysical properties, distillation, adsorption processes, polymer processes, industrial reactor modeling, the identification of empirical models for process control or analysis, large scale optimization, supply distribution systems modeling and scheduling methods.

     Historically, most licensees of AspenTech's planning and scheduling solutions and a limited number of licensees of process information management systems have obtained implementation consulting services from third-party vendors. AspenTech intends to continue to develop relationships with third-party consultants in order to provide a secondary channel of consulting services to support the Company's process management software solutions.

     ACQUISITIONS OF SOFTWARE AND SERVICE SOLUTIONS

     As part of its strategy to offer the broadest, most integrated suite of software and service solutions for the design, operation and management of manufacturing processes, AspenTech from time to time acquires businesses to obtain technologies and expertise that complement or enhance AspenTech's core solutions. AspenTech typically combines acquired technologies with its pre-existing products in order to offer solutions that include the best features and functionality of both. The Company provides an upward migration path and support for any discontinued products.

     AspenTech has completed 15 acquisitions that have provided the Company with, or significantly enhanced, its capabilities in the areas of process information management, advanced process control and optimization, advanced planning and scheduling, and supply chain management. AspenTech has successfully integrated the operations of 13 of these acquired businesses and is in the process of integrating the operations of the remaining 2 businesses, which were acquired in late May 1998. The following table describes AspenTech's acquisitions to date:

         BUSINESS ACQUIRED             DATE ACQUIRED       SOLUTION ACQUIRED OR ENHANCED
-----------------------------------  -----------------  -----------------------------------
Prosys Technology Limited..........  October 16, 1991   SPEEDUP

Industrial Systems, Inc. ..........  May 25, 1995       Components of InfoPlus.21

Dynamic Matrix Control
  Corporation......................  January 5, 1996    Components of DMCplus and Aspen
                                                        RT-Opt

Setpoint, Inc. ....................  February 9, 1996   Components of DMCplus, Aspen RT-Opt
                                                        and InfoPlus.21

B-JAC International, Inc. .........  October 1, 1996    Heat exchanger modeler

Process Control Division of
  Cambridge Control Limited........  October 8, 1996    Consulting service capabilities for
                                                        advanced process control and
                                                        optimization

Basil Joffe Associates, Inc. and
  PIMS division of Bechtel
  Corporation......................  December 31, 1996  Aspen PIMS

NeuralWare, Inc. ..................  August 27, 1997    Neural network technology and tools
                                                        integrated with Aspen Plus, DMCplus
                                                        and InfoPlus.21

The SAST Corporation Limited ......  August 28, 1997    OTISS and consulting service
                                                        capabilities

Cimtech S.A./N.V. .................  February 27, 1998  Components of InfoPlus.21

Contas Process Control S.r.L.......  February 27, 1998  Consulting service capabilities for advanced process control and
                                                        optimization

IISYS, Inc. .......................  March 6, 1998      Aspen ADVISOR

Zyqad Limited......................  March 16, 1998     Aspen Zyqad

Chesapeake Decision
  Sciences, Inc. ..................  May 27, 1998       MIMI

Treiber Controls, Inc. ............  May 29, 1998       Software and consulting service
                                                        capabilities for advanced process
                                                        control and optimization

TECHNOLOGY AND PRODUCT DEVELOPMENT

     AspenTech's software and service solutions combine AspenTech's sophisticated modeling capabilities, based on fundamental chemical engineering principles, with its extensive experience with a broad variety of manufacturing processes in the chemicals, petrochemicals, petroleum, pharmaceuticals and other industries. AspenTech's technology enables customers not only to design models for particular manufacturing processes but also to use those models to operate and manage those manufacturing processes. AspenTech's models employ advanced mathematical algorithms developed by employees of AspenTech and others, such as the dynamic matrix control algorithm for multi-variable, model-based predictive control and the inside-out algorithm for simulating distillation. AspenTech has used these advanced algorithms to develop proprietary models that provide highly accurate representations of the chemical and physical properties of a broad range of materials typically encountered in the chemicals, petroleum, and other process industries.

     AspenTech has also created rigorous models of a variety of equipment used in these process manufacturing facilities, such as heat exchangers, distillation columns and compressors. AspenTech believes that the development and refinement of highly accurate models such as those developed by AspenTech require a thorough understanding of both the fundamental chemistry underlying manufacturing processes and the technology of modeling. AspenTech has been able to develop and refine its models only as a result of its close familiarity with millions of simulations by its customers. AspenTech believes that few companies have a base of knowledge and experience in the process modeling industry as extensive as that of AspenTech.

     AspenTech's most important product development objective is to build upon the technical leadership of its software solutions, both individually and as integrated solutions. Product development activities are currently focused on adding new chemical engineering analysis and plant operations capabilities, developing new ease-of-use features and enhancing the user interface, taking advantage of new hardware capabilities and major new software industry developments, more tightly integrating AspenTech's suite of software solutions, and integrating those software products with other tools. As of March 31, 1998, AspenTech employed a product development staff of 398 persons.

CUSTOMERS

     AspenTech software solutions are installed at more than 750 customers worldwide. The following table sets forth a selection of AspenTech's customers, whose agreements with AspenTech produced at least $250,000 in fees to AspenTech in fiscal 1997 or fiscal 1998 to date:

CHEMICALS                                    PETROLEUM PRODUCTS
Air Products & Chemicals, Inc.               Agip Petroli S.p.A.
Allied Signal, Inc.                          Amoco Corporation
BASF AG                                      Arco Products Company
Bayer AG                                     British Petroleum
The Dow Chemical Company                     Chevron Corporation
E.I. du Pont de Nemours & Company, Inc.      Citgo Petroleum Corporation
Elf Atochem                                  Exxon Company U.S.A.
Equistar Chemicals LP                        Instituto Mexicano del Petroleo
Hoechst AG                                   Marathon Oil Company
Huls AG                                      Mobil Oil Corporation
Huntsman Corporation                         Neste Oy
Imperial Chemical Industries plc             Pemex Gas y Petroquimica Basica
Mitsubishi Chemical Corporation              Petroleus de Venezuela, S.A.
Rhone-Poulenc Industrialisation              Phillips Petroleum Company
Sasol Industries (Pty.) Ltd.                 Repsol Petroleo SA
Shell International Chemie Mij B.V.          RVI
Union Carbide Chemicals and Plastics         Shell Oil Company
  Company, Inc.                              Star Enterprise
Wellman, Inc.                                Sun Refining and Marketing Company
Westlake Management Services Corporation     Sunoco Inc.
                                             Texaco Refining & Marketing Company
CONSUMER PRODUCTS                            UOP
3M Company                                   Valero Refining Company
The Goodyear Tire & Rubber Company
The Procter & Gamble Company                 PHARMACEUTICALS
Unilever Research                            Genentech, Inc.
                                             Hoffman-LaRoche, Inc.
ELECTRIC POWER                               Merck & Co., Inc.
British Nuclear Fuels plc                    Novartis Pharma A.G.

FOOD AND BEVERAGE                            PULP AND PAPER
Cargill Incorporated                         Buckeye Cellulose Corporation
General Mills, Inc.                          Weyerhaeuser Company
Nestle UK Ltd.
                                             SEMICONDUCTORS
METALS AND MINERALS                          Cypress Corporation
Phelps Dodge                                 LSI Logic Corporation
Aluminum Company of America                  Rockwell International Corporation


     AspenTech's customers also include a number of engineering and construction firms, such as Bechtel Corporation, Fluor Daniel, Inc. and The M.W. Kellogg Company, which have entered into software license agreements with AspenTech and which offer products and services to the process industries.

     For fiscal 1996, fiscal 1997 and the nine months ended March 31, 1998, international revenues accounted for approximately 42.0%, 50.0% and 45.3%, respectively, of AspenTech's total revenues. No individual customer represented more than 10% of AspenTech's total revenues in fiscal 1995, 1996 or 1997. There can be no assurance that any of the customers listed above will continue to license software or purchase services from AspenTech beyond the term of any existing agreement.

SALES AND MARKETING

     AspenTech employs a value-based sales approach, offering customers a comprehensive suite of software and service solutions that enhance the efficiency and productivity of their process manufacturing operations. AspenTech has increasingly focused on selling its solutions as a strategic investment by its customers and therefore targets its principal sales efforts at senior management levels, including chief executive officers and senior decision-makers in manufacturing, operations and technology.

     Because the complexity and cost of AspenTech's solutions often result in a sales cycle of between six and nine months, AspenTech believes that the development of long-term, consultative relationships with its customers is essential to a successful selling strategy. To develop these relationships, AspenTech organizes its worldwide sales force by industry and appoints a single sales account manager to be responsible for AspenTech's relationship with each customer. In order to market the specific functionality and other complex technical features of AspenTech's software solutions, each sales account manager leads a specialized team of regional account managers, technical sales engineers and product specialists organized for each sales and marketing effort. AspenTech's technical sales engineers typically have advanced degrees in chemical engineering or related disciplines and actively consult with the customer's plant engineers who would be the ultimate users of AspenTech's solutions. Product specialists share their detailed knowledge of the specific features of AspenTech's software solutions. Each sales team also includes participants from AspenTech's business development group who determine the scope and price of service solutions offered to customers.

     In order to market AspenTech's newly acquired supply chain management software solutions, AspenTech intends to utilize its existing sales and marketing organization for sales to AspenTech's existing clients and to assemble a separate team for sales to supply chain software customers. AspenTech expects that this team will be able to identify opportunities to cross-sell AspenTech's other software solutions to customers in industries outside AspenTech's traditional process industry markets.

     AspenTech believes that its seasoned direct sales force, consisting of 118 individuals as of March 31, 1998, and its ability to sell at senior levels within customer organizations are important competitive advantages. AspenTech has established direct sales offices in key geographic areas where there are high concentrations of potential business, including New Jersey, Texas, Brussels, Cambridge (England), Dusseldorf, Hong Kong, Paris, Singapore and Tokyo. In geographic areas of lower customer concentration, AspenTech uses sales agents and other resellers to leverage its direct sales force and to provide local coverage and first-line support.

     The Company also supplements its direct sales efforts with a variety of marketing initiatives, including public relations activities, campaigns to promote awareness among industry analysts, user groups and the Company's triennial conference, AspenWorld. AspenWorld has become a prominent forum for industry participants, including process manufacturing executives and analysts, to discuss emerging technologies and other process engineering solutions and to attend seminars led by industry experts. The AspenWorld 97 conference, held in October 1997, attracted more than 1,400 participants.

     AspenTech also licenses its software solutions at a substantial discount to universities that agree to use its solutions in teaching and research. AspenTech believes that students' familiarity with its solutions will stimulate future demand once the students enter the workplace. Currently, more than 550 universities use the Company's software solutions in undergraduate instruction.

COMPETITION

     AspenTech faces three primary sources of competition: commercial vendors of software products for one or more elements in the design, operation and management of manufacturing processes; vendors of hardware that offer software solutions in order to add value to their proprietary DCS; and large companies in the process industries that have developed their own proprietary software solutions. AspenTech believes that suppliers of individual software solutions are under intensifying pressure to offer integrated functionality beyond their traditional applications and that, at the same time, process manufacturers are increasingly concluding that it is no longer efficient or economical for them to continue to develop or support internally developed software. Certain competitors also supply related hardware products to existing and potential customers of AspenTech and may have established relationships that afford those competitors an advantage in supplying software and services to those customers. AspenTech believes, however, that customers prefer to select best-in-class software solutions, independent of their selection of underlying industrial automation hardware platforms. AspenTech does not offer its solutions with any particular hardware and designs its software products to operate effectively on systems manufactured by all major hardware vendors. As the market for manufacturing process optimization solutions consolidates further, AspenTech believes that its exclusive focus on developing and marketing best-in-class software and services will continue to provide a competitive advantage.

     Because of the breadth of its software and service offerings, AspenTech faces competition from different vendors depending on the solution in question. AspenTech competes with respect to the largest number of its solutions with Simulation Sciences, Inc., a subsidiary of Siebe plc. With respect to particular software solutions, AspenTech also competes with Chemstations, Inc., Hyprotech, Ltd. (a subsidiary of AEA Technology plc), OSI Software, Inc., The Foxboro Company and Wonderware Corporation (both of which are subsidiaries of Siebe plc), the Simcon division of ABB Asea Brown Boveri (Holding) Ltd., and several smaller competitors, such as Pavilion Technologies, Inc. With the acquisition of Chesapeake, AspenTech now competes with established commercial vendors of supply chain management software, including i2 Technologies, Inc. and Manugistics Group, Inc.

     A number of vendors of ERP software products, such as Baan Company N.V., J.D. Edwards Inc., Oracle Corporation, PeopleSoft, Inc. and SAP A.G., have announced their intentions to enter or expand their presence in the market for supply chain management solutions. AspenTech also expects to encounter increasing competition from DCS vendors, such as Honeywell Inc., as they expand their software and service offerings to include additional aspects of process manufacturing.

     In recent years, there has been consolidation in the markets in which AspenTech competes that has expanded the breadth of product and service offerings by certain of AspenTech's competitors, such as the acquisitions by Siebe plc of Simulation Sciences, Inc. and Wonderware Corporation. As a result of this consolidation and the expansion of DCS and ERP vendors into additional markets, AspenTech from time to time may compete with divisions of companies with which it collaborates on other occasions, such as Honeywell Inc. and Siebe plc. There can be no assurance that AspenTech's efforts to compete and cooperate simultaneously with these or other companies will be successful. The further consolidation of existing competitors or the emergence of new competitors could have a material adverse effect on AspenTech's business, operating results and financial condition.

     AspenTech's continued success depends on its ability to compete effectively with its commercial competitors and to persuade prospective customers to use AspenTech's products and services instead of, or in addition to, software developed internally or services provided by their own personnel. In light of these factors, there can be no assurance that AspenTech will be able to maintain its competitive position.

INTELLECTUAL PROPERTY

     The Company regards its software as proprietary and relies on a combination of copyright, patent, trademark and trade secret laws, license and confidentiality agreements, and software security measures to protect its proprietary rights. AspenTech has United States patents for the expert guidance system in its proprietary graphical user interface, the simulation and optimization methods in its optimization software, a process flow diagram generator in its planning and scheduling software, and a process simulation apparatus in its polymers software. The Company has registered or applied to register certain of its significant trademarks in the United States and in certain other countries.

     The Company generally enters into non-disclosure agreements with its employees and customers, and historically has restricted access to its software products' source codes, which it regards as proprietary information. In a few cases, the Company has provided copies of the source code for certain products to customers solely for the purpose of special customization of the products and has deposited copies of the source code for certain products in third-party escrow accounts as security for on-going service and license obligations. In these cases, the Company relies on nondisclosure and other contractual provisions to protect its proprietary rights.

     The laws of certain countries in which the Company's products are licensed do not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. The laws of many countries in which the Company licenses its products protect trademarks solely on the basis of registration. The Company currently possesses a limited number of trademark registrations in certain foreign jurisdictions and does not possess, and has not applied for, any foreign copyright or patent registrations. In fiscal 1996, fiscal 1997 and the nine months ended March 31, 1998, the Company derived approximately 42.0%, 50.0% and 45.3% of its total revenues, respectively, from customers outside the United States.

     There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to deter misappropriation of its technology or independent development by others of technologies that are substantially equivalent or superior to the Company's technology. Any such misappropriation of the Company's technology or development of competitive technologies could have a material adverse effect on the Company's business, operating results and financial condition. The Company could incur substantial costs in protecting and enforcing its intellectual property rights. Moreover, from time to time third parties may assert patent, trademark, copyright and other intellectual property rights to technologies that are important to the Company. In such an event, the Company may be required to incur significant costs in litigating a resolution to the asserted claims. There can be no assurance that such a resolution would not require that the Company pay damages or obtain a license of a third party's proprietary rights in order to continue licensing its products as currently offered or, if such a license is required, that it will be available on terms acceptable to the Company.

     AspenTech believes that, due to the rapid pace of innovation within the industry, factors such as the technological and creative expertise of its personnel, the quality of its products, the quality of its technical support and training courses, and the frequency of software product enhancements are more important to establishing and maintaining a technology leadership position within the industry than the various legal protections for its software products and technology. See "--Risk Factors -- Dependence on Proprietary Technology."

EMPLOYEES

     As of March 31, 1998, AspenTech had a total of 1,480 full-time employees. None of AspenTech's employees is represented by a labor union. AspenTech has experienced no work stoppages and believes that its employee relations are good.

     While the Company has substantially expanded the breadth and depth of its management team in recent years, AspenTech's future success depends to a significant extent on the continued service of Lawrence B. Evans, the principal founder of the Company and its Chairman and Chief Executive Officer, its other executive officers, and certain engineering, technical, managerial and marketing personnel. The Company believes that its future success will also depend on its continuing ability to attract, motivate and retain additional highly skilled engineering, technical, managerial and marketing personnel. Competition for such personnel is intense, and there can be no assurance that AspenTech will be successful in attracting, assimilating and retaining the personnel it requires to continue to grow and operate profitably.

PROPERTIES

     AspenTech's principal offices occupy approximately 110,000 square feet of office space in Cambridge, Massachusetts. AspenTech's lease of its principal offices expires on September 30, 2002. AspenTech and its subsidiaries also own or lease office space in New Providence, New Jersey; Houston, Texas; Midlothian, Virginia; Bothell, Washington; Brussels, Belgium; Calgary, Alberta, Canada; Cambridge, England; Warrington, England; Hong Kong; Tokyo, Japan; Best, The Netherlands; Singapore; and other locations where additional sales and customer support offices are located. AspenTech believes that its existing facilities are adequate for its current needs and its needs for the reasonably foreseeable future and that, if additional space is needed, such space will be available on acceptable terms.

LEGAL PROCEEDINGS

     AspenTech is not a party to any material litigation.

                                  RISK FACTORS

     In addition to the other information in this Form 8-K, the following risk factors should be considered in evaluating the Company and its business.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS AND CASH FLOW

     The Company's operating results and cash flow have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, including purchasing patterns, timing of introductions of new solutions and enhancements by the Company and its competitors, and fluctuating economic conditions. Because license fees for the Company's software products are substantial and the implementation of the Company's solutions often requires the services of the Company's engineers over an extended period of time, the sales process for the Company's solutions is lengthy and can exceed one year. Accordingly, software revenue is difficult to predict, and the delay of any order could cause the Company's quarterly revenues to fall substantially below expectations. Moreover, to the extent that the Company succeeds in shifting customer purchases away from individual software solutions and toward integrated suites of its software and service solutions, the likelihood of delays in ordering may increase and the effect of any delay may become more pronounced.

     The Company ships software products within a short period after receipt of an order and usually does not have a material backlog of unfilled orders of software products. Consequently, revenues from software licenses in any quarter are substantially dependent on orders booked and shipped in that quarter. Historically, a majority of each quarter's revenues from software licenses has been derived from license agreements that have been consummated in the final weeks of the quarter. Therefore, even a short delay in the consummation of an agreement may cause revenues to fall below expectations for that quarter. Since the Company's expense levels are based in part on anticipated revenues, the Company may be unable to adjust spending in a timely manner to compensate for any revenue shortfall and any revenue shortfalls would likely have a disproportionately adverse effect on net income. The Company expects that these factors will continue to affect its operating results for the foreseeable future.

     Prior to fiscal 1996, the Company experienced a net loss for the first quarter of each fiscal year, in part because a substantial portion of the Company's total revenues is derived from countries other than the United States where business is slow during the summer months and also in part because of the timing of renewals of software licenses. Although the Company has generated a profit for the first quarter of each of fiscal 1997 and fiscal 1998, the Company expects that it will continue to experience declines in total revenues and net income in the first fiscal quarter as compared to the immediately preceding fiscal quarter. Because of the foregoing factors, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as indications of future performance. Due to all of the foregoing factors, it is possible that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price the Common Stock would likely be materially adversely affected. See "--Management's Discussion and Analysis of Supplemental Consolidated Financial Condition and Results of Operations--Quarterly Results."

     The Company derives a substantial portion of its total revenues from service engagements and a majority of these engagements have been undertaken on a fixed-price basis. The Company bears the risk of cost overruns and inflation in connection with fixed-price engagements, and as a result, any of these engagements may be unprofitable. See "--Management's Discussion and Analysis of

Supplemental Consolidated Financial Condition and Results of Operations" and "--Business--Software and Service Solutions--Consulting Services."

LIMITED SUPPLY OF QUALIFIED PROJECT ENGINEERS

     The Company derives a substantial portion of its total revenues from services, particularly projects involving advanced process control and optimization and similar projects. These projects can be extremely complex and in general only highly qualified, highly educated project engineers have the necessary training and skills to complete these projects successfully. In order to continue to staff its current and future projects, the Company will need to attract, motivate and retain a significant number of highly qualified, highly educated chemical and other project engineers. The Company primarily hires as project engineers individuals who have obtained a doctoral or master's degree in chemical engineering or a related discipline or who have significant relevant industry experience. As a result, the pool of potential qualified employees is relatively small, and the Company faces significant competition for these employees, from not only the Company's direct competitors but also the Company's clients, academic institutions and other enterprises. Many of these competing employers are able to offer potential employees significantly greater compensation and benefits or more attractive lifestyle choices, career paths or geographic locations than the Company. The failure to recruit and retain a significant number of qualified project engineers could have a material adverse effect on the Company's business, operating results and financial condition. Moreover, increasing competition for these engineers may also result in significant increases in the Company's labor costs, which could have a material adverse effect on the Company's business, operating results and financial condition. See "--Business--Software and Service Solutions--Consulting Services" and "--Employees."

INTEGRATION OF CHESAPEAKE AND OTHER RECENTLY ACQUIRED COMPANIES

     Through its acquisitions of Chesapeake and several smaller companies in 1998, the Company has expanded its product and service offerings, has entered new markets and has increased its scope of operations and the number of its employees. The successful and timely integration of Chesapeake and these other companies into the Company's operations is critical to the Company's future financial performance. This integration will require that the Company, among other things, integrate the companies' software products and technologies, retain key employees, assimilate diverse corporate cultures, integrate management information systems, consolidate the acquired operations and manage geographically dispersed operations, each of which could pose significant challenges. To succeed in the market for supply chain management solutions, the Company must also invest additional resources, primarily in the areas of sales and marketing, to extend name recognition and increase market share. The diversion of the attention of management created by the integration process, any disruptions or other difficulties encountered in the integration process, and unforseen liabilities or unanticipated problems with the acquired businesses could have a material adverse effect on the business, operating results and financial condition of the Company. The difficulty of combining these companies may be increased by the need to integrate personnel, and changes effected in the combination may cause key employees to leave. There can be no assurance that these acquisitions will provide the benefits expected by the Company or that the Company will be able to integrate and develop the operations of Chesapeake and these other companies successfully. Any failure to do so could have a material adverse effect on the Company's business, operating results and financial condition.

COMPETITION

     The Company faces three primary sources of competition: commercial vendors of software products for one or more elements in the design, operation and management of manufacturing processes; vendors of hardware that offer software solutions in order to add value to their proprietary DCS; and large companies in the process industries that have developed their own proprietary software solutions. Because of the breadth of its software and service offerings, the Company faces competition from different vendors depending on the solution in question. The Company competes with respect to the largest number of its solutions with Simulation Sciences, Inc., a subsidiary of Siebe plc. With respect to particular software solutions, the Company also competes with Chemstations, Inc., Hyprotech, Ltd. (a subsidiary of AEA Technology plc), The Foxboro Company and Wonderware Corporation (both of which are subsidiaries of Siebe plc), OSI Software, Inc., the Simcon division of ABB Asea Brown Boveri (Holding) Ltd., and several smaller competitors, such as Pavilion Technologies, Inc. With the acquisition of Chesapeake, the Company now competes with established commercial vendors of supply chain management software, including i2 Technologies, Inc. and Manugistics Group, Inc. A number of vendors of ERP software products, such as Baan Company N.V., J.D. Edwards Inc., Oracle Corporation, PeopleSoft, Inc., and SAP A.G., have announced their intentions to enter or expand their existing presence in the market for supply chain management solutions. The Company also expects to encounter increasing competition from DCS solution vendors, such as Honeywell Inc., as they expand their software and service offerings to include additional aspects of process manufacturing. Moreover, in recent years, there has been consolidation in the markets in which the Company competes that has expanded the breadth of product and service offerings by certain of the Company's competitors, such as the acquisitions by Siebe plc of Simulation Sciences, Inc. and Wonderware Corporation. As a result of this consolidation and the expansion of DCS and ERP vendors into additional markets, the Company from time to time may compete with divisions of companies with which it collaborates on other occasions, such as Honeywell Inc. and Siebe plc. There can be no assurance that the Company's efforts to compete and cooperate simultaneously with these or other companies will be successful. The further consolidation of existing competitors or the emergence of new competitors could have a material adverse effect on the Company's business, operating results and financial condition. Certain competitors also supply related hardware products to existing and potential customers of the Company and may have established relationships that afford those competitors an advantage in supplying software and services to those customers. The Company's continued success depends on its ability to compete effectively with its commercial competitors and to persuade prospective customers to use the Company's products and services instead of, or in addition to, software developed internally or services provided by their own personnel. In light of these factors, there can be no assurance that the Company will be able to maintain its competitive position. See "--Business--Competition."

RISKS ASSOCIATED WITH FUTURE ACQUISITIONS

     An element of the Company's business strategy is to continue to pursue strategic acquisitions that will provide it with complementary products, services and technologies and with additional engineering personnel. The identification and pursuit of these acquisition opportunities and the integration of acquired personnel, products, technologies and businesses require a significant amount of management time and skill. There can be no assurance that the Company will be able to identify suitable acquisition candidates, consummate any acquisition on acceptable terms or successfully integrate any acquired business into the Company's operations. In light of the consolidation trend in the Company's industry, the Company expects to face competition for acquisition opportunities, which may substantially increase the cost of any acquisition consummated by the Company. There can also be no assurance that any future acquisition will not have a material adverse effect upon the Company's operating results as a result of non-recurring charges associated with the acquisition or as a result of integration problems in the fiscal quarters following consummation of the acquisition. Acquisitions may also expose the Company to additional risks, including diversion of management's attention, failure to retain key acquired personnel, assumption of legal or other liabilities and contingencies, and amortization of goodwill and other acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, operating results and financial condition. Moreover, customer dissatisfaction with, or problems caused by, the performance of any acquired technologies could have a material adverse impact on the reputation of the Company as a whole. In addition, there can be no assurance that acquired businesses will achieve anticipated revenues and earnings. The Company may use Common Stock or Preferred Stock or may incur long-term indebtedness or a combination thereof for all or a portion of the consideration to be paid in future acquisitions. The issuance of Common Stock or Preferred Stock in acquisitions could result in dilution to existing stockholders, while the use of cash reserves or significant debt financing to fund acquisitions could reduce the Company's liquidity. See "--Business--Strategy--Pursue Strategic Acquisitions."

CONCENTRATION OF REVENUES IN THE CHEMICALS, PETROCHEMICALS AND PETROLEUM INDUSTRIES

     The Company derives a substantial majority of its total revenues from companies in the chemicals, petrochemicals and petroleum industries. Accordingly, the Company's future success depends upon the continued demand for process manufacturing optimization software and services by companies in these industries. The chemicals, petrochemicals and petroleum industries are highly cyclical. The Company believes that worldwide economic downturns and pricing pressures experienced by chemical, petrochemical and petroleum companies in connection with cost-containment measures and environmental regulatory pressures have in the past led to worldwide delays and reductions in certain capital and operating expenditures by many of these companies. There can be no assurance that these industry patterns, as well as general domestic and foreign economic conditions and other factors affecting spending by companies in these industries, will not have a material adverse effect on the Company's business, operating results and financial condition. See "--Management's Discussion and Analysis of Supplemental Consolidated Financial Condition and Results of Operations--Results of Operations" and "--Business--Customers."

PRODUCT DEVELOPMENT AND TECHNOLOGICAL CHANGE

     The market for software and services for process manufacturing optimization is characterized by rapidly changing technology and continuing improvements in computer hardware, operating systems, programming tools, programming languages and database technology. The Company's future success will depend on its ability to enhance its current software products and services, integrate its current and future software offerings, modify its products to operate on additional or new operating platforms or systems, and develop in a timely and cost-effective manner new software and services that meet changing market conditions, including evolving customer needs, new competitive software and service offerings, emerging industry standards and changing technology. The Company has announced its intention to further integrate its software products with each other and to integrate those products with ERP, DCS and other business software solutions. The Company believes additional development will be necessary before its products are fully integrated with each other and with these other solutions, particularly with respect to ERP solutions. In the past, the Company has experienced delays in the development and enhancement of new and existing products, particularly the Windows version of Aspen Plus, and has on occasion postponed scheduled delivery dates for certain of its products. There can be no assurance that the Company will be able to meet customers' expectations with respect to product development, enhancement and integration or that the Company's software and services will otherwise address adequately the needs of customers. Like many other software products, the Company's software has on occasion contained undetected errors or "bugs." Because new releases of the Company's software products are initially installed only by a selected group of customers, any errors or "bugs" in those new releases may not be detected for a number of months after the delivery of the software. If the Company's products do not perform substantially as expected or are not accepted in the marketplace, the Company's business, operating results and financial condition would be materially adversely affected. See "--Business--Technology and Product Development."

DEPENDENCE ON KEY PERSONNEL

     The Company's future success depends to a significant extent on Lawrence B. Evans, the principal founder of the Company and its Chairman and Chief Executive Officer, its other executive officers, and certain engineering, technical, managerial and marketing personnel. The loss of the services of any of these individuals or groups of individuals could have a material adverse effect on the Company's business, operating results and financial condition. None of the Company's executive officers has entered into an employment agreement with the Company, and the Company does not have, and is not contemplating securing, any significant amount of key-person life insurance on any of its executive officers or other key employees. In addition to the need to recruit qualified project engineers, the Company believes that its future success will also depend significantly upon its ability to attract, motivate and retain additional highly skilled technical, managerial and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting, motivating and retaining the personnel it requires to continue to grow and operate profitably. See "--Business--Employees."

PRODUCT LIABILITY

     The sale and implementation of certain of the Company's software products and services, particularly in the areas of advanced process control and optimization, may entail the risk of product liability claims. The Company's software products and services are used in the design, operation and management of manufacturing processes at large facilities, and any failure of the software at those facilities could result in significant claims for damages or for violations of environmental, safety and other laws and regulations. The Company's agreements with its customers generally contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions in the Company's agreements may not be effective as a result of federal, state or local laws or ordinances or unfavorable judicial decisions. A substantial product liability claim against the Company could have a material adverse effect upon the Company's business, operating results and financial condition.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

     The Company regards its software as proprietary and relies on a combination of copyright, patent, trademark and trade secret laws, license and confidentiality agreements, and software security measures to protect its proprietary rights. AspenTech has United States patents for the expert guidance system in its proprietary graphical user interface, the simulation and optimization methods in its optimization software, a process flow diagram generator in its planning and scheduling software, and a process simulation apparatus in its polymers software. The Company has registered or has applied to register certain of its significant trademarks in the United States and in certain other countries. The Company generally enters into non-disclosure agreements with its employees and customers, and historically has restricted access to its software products' source codes, which it regards as proprietary information. In a few cases, the Company has provided copies of the source code for certain products to customers solely for the purpose of special customization of the products and has deposited copies of the source code for certain products in third-party escrow accounts as security for on-going service and license obligations. In these cases, the Company relies on nondisclosure and other contractual provisions to protect its proprietary rights.

     The laws of certain countries in which the Company's products are licensed do not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. The laws of many countries in which the Company licenses its products protect trademarks solely on the basis of registration. The Company currently possesses a limited number of trademark registrations in certain foreign jurisdictions and does not possess, and has not applied for, any foreign copyright or patent registrations. In fiscal 1996, fiscal 1997 and the nine months ended

March 31, 1998, the Company derived approximately 42.0%, 50.0% and 45.3% of its total revenues, respectively, from customers outside the United States.

     There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to deter misappropriation of its technology or independent development by others of technologies that are substantially equivalent or superior to the Company's technology. Any such misappropriation of the Company's technology or development of competitive technologies could have a material adverse effect on the Company's business, operating results and financial condition. The Company could incur substantial costs in protecting and enforcing its intellectual property rights. Moreover, from time to time third parties may assert patent, trademark, copyright and other intellectual property rights to technologies that are important to the Company. In such an event, the Company may be required to incur significant costs in litigating a resolution to the asserted claims. There can be no assurance that such a resolution would not require that the Company pay damages or obtain a license of a third party's proprietary rights in order to continue licensing its products as currently offered or, if such a license is required, that it will be available on terms acceptable to the Company, if at all. See "--Business--Intellectual Property."

MANAGEMENT OF GROWTH

     The Company has experienced substantial growth in recent years in the number of its employees, the scope of its operating and financial systems, and the geographic area of its operations. The Company's operations have expanded significantly through both internally generated growth and acquisitions. This growth has resulted in increased responsibilities for the Company's management. To manage its growth effectively, the Company must continue to expand its management team, attract, motivate and retain employees, including qualified project engineers, and implement and improve its operating and financial systems. There can be no assurance that the Company's current management systems will be adequate or that the Company will be able to manage the Company's recent or future growth successfully. Any failure to do so could have a material adverse effect on the Company's business, operating results and financial condition. See "--Management's Discussion and Analysis of Supplemental Consolidated Financial Condition and Results of Operations--Results of Operations."

INTERNATIONAL OPERATIONS

     In fiscal 1996, fiscal 1997 and the nine months ended March 31, 1998, the Company derived approximately 42.0%, 50.0% and 45.3% of its total revenues, respectively, from customers outside the United States. The Company anticipates that revenues from customers outside the United States will continue to account for a significant portion of its total revenues for the foreseeable future. The Company's operations outside the United States are subject to additional risks, including unexpected changes in regulatory requirements, exchange rates, tariffs and other barriers, political and economic instability, difficulties in managing distributors or representatives, difficulties in staffing and managing foreign subsidiary operations, difficulties or delays in translating products and product documentation into foreign languages, and potentially adverse tax consequences. In addition, the Company currently is unable to determine the effect, if any, that recent economic downturns in Asia, particularly Japan, or the adoption and use of the euro, the single European currency to be introduced in January 1999, will have on the Company's business. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, operating results and financial condition.

     The impact of future exchange rate fluctuations on the Company's financial condition and operating results cannot be accurately predicted. In recent years, the Company has increased the extent to which it denominates arrangements with customers outside the United States in the currencies of the country in which the software or services are provided. From time to time the Company has engaged in, and may continue to engage in, hedges of a significant portion of installment contracts denominated in foreign currencies. There can be no assurance that any hedging policies implemented by the Company will be successful or that the cost of such hedging techniques will not have a significant impact on the Company's business, operating results and financial condition. See "--Management's Discussion and Analysis of Supplemental Consolidated Financial Condition and Results of Operations."

DEPENDENCE UPON INCREASED MARKET PENETRATION

     Increased use in the process industries of software and services for process manufacturing optimization in general and of the Company's software products and services in particular is critical to the Company's future growth. The Company believes that a number of factors will determine its ability to increase market penetration. These factors include product performance, accuracy of results, reliability, breadth and integration of product offerings, scope of applications, and ease of implementation and use. Failure of the Company to achieve increased market penetration in the process industries would substantially restrict the future growth of the Company and could have a material adverse effect on the Company's business, operating results and financial condition. See "--Business--The AspenTech Advantage" and "--Strategy."

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software applications are designed to accept only two digit entries in the date code field used to identify years. These date code fields will need to be modified to recognize twenty-first century years. As a result, computer systems and software applications used by many companies may need to be upgraded to comply with "year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects of failure to comply with such requirements. The Company has developed a testing and compliance program to ascertain whether and to what extent the Company may need to update its software products to become year 2000 compliant. The Company does not intend to test or modify all prior versions of its software products, current products used on year 2000 non-compliant systems, custom applications developed by or for customers, or certain current software products that the Company plans to replace with either new software products or year 2000 compliant releases by the end of 1999. Certain of the Company's software products are currently year 2000 compliant; however, the Company has not completed testing on many of the other software products that it intends to test. There can be no assurance that the Company will complete in a timely manner the testing of such software products or the development of any updates necessary to render such software products year 2000 compliant. Although the Company has obtained representations as to year 2000 compliance from the sellers of certain of its recently acquired technologies, there can be no assurance that the Company will not encounter year 2000 problems arising from these technologies or any other technologies that the Company may acquire in the future. Moreover, the ability of the Company's software products to comply with year 2000 requirements depends in part upon the availability of year 2000 compliant versions of operating systems and software applications used by or with the Company's products. Any delay in developing or offering, or the failure to develop or offer year 2000 compliant products or any necessary updates to existing products, could result in delays in the purchasing of the Company's products and services or in reduced demand for those products and services, and could also result in errors that materially impair the utility of one or more of the Company's products, any of which could have a material adverse effect on the Company's business, operating results and financial condition. Although the Company does not expect the costs associated with its year 2000 compliance program to be material, there can be no assurance that unidentified year 2000 problems will not cause the Company to incur material expenses in responding to such problems or otherwise have a material adverse effect on the Company's business, operating results and financial condition. Moreover, customer purchasing patterns may be affected by year 2000 issues as customers delay purchases in anticipation of the future release of year 2000 compliant products or releases, and as customers expend significant resources to upgrade their current software systems and applications for year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by the Company. See "--Management's Discussion and Analysis of Supplemental Consolidated Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

NEW ACCOUNTING STANDARD

     In October 1997, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position No. 97-2 ("SOP 97-2"), "Software Revenue Recognition," which the Company adopted for software license agreements entered into with customers on or after January 1, 1998. This statement provides accounting standards for software revenue recognition. The Company believes that its revenue recognition policies comply with SOP 97-2; however, unanticipated changes or new interpretations by the AICPA of SOP 97-2 could require changes in the Company's revenue recognition practices, which could have a material adverse effect on the Company's operating results and financial condition.

POTENTIAL VOLATILITY OF PRICE OF COMMON STOCK

     The equity markets have from time to time experienced extreme price and volume fluctuations, particularly in the high technology sector, and those fluctuations have often been unrelated to the operating performance of particular companies. In addition, factors such as the financial performance of the Company, announcements of technological innovations or new products by the Company or its competitors, as well as market conditions in the computer software or hardware industries, may have a significant impact on the market price of the Common Stock.

EFFECT OF CERTAIN CHARTER AND BY-LAW PROVISIONS AND ANTI-TAKEOVER PROVISIONS; POSSIBLE ISSUANCES OF PREFERRED STOCK; STOCKHOLDER RIGHTS PLAN

     The Company's Certificate of Incorporation, its By-Laws and certain Delaware laws contain provisions that may discourage acquisition bids for the Company and that may deprive stockholders of certain opportunities to receive a premium for their shares as part of an acquisition of the Company. Preferred Stock may be issued by the Company in the future without stockholder approval and upon such terms as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding stock of the Company. The Company has adopted a stockholder rights plan, which may deter or delay attempts to acquire the Company or accumulate shares of Common Stock. Except for the stockholder rights plan, the Company has no present plans to designate or issue any shares of Preferred Stock.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS, EXCLUDING CHESAPEAKE
  DECISION SCIENCES, INC.:
  Report of Independent Public Accountants..................  F-2
  Consolidated Balance Sheets as of June 30, 1996 and 1997
     and March 31, 1998 (Unaudited).........................  F-3
  Consolidated Statements of Operations for the Years Ended
     June 30, 1995, 1996 and 1997 and for the Nine Months
     Ended March 31, 1997 and 1998 (Unaudited)..............  F-5
  Consolidated Statements of Stockholders' Equity for the
     Years Ended June 30, 1995, 1996 and 1997 and for the
     Nine Months Ended March 31, 1998 (Unaudited)...........  F-6
  Consolidated Statements of Cash Flows for the Years Ended
     June 30, 1995, 1996 and 1997 and for the Nine Months
     Ended March 31, 1997 and 1998 (Unaudited)..............  F-7
  Notes to Consolidated Financial Statements................  F-9
SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING
  CHESAPEAKE DECISION SCIENCES, INC.:
  Report of Independent Public Accountants..................  F-29
  Supplemental Consolidated Balance Sheets as of June 30,
     1996 and 1997 and March 31, 1998 (Unaudited)...........  F-30
  Supplemental Consolidated Statements of Operations for the
     Years Ended June 30, 1995, 1996 and 1997 and for the
     Nine Months Ended March 31, 1997 and 1998
     (Unaudited)............................................  F-32
  Supplemental Consolidated Statements of Stockholders'
     Equity for the Years Ended June 30, 1995, 1996 and 1997
     and for the Nine Months Ended March 31, 1998
     (Unaudited)............................................  F-33
  Supplemental Consolidated Statements of Cash Flows for the
     Years Ended June 30, 1995, 1996 and 1997 and for the
     Nine Months Ended March 31, 1997 and 1998
     (Unaudited)............................................  F-34
  Notes to Supplemental Consolidated Financial Statements...  F-36

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Aspen Technology, Inc.:

     We have audited the accompanying consolidated balance sheets of Aspen Technology, Inc. (a Delaware corporation) and subsidiaries as of June 30, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aspen Technology, Inc. and subsidiaries as of June 30, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

Boston, Massachusetts
May 29, 1998

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               JUNE 30,
                                                         --------------------     MARCH 31,
                                                           1996        1997         1998
                                                           ----        ----       ---------
                                                                                 (UNAUDITED)
                                           ASSETS
Current assets:
  Cash and cash equivalents............................  $ 12,524    $ 16,091     $ 25,295
  Short-term investments...............................    38,559      15,843        6,609
  Accounts receivable, net of reserves of $731 in 1996,
     $720 in 1997 and $1,229 in 1998...................    38,006      44,180       55,969
  Unbilled services....................................     7,634      12,444       18,282
  Current portion of long-term installments receivable,
     net of unamortized discount of $930 in 1996, $815
     in 1997 and $977 in 1998..........................    12,068      19,063       21,447
  Prepaid expenses and other current assets............     3,318       7,403        8,951
                                                         --------    --------     --------
          Total current assets.........................   112,109     115,024      136,553
                                                         --------    --------     --------
Long-term installments receivable, net of unamortized
  discount of $5,027 in 1996, $7,386 in 1997 and $6,438
  in 1998..............................................    17,708      30,963       29,698
                                                         --------    --------     --------
Property and leasehold improvements, at cost:
  Building and improvements............................     3,741       3,922        5,835
  Computer equipment...................................    17,862      23,393       30,354
  Purchased software...................................     2,974       9,852       14,901
  Furniture and fixtures...............................     3,489       7,553        8,892
  Leasehold improvements...............................       698       2,618        4,505
                                                         --------    --------     --------
                                                           28,764      47,338       64,487
Less -- accumulated depreciation and amortization......    11,949      19,904       28,635
                                                         --------    --------     --------
                                                           16,815      27,434       35,852
                                                         --------    --------     --------
Computer software development costs, net of accumulated
  amortization of $3,908 in 1996, $5,051 in 1997 and
  $5,832 in 1998.......................................     1,817       3,058        5,272
                                                         --------    --------     --------
Land...................................................       925         925          925
                                                         --------    --------     --------
Intangible assets, net of accumulated amortization of
  $819 in 1996, $3,347 in 1997 and $5,352 in 1998......     9,129      12,768       13,574
                                                         --------    --------     --------
Other assets...........................................     1,664       2,092        2,516
                                                         --------    --------     --------
                                                         $160,167    $192,264     $224,390
                                                         ========    ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               JUNE 30,
                                                         --------------------     MARCH 31,
                                                           1996        1997         1998
                                                           ----        ----       ---------
                                                                                 (UNAUDITED)
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term obligations.............  $    425    $    288     $  1,581
  Accounts payable.....................................     6,037       6,712        5,491
  Accrued expenses.....................................    16,012      16,572       20,787
  Unearned revenue.....................................     8,967       4,294        4,822
  Deferred revenue.....................................     8,953      14,372       19,110
  Deferred income taxes................................     2,798       1,775        5,486
                                                         --------    --------     --------
          Total current liabilities....................    43,192      44,013       57,277
                                                         --------    --------     --------
Long-term obligations, less current portion............       706         462        3,315
                                                         --------    --------     --------
Deferred revenue, less current portion.................     8,279       9,441       10,068
                                                         --------    --------     --------
Other liabilities......................................     1,757         942          741
                                                         --------    --------     --------
Deferred income taxes..................................     6,398       5,965        9,888
                                                         --------    --------     --------

Commitments and contingencies (Notes 10, 11 and 12)

Stockholders' equity:
  Common stock, $.10 par value --
     Authorized -- 40,000,000 shares
     Issued -- 19,382,360 shares, 20,359,892 shares and
       21,442,680 shares in 1996, 1997 and 1998,
       respectively....................................     1,938       2,036        2,144
  Additional paid-in capital...........................   109,857     127,578      137,321
  Retained earnings (Accumulated deficit)..............   (11,094)      2,588        4,232
  Cumulative translation adjustment....................      (362)       (255)        (100)
  Treasury stock, at cost -- 230,396 shares, 230,330
     shares and 230,330 shares of common stock in 1996,
     1997 and 1998, respectively.......................      (502)       (502)        (502)
  Unrealized gain (loss) on investments................        (2)         (4)           6
                                                         --------    --------     --------
          Total stockholders' equity...................    99,835     131,441      143,101
                                                         --------    --------     --------
                                                         $160,167    $192,264     $224,390
                                                         ========    ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       NINE MONTHS ENDED
                                          YEARS ENDED JUNE 30,             MARCH 31,
                                      -----------------------------   --------------------
                                       1995       1996       1997       1997        1998
                                       ----       ----       ----       ----        ----
                                                                          (UNAUDITED)
Revenues:
  Software licenses.................  $45,649   $ 65,644   $ 97,240   $ 66,715    $ 90,125
  Service and other.................   11,849     37,965     83,059     60,330      74,356
                                      -------   --------   --------   --------    --------
                                       57,498    103,609    180,299    127,045     164,481
                                      -------   --------   --------   --------    --------
Expenses:
  Cost of software licenses.........    2,799      3,476      4,538      3,267       4,149
  Cost of service and other.........    7,458     22,949     48,702     35,577      43,093
  Selling and marketing.............   23,233     34,691     53,517     38,446      50,548
  Research and development..........   11,375     20,208     31,153     21,966      29,211
  General and administrative........    5,132      9,565     15,933     12,022      13,630
  Charge for in-process research and
     development....................       --     24,421      8,664      8,664       8,472
  Costs related to acquisition......      950         --         --         --         984
                                      -------   --------   --------   --------    --------
                                       50,947    115,310    162,507    119,942     150,087
                                      -------   --------   --------   --------    --------
     Income (loss) from
       operations...................    6,551    (11,701)    17,792      7,103      14,394
Foreign currency exchange gain
  (loss)............................       34       (223)      (236)      (110)       (365)
Income on equity in joint
  ventures..........................       22         10         26         --          45
Interest income.....................    3,095      3,666      5,323      3,824       4,105
Interest expense on subordinated
  notes payable to a related
  party.............................     (369)      (377)        --         --          --
Other interest expense..............     (192)      (946)      (151)      (117)       (147)
                                      -------   --------   --------   --------    --------
     Income (loss) before provision
       for income taxes.............    9,141     (9,571)    22,754     10,700      18,032
Provision for income taxes..........    3,725      5,614      9,599      5,624       9,535
                                      -------   --------   --------   --------    --------
     Net income (loss)..............  $ 5,416   $(15,185)  $ 13,155   $  5,076    $  8,497
                                      =======   ========   ========   ========    ========
Net income (loss) per share:
  Diluted...........................  $  0.35   $  (0.96)  $   0.63   $   0.24    $   0.39
                                      =======   ========   ========   ========    ========
  Basic.............................  $  0.39   $  (0.96)  $   0.67   $   0.26    $   0.41
                                      =======   ========   ========   ========    ========
Weighted average shares outstanding:
  Diluted...........................   15,562     15,857     20,967     20,938      21,960
                                      =======   ========   ========   ========    ========
  Basic.............................   13,770     15,857     19,628     19,532      20,629
                                      =======   ========   ========   ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              CLASS A, CLASS B
                                                               AND SERIES C-1
                                                                 CONVERTIBLE
                                                               PREFERRED STOCK          COMMON STOCK
                                                            ---------------------   ---------------------   ADDITIONAL
                                                            NUMBER OF               NUMBER OF    $.10 PAR    PAID-IN
                                                             SHARES     PAR VALUE     SHARES      VALUE      CAPITAL
                                                            ---------   ---------   ----------   --------   ----------
Balance, June 30, 1994....................................   356,986      $ 177      7,009,330    $  701     $ 17,578
 Issuance of common stock in a public offering, net of
   issuance costs of $1,223...............................        --         --      3,100,000       310       17,539
 Issuance of common stock under employee stock purchase
   plans..................................................        --         --         72,064         7          238
 Exercise of stock options and warrants...................        --         --        688,462        69        1,113
 Liquidation of fractional shares.........................        --         --             --        --           --
 Conversion of preferred stock to common stock............  (356,986)      (177)     4,709,580       471         (294)
 Purchase of treasury stock...............................        --         --             --        --           --
 Repayment of receivable..................................        --         --             --        --           --
 Translation adjustment...................................        --         --             --        --           --
 Unrealized market gain on investments....................        --         --             --        --           --
 Tax benefit related to stock options.....................        --         --             --        --          486
 Dividend distributions to stockholders relating to
   acquired Subchapter S corporation, net.................        --         --             --        --           --
 Net income...............................................        --         --             --        --           --
                                                            --------      -----     ----------    ------     --------
Balance, June 30, 1995....................................        --         --     15,579,436     1,558       36,660
 Issuance of common stock in a public offering, net of
   issuance costs of $4,239...............................        --         --      2,907,820       291       68,166
 Issuance of common stock in a private placement..........        --         --         66,770         6        1,058
 Issuance of common stock under employee stock purchase
   plans..................................................        --         --         50,220         5          469
 Exercise of stock options and warrants...................        --         --        778,114        78        1,397
 Translation adjustment...................................        --         --             --        --           --
 Realized gain on investments.............................        --         --             --        --           --
 Unrealized market loss on investments....................        --         --             --        --           --
 Tax benefit related to stock options.....................        --         --             --        --        2,107
 Net loss.................................................        --         --             --        --           --
                                                            --------      -----     ----------    ------     --------
Balance, June 30, 1996....................................        --         --     19,382,360     1,938      109,857
 Issuance of common stock in a pooling....................        --         --        104,162        10          165
 Issuance of common stock in the purchase of businesses...        --         --        155,740        16        5,892
 Issuance of common stock under employee stock purchase
   plans..................................................        --         --        210,085        21        3,549
 Exercise of stock options and warrants...................        --         --        507,545        51        4,152
 Translation adjustment...................................        --         --             --        --           --
 Issuance of treasury stock to charity....................        --         --             --        --           --
 Unrealized market loss on investments....................        --         --             --        --           --
 Tax benefit related to stock options.....................        --         --             --        --        3,963
 Net income...............................................        --         --             --        --           --
                                                            --------      -----     ----------    ------     --------
Balance, June 30, 1997....................................        --         --     20,359,892     2,036      127,578
 Issuance of common stock in poolings.....................        --         --        626,443        63        2,046
 Issuance of common stock under employee stock purchase
   plans..................................................        --         --        115,617        11        3,867
 Exercise of stock options and warrants...................        --         --        340,728        34        3,830
 Translation adjustment...................................        --         --             --        --           --
 Unrealized market gain on investments....................        --         --             --        --           --
 Net income...............................................        --         --             --        --           --
                                                            --------      -----     ----------    ------     --------
Balance, March 31, 1998 (Unaudited).......................        --      $  --     21,442,680    $2,144     $137,321
                                                            ========      =====     ==========    ======     ========


                                                                                         RECEIVABLE
                                                              RETAINED                      FROM         TREASURY STOCK
                                                              EARNINGS     CUMULATIVE    STOCKHOLDER   -------------------
                                                            (ACCUMULATED   TRANSLATION    FOR STOCK    NUMBER OF
                                                              DEFICIT)     ADJUSTMENT      ISSUED       SHARES     AMOUNTS
                                                            ------------   -----------   -----------   ---------   -------
Balance, June 30, 1994....................................    $   (398)       $(390)        $(15)       229,188     $(497)
 Issuance of common stock in a public offering, net of
   issuance costs of $1,223...............................          --           --           --             --        --
 Issuance of common stock under employee stock purchase
   plans..................................................          --           --           --             --        --
 Exercise of stock options and warrants...................          --           --           --             --        --
 Liquidation of fractional shares.........................          --           --           --             64        --
 Conversion of preferred stock to common stock............          --           --           --             --        --
 Purchase of treasury stock...............................          --           --           --          1,144        (5)
 Repayment of receivable..................................          --           --           15             --        --
 Translation adjustment...................................          --           90           --             --        --
 Unrealized market gain on investments....................          --           --           --             --        --
 Tax benefit related to stock options.....................          --           --           --             --        --
 Dividend distributions to stockholders relating to
   acquired Subchapter S corporation, net.................        (927)          --           --             --        --
 Net income...............................................       5,416           --           --             --        --
                                                              --------        -----         ----        -------     -----
Balance, June 30, 1995....................................       4,091         (300)          --        230,396      (502)
 Issuance of common stock in a public offering, net of
   issuance costs of $4,239...............................          --           --           --             --        --
 Issuance of common stock in a private placement..........          --           --           --             --        --
 Issuance of common stock under employee stock purchase
   plans..................................................          --           --           --             --        --
 Exercise of stock options and warrants...................          --           --           --             --        --
 Translation adjustment...................................          --          (62)          --             --        --
 Realized gain on investments.............................          --           --           --             --        --
 Unrealized market loss on investments....................          --           --           --             --        --
 Tax benefit related to stock options.....................          --           --           --             --        --
 Net loss.................................................     (15,185)          --           --             --        --
                                                              --------        -----         ----        -------     -----
Balance, June 30, 1996....................................     (11,094)        (362)          --        230,396      (502)
 Issuance of common stock in a pooling....................         527           --           --             --        --
 Issuance of common stock in the purchase of businesses...          --           --           --             --        --
 Issuance of common stock under employee stock purchase
   plans..................................................          --           --           --             --        --
 Exercise of stock options and warrants...................          --           --           --             --        --
 Translation adjustment...................................          --          107           --             --        --
 Issuance of treasury stock to charity....................          --           --           --            (66)       --
 Unrealized market loss on investments....................          --           --           --             --        --
 Tax benefit related to stock options.....................          --           --           --             --        --
 Net income...............................................      13,155           --           --             --        --
                                                              --------        -----         ----        -------     -----
Balance, June 30, 1997....................................       2,588         (255)          --        230,330      (502)
 Issuance of common stock in poolings.....................      (6,853)          --           --             --        --
 Issuance of common stock under employee stock purchase
   plans..................................................          --           --           --             --        --
 Exercise of stock options and warrants...................          --           --           --             --        --
 Translation adjustment...................................          --          155           --             --        --
 Unrealized market gain on investments....................          --           --           --             --        --
 Net income...............................................       8,497           --           --             --        --
                                                              --------        -----         ----        -------     -----
Balance, March 31, 1998 (Unaudited).......................    $  4,232        $(100)        $ --        230,330     $(502)
                                                              ========        =====         ====        =======     =====


                                                            UNREALIZED
                                                               GAIN           TOTAL
                                                             (LOSS) ON    STOCKHOLDERS'
                                                            INVESTMENTS      EQUITY
                                                            -----------   -------------
Balance, June 30, 1994....................................     $  --        $ 17,156
 Issuance of common stock in a public offering, net of
   issuance costs of $1,223...............................        --          17,849
 Issuance of common stock under employee stock purchase
   plans..................................................        --             245
 Exercise of stock options and warrants...................        --           1,182
 Liquidation of fractional shares.........................        --              --
 Conversion of preferred stock to common stock............        --              --
 Purchase of treasury stock...............................        --              (5)
 Repayment of receivable..................................        --              15
 Translation adjustment...................................        --              90
 Unrealized market gain on investments....................       282             282
 Tax benefit related to stock options.....................        --             486
 Dividend distributions to stockholders relating to
   acquired Subchapter S corporation, net.................        --            (927)
 Net income...............................................        --           5,416
                                                               -----        --------
Balance, June 30, 1995....................................       282          41,789
 Issuance of common stock in a public offering, net of
   issuance costs of $4,239...............................        --          68,457
 Issuance of common stock in a private placement..........        --           1,064
 Issuance of common stock under employee stock purchase
   plans..................................................        --             474
 Exercise of stock options and warrants...................        --           1,475
 Translation adjustment...................................        --             (62)
 Realized gain on investments.............................      (282)           (282)
 Unrealized market loss on investments....................        (2)             (2)
 Tax benefit related to stock options.....................        --           2,107
 Net loss.................................................        --         (15,185)
                                                               -----        --------
Balance, June 30, 1996....................................        (2)         99,835
 Issuance of common stock in a pooling....................        --             702
 Issuance of common stock in the purchase of businesses...        --           5,908
 Issuance of common stock under employee stock purchase
   plans..................................................        --           3,570
 Exercise of stock options and warrants...................        --           4,203
 Translation adjustment...................................        --             107
 Issuance of treasury stock to charity....................        --              --
 Unrealized market loss on investments....................        (2)             (2)
 Tax benefit related to stock options.....................        --           3,963
 Net income...............................................        --          13,155
                                                               -----        --------
Balance, June 30, 1997....................................        (4)        131,441
 Issuance of common stock in poolings.....................        --          (4,744)
 Issuance of common stock under employee stock purchase
   plans..................................................        --           3,878
 Exercise of stock options and warrants...................        --           3,864
 Translation adjustment...................................        --             155
 Unrealized market gain on investments....................        10              10
 Net income...............................................        --           8,497
                                                               -----        --------
Balance, March 31, 1998 (Unaudited).......................     $   6        $143,101
                                                               =====        ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      NINE MONTHS ENDED
                                                         YEARS ENDED JUNE 30,             MARCH 31,
                                                    ------------------------------    -----------------
                                                      1995       1996       1997       1997       1998
                                                      ----       ----       ----       ----       ----
                                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...............................  $  5,416   $(15,185)  $ 13,155   $  5,076   $  8,497
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities --
    Depreciation and amortization.................     2,748      5,641     11,301      7,945      9,534
    Charge for in-process research and
      development.................................        --     24,421      8,664      8,664      8,472
    Deferred income taxes.........................     2,573       (295)    (1,646)     2,982      6,834
    Changes in assets and liabilities --
      Accounts receivable.........................    (3,061)   (12,415)    (9,501)    (8,142)   (15,519)
      Prepaid expenses and other current assets...      (780)     1,053     (4,042)    (2,157)      (693)
      Long-term installments receivable...........    (8,503)     1,790    (20,251)    (8,325)      (609)
      Accounts payable and accrued expenses.......     2,446      7,000      3,750       (883)    (1,368)
      Unearned revenue............................        66      2,823     (7,835)    (6,780)       527
      Deferred revenue............................     2,716      3,560      7,229      4,145      4,392
                                                    --------   --------   --------   --------   --------
         Net cash provided by operating
           activities.............................     3,621     18,393        824      2,525     20,067
                                                    --------   --------   --------   --------   --------
Cash flows from investing activities:
  Purchase of property and leasehold
    improvements..................................    (2,565)    (7,017)   (18,093)   (13,907)   (12,845)
  Increase in computer software development
    costs.........................................    (1,026)      (908)    (2,384)    (1,482)    (2,923)
  (Increase) decrease in other assets.............      (154)       117       (549)      (323)      (445)
  (Increase) decrease in short-term investments...   (18,364)   (20,197)    22,715     16,690      9,244
  Increase (decrease) in other liabilities........       401        955       (815)    (2,281)      (201)
  Net cash acquired in immaterial poolings........        --         --        792         --       (778)
  Cash used in the purchase of business, net of
    cash acquired.................................        --    (44,723)    (6,232)    (5,307)    (9,911)
                                                    --------   --------   --------   --------   --------
         Net cash used in investing activities....   (21,708)   (71,773)    (4,566)    (6,610)   (17,859)
                                                    --------   --------   --------   --------   --------
Cash flows from financing activities:
  Issuance of common stock........................    17,849     69,521         --         --         --
  Issuance of common stock under employee stock
    purchase plans................................       245        474      3,570        381      3,878
  Exercise of stock options and warrants..........     1,182        925      4,203      2,299      3,864
  Purchase of treasury stock......................        (5)        --         --         --         --
  Repayment of receivable for stock issued........        15         --         --         --         --
  Proceeds from subordinated note payable to
    related party.................................     2,000         --         --         --         --
  Payment of subordinated notes payable to related
    parties.......................................        --     (3,450)        --         --         --
  Payments of long-term debt and capital lease
    obligations...................................      (661)    (5,693)      (571)      (472)      (907)
  Dividend distributions to stockholders relating
    to acquired Subchapter S corporation, net.....      (927)        --         --         --         --
                                                    --------   --------   --------   --------   --------
         Net cash provided by financing
           activities.............................    19,698     61,777      7,202      2,208      6,835
                                                    --------   --------   --------   --------   --------

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

                                                                                      NINE MONTHS ENDED
                                                         YEARS ENDED JUNE 30,             MARCH 31,
                                                    ------------------------------    -----------------
                                                      1995       1996       1997       1997       1998
                                                      ----       ----       ----       ----       ----
                                                                                         (UNAUDITED)
Effect of exchange rate changes on cash and cash
  equivalents.....................................        90        (62)       107         59        161
                                                    --------   --------   --------   --------   --------
Increase (decrease) in cash and cash
  equivalents.....................................     1,701      8,335      3,567     (1,818)     9,204
Cash and cash equivalents, beginning of period....     2,488      4,189     12,524     12,524     16,091
                                                    --------   --------   --------   --------   --------
Cash and cash equivalents, end of period..........  $  4,189   $ 12,524   $ 16,091   $ 10,706   $ 25,295
                                                    ========   ========   ========   ========   ========
Supplemental disclosure of cash flow information:
  Cash paid for income taxes......................  $    600   $  1,861   $  2,334   $    527   $    400
                                                    ========   ========   ========   ========   ========
  Cash paid for interest..........................  $    524   $  1,363   $    199   $     92   $    109
                                                    ========   ========   ========   ========   ========
Supplemental schedule of noncash investing and
  financing activities:
  Increase in equipment under capital lease
    obligations...................................  $     --   $    105   $     --   $     --   $     --
                                                    ========   ========   ========   ========   ========
  Increase in additional paid-in capital and
    decrease in accrued expenses relating to the
    tax benefit of exercise of nonqualified stock
    options.......................................  $    486   $  2,107   $  3,963   $     --   $     --
                                                    ========   ========   ========   ========   ========
  Increase in common stock and additional paid-in
    capital and decrease in subordinated notes
    payable to a related party relating to the
    exercise of warrants..........................  $     --   $    550   $     --   $     --   $     --
                                                    ========   ========   ========   ========   ========
Supplemental disclosure of cash flows related to
  acquisitions:
  During 1996, 1997 and the nine months ended
    March 31, 1998, the Company acquired certain
    companies as described in Note 3. These
    acquisitions are summarized as follows --
    Fair value of assets acquired, excluding
      cash........................................  $     --   $ 47,919   $ 15,469   $ 15,982   $ 11,316
    Issuance of common stock related to
      acquisitions................................        --         --     (5,908)    (6,496)        --
    Payments in connection with the acquisitions,
      net of cash acquired........................        --    (44,723)    (6,232)    (5,307)    (9,911)
                                                    --------   --------   --------   --------   --------
         Liabilities assumed......................  $     --   $  3,196   $  3,329   $  4,179   $  1,405
                                                    ========   ========   ========   ========   ========

     During the fiscal year 1995, the Company acquired Industrial Systems, Inc., which was accounted for as a pooling of interests. During the fiscal year 1997, the Company acquired B-JAC International, Inc., which was accounted for as a pooling of interests. During the fiscal year 1998, the Company acquired NeuralWare, Inc., The SAST Corporation Limited, Cimtech S.A./N.V., Contas Process Control S.r.L. and Zyqad Limited, which were accounted for as poolings of interests.

  The accompanying notes are an integral part of these consolidated financial statements.

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) OPERATIONS

     Aspen Technology, Inc. and subsidiaries (the Company) is a supplier of software and service solutions that companies in the process industries use to design, operate and manage their manufacturing processes. The process industries include manufacturers of chemicals, petrochemicals, petroleum products, pharmaceuticals, pulp and paper, electric power, food and beverages, consumer products, and metals and minerals. The Company offers a comprehensive, integrated suite of process manufacturing optimization solutions that help process manufacturers enhance profitability by improving efficiency, productivity, capacity utilization, safety and environmental compliance throughout the entire manufacturing life-cycle, from research and development to engineering, planning and scheduling, procurement, production and distribution. In addition to its broad range of software solutions, the Company offers system implementation, advanced process control, real-time optimization and other consulting services through its staff of project engineers. The Company has operations and customers worldwide.

     On May 27, 1998, the Company acquired Chesapeake Decision Sciences, Inc. and subsidiaries (CDI), a provider of software and services for the supply chain management market. The Company exchanged 2,961,959 shares of common stock for all the outstanding shares of CDI. The Company placed 296,196 of these shares into escrow as security for indemnification obligations of CDI relating to representation, warranties and tax matters. This merger will be accounted for as a pooling of interests. As a result, the Company's historical financial statements will be restated to reflect the combination (see Note 18). The Company has incurred approximately $4.0 million of merger-related costs, which will be included in the 1998 consolidated statement of operations during the period in which the merger is completed.

(2) SIGNIFICANT ACCOUNTING POLICIES

  (a) PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the results of operations of the Company and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

  (b) INTERIM FINANCIAL STATEMENTS

     The accompanying consolidated financial statements as of March 31, 1998 and for the nine months ended March 31, 1997 and 1998 are unaudited, but in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results for the interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted, although the Company believes that the disclosures included are adequate to make the information presented not misleading. Results for the nine months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending June 30, 1998.

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

  (c) CASH AND CASH EQUIVALENTS

     Cash and cash equivalents are stated at cost, which approximates market, and consist of short-term, highly liquid investments with original maturities of less than three months.

  (d) SHORT-TERM INVESTMENTS

     The Company accounts for its short-term investments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under SFAS No. 115, securities purchased to be held for indefinite periods of time, and not intended at the time of purchase to be held until maturity, are classified as available-for-sale securities. Securities classified as available-for-sale are required to be recorded at market value in the accompanying consolidated financial statements. Unrealized gains and losses have been accounted for as a separate component of stockholders' equity. Available-for-sale investments as of June 30, 1996 and 1997 and March 31, 1998 are as follows (in thousands):

                                                                      MARKET VALUE AT
                                                             ---------------------------------
                                              CONTRACTED     JUNE 30,    JUNE 30,    MARCH 31,
                DESCRIPTION                    MATURITY        1996        1997        1998
                -----------                   ----------     --------    --------    ---------
Commercial paper............................  1-11 months    $38,559     $ 2,150      $   --
Money market funds..........................          N/A         --          --       1,202
Corporate and foreign bonds.................  1-12 months         --       3,030          --
Corporate and foreign bonds.................    1-5 years         --      10,663       5,407
                                                             -------     -------      ------
                                                             $38,559     $15,843      $6,609
                                                             =======     =======      ======

     The Company had no realized gains or losses for the years ended June 30, 1995 and 1997 and had realized gains (losses) of $282,000 and $(3,000) for the year ended June 30, 1996 and the nine months ended March 31, 1998, respectively. The amortized cost of these investments does not differ significantly from their stated market value for all periods presented.

  (e) DEPRECIATION AND AMORTIZATION

     The Company provides for depreciation and amortization, computed using the straight-line and declining balance methods, by charges to operations in amounts estimated to allocate the cost of the assets over their estimated useful lives, as follows:

                                                          ESTIMATED
                 ASSET CLASSIFICATION                    USEFUL LIFE
                 --------------------                    -----------
Building and improvements.............................     7-30 years
Computer equipment....................................     3-10 years
Purchased software....................................        3 years
Furniture and fixtures................................     3-10 years
Leasehold improvements................................  Life of lease

  (f) LAND

     In connection with the acquisition of Setpoint, Inc. (see Note 3(a)), the Company acquired land that is being held for investment purposes. The land was recorded at its appraised value at the date of acquisition.

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

  (g) REVENUE RECOGNITION

     The Company recognizes revenue from software licenses upon the shipment of its products, pursuant to a signed noncancelable license agreement. In the case of license renewals, revenue is recognized upon execution of the renewal license agreement. The Company has no other significant vendor obligations or collectibility risk associated with its product sales. The Company recognizes revenue from postcontract customer support ratably over the period of the postcontract arrangement. The Company accounts for insignificant vendor obligations by deferring a portion of the revenue and recognizing it either ratably as the obligations are fulfilled or when the related services are performed. If significant application development services are required as part of a software license, the license fees are recognized as the application development services are performed.

     Service revenues from fixed-price contracts are recognized using the percentage-of-completion method, measured by the percentage of costs (primarily labor) incurred to date as compared to the estimated total costs (primarily labor) for each contract. When a loss is anticipated on a contract, the full amount thereof is provided currently. Service revenues from time and expense contracts and consulting and training revenue are recognized as the related services are performed. Services that have been performed but for which billings have not been made are recorded as unbilled services, and billings that have been recorded before the services have been performed are recorded as unearned revenue in the accompanying consolidated balance sheets.

     Installments receivable represent the present value of future payments related to the financing of noncancelable term license agreements that provide for payment in installments over a one- to five-year period. A portion of each installment agreement is recognized as interest income in the accompanying consolidated statements of operations. The interest rates in effect for the years ended June 30, 1995, 1996 and 1997 and the nine months ended March 31, 1998 were 11% to 12%, 11% to 12%, 8.5% to 11% and 8.5%, respectively.

  (h) COMPUTER SOFTWARE DEVELOPMENT COSTS

     In compliance with SFAS No. 86, Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed, certain computer software development costs are capitalized in the accompanying consolidated balance sheets. Capitalization of computer software development costs begins upon the establishment of technological feasibility. Amortization of capitalized computer software development costs is provided on a product-by-product basis using the straight-line method over the remaining estimated economic life of the product, not to exceed three years. Total amortization expense charged to operations was approximately $630,000, $735,000, $1,143,000, $738,000 and $709,000 in fiscal
1995, 1996 and 1997 and for the nine months ended March 31, 1997 and 1998, respectively.

  (i) FOREIGN CURRENCY TRANSLATION

     The financial statements of the Company's foreign subsidiaries are translated in accordance with SFAS No. 52, Foreign Currency Translation. The determination of functional currency is based on the subsidiaries' relative financial and operational independence from the Company. Foreign currency exchange and translation gains or losses for certain wholly owned subsidiaries are credited or charged to the accompanying consolidated statements of operations since the functional currency of the subsidiaries is the U.S. dollar. Gains and losses from foreign currency translation related to entities whose functional currency is their local currency are credited or charged to the cumulative translation adjustment account, included in stockholders' equity in the accompanying consolidated balance sheets.

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

     At June 30, 1996 and 1997 and March 31, 1998, the Company had long-term installments receivable of approximately $7,301,000, $8,987,000 and $5,810,000 denominated in foreign currencies. The March 1998 installments receivable mature through October 2002 and have been hedged with specific foreign currency contracts. There have been no material gains or losses recorded relating to hedge contracts for the periods presented.

  (j) NET INCOME (LOSS) PER SHARE

     In March 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, Earnings per Share. This statement established standards for computing and presenting earnings per share and applies to entities with publicly traded common stock or potential common stock. This statement is effective for periods ending after December 15, 1997. The prior years' earnings per share have been retroactively restated to reflect the adoption of SFAS No. 128.

     Basic earnings per share was determined by dividing net income by the weighted average common shares outstanding during the period. Diluted earnings per share was determined by dividing net income by diluted weighted average shares outstanding. Diluted weighted average shares reflects the dilutive effect, if any, of common equivalent shares. Common equivalent shares include common stock options to the extent their effect is dilutive, based on the treasury stock method.

     The calculations of basic and diluted weighted average shares outstanding are as follows (in thousands):

                                                                          NINE MONTHS ENDED
                                               YEAR ENDED JUNE 30,            MARCH 31,
                                            --------------------------    -----------------
                                             1995      1996      1997      1997       1998
                                             ----      ----      ----      ----       ----
Basic weighted average common shares
  outstanding.............................  13,770    15,857    19,628    19,532     20,629
Weighted average common equivalent
  shares..................................   1,792        --     1,339     1,406      1,331
                                            ------    ------    ------    ------     ------
Diluted weighted average shares
  outstanding.............................  15,562    15,857    20,967    20,938     21,960
                                            ======    ======    ======    ======     ======

  (k) MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (l) CONCENTRATION OF CREDIT RISK

     SFAS No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant offbalance-sheet and credit risk concentrations. Financial instruments that potentially subject the Company to concentrations of credit risk are principally cash and cash equivalents, investments, accounts receivable and installments receivable. The Company places its cash and cash equivalents and investments in highly rated institutions. Concentration of credit risk with respect to receivables is limited to certain customers (end users and distributors) to which the Company makes substantial sales. To reduce risk, the Company routinely assesses the financial strength of its

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES
customers, hedges specific foreign receivables and routinely sells its receivables to financial institutions with and without recourse. As a result, the Company believes that its accounts and installments receivable credit risk exposure is limited. The Company maintains an allowance for potential credit losses but historically has not experienced any significant losses related to individual customers or groups of customers in any particular industry or geographic area.

  (m) FINANCIAL INSTRUMENTS

     SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure about fair value of financial instruments. Financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable and installments receivable. The estimated fair value of these financial instruments approximates their carrying value and, except for accounts receivable and installments receivable, is based primarily on market quotes.

  (n) INTANGIBLE ASSETS

     Intangible assets consist of goodwill, existing products, trade names and assembled work force of certain acquired entities. Intangible assets are being amortized on a straight-line basis over estimated useful lives of five to twelve years. At each balance sheet date, the Company evaluates the realizability of intangible assets based on profitability and cash flow expectations for the related asset or subsidiary. Based on its most recent analysis, the Company believes that no impairment of intangible assets exists at March 31, 1998. Goodwill (net of accumulated amortization) was approximately $4,497,000 at March 31, 1998. Amortization of goodwill was approximately $40,000, $279,000 and $337,000 for the years ended June 30, 1996 and 1997 and the nine months ended March 31, 1998, respectively.

  (o) NEW ACCOUNTING STANDARDS

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires disclosure of all components of comprehensive income on an annual and interim basis. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997.

     In July 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 requires certain financial and supplementary information to be disclosed on an annual and interim basis for each reportable segment of an enterprise. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. Unless impracticable, companies would be required to disclose similar prior period information upon adoption.

     In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1). SOP 98-1 requires computer software costs associated with internal use software to be charged to operations as incurred until certain capitalization criteria are met. SOP 98-1 is effective beginning January 1, 1999. The Company does not expect adoption of this statement to have a material impact on its consolidated financial position or results of operations.

(3) ACQUISITIONS

  (a) DYNAMIC MATRIX CONTROL CORPORATION (DMCC) AND SETPOINT, INC. (SETPOINT)

     During the quarter ended March 31, 1996, the Company acquired 100% of the outstanding shares of common stock of DMCC and Setpoint for purchase prices of $20,139,000 and

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

$27,780,000, respectively, in cash and the assumption of certain expenses related to the acquisitions. DMCC and Setpoint were suppliers of on-line automation and information management software and services to companies in process manufacturing industries.

     These acquisitions were accounted for as purchase transactions, and accordingly, their results of operations from the date of acquisitions forward are included in the Company's consolidated statements of operations. The fair market value of assets acquired and liabilities assumed was based on an independent appraisal. The portion of the purchase price allocated to in-process research and development represents projects that had not yet reached technological feasibility and had no alternative future. The purchase price was allocated to the fair value of assets acquired and liabilities assumed as follows (in thousands):

                DESCRIPTION                    DMCC      SETPOINT          LIFE
                -----------                    ----      --------          ----
Purchased in-process research and
  development...............................  $ 9,521    $14,900                    --
Existing technology.........................    1,740      3,308               5 years
Other intangibles...........................    1,066      1,709            5-10 years
Building....................................      627         --              30 years
Goodwill....................................       --      1,418              10 years
Uncompleted contracts.......................      596        504     Life of contracts
                                              -------    -------
                                               13,550     21,839
Net book value of tangible assets acquired,
  less liabilities assumed..................    8,080      7,984
                                              -------    -------
                                               21,630     29,823
Less -- Deferred taxes......................    1,491      2,043
                                              -------    -------
                                              $20,139    $27,780
                                              =======    =======

     For tax purposes, these acquisitions were accounted for as purchases of stock, and due to the different basis in assets for book and tax purposes, deferred taxes were provided for as part of the purchase price allocation in accordance with SFAS No. 109.

  (b) ACQUISITIONS DURING FISCAL YEAR 1997

     During fiscal year 1997, the Company acquired B-JAC International, Inc. (B-JAC), the Process Control Division of Cambridge Control Limited (the Cambridge Control Division), the PIMS Division of Bechtel Corporation and Basil Joffe Associates, Inc.

     The Company exchanged 104,162 shares of its common stock valued at approximately $3,400,000 for all outstanding shares of B-JAC, a major supplier of detailed heat exchanger modeling software. The acquisition has been accounted for as a pooling of interests and as a result of its immateriality as compared to the Company's financial position and results of operations, the historical financial statements were not restated.

     The Company's acquisitions of the Cambridge Control Division, the PIMS Division and Basil Joffe Associates, Inc. were all accounted for as purchase transactions. Total purchase price for these acquisitions was approximately $12,217,000 plus approximately $3,011,000 in assumed liabilities and acquisition related costs. The Cambridge Control Division specialized in advanced process control solutions, specifically aimed toward process manufacturing controls applications for the refining, petrochemical and pulp and paper industries. The PIMS Division and a related software development organization, Basil Joffe Associates, Inc., developed and sold proprietary PIMS

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES
software used by companies in process industries for economic planning and scheduling based on linear programming models.

     The results of operations of these companies from the dates of acquisition forward are included in the Company's consolidated statements of operations. The fair market value of assets acquired and liabilities assumed was based on an independent appraisal. The portion of the purchase price allocated to in-process research and development represents projects that had not yet reached technological feasibility and had no alternative future use. The purchase price was allocated to the fair value of assets acquired and liabilities assumed as follows (in thousands):

                        DESCRIPTION                           AMOUNT        LIFE
                        -----------                           ------        ----
Purchased in-process research and development...............  $ 8,664            --
Existing technology.........................................      600       5 years
Goodwill....................................................    2,744      10 years
Intangible assets...........................................    2,786    5-12 years
                                                              -------
                                                               14,794
Net book value of tangible assets acquired, less liabilities
  assumed...................................................   (2,429)
                                                              -------
                                                               12,365
Less -- Deferred taxes......................................      148
                                                              -------
                                                              $12,217
                                                              =======

  (c) ACQUISITIONS DURING THE FIRST THREE QUARTERS OF FISCAL YEAR 1998

     During the first three quarters of fiscal year 1998, the Company acquired 100% of the outstanding shares of NeuralWare, Inc., The SAST Corporation Limited, Cimtech S.A./N.V., Contas Process Control S.r.L. and Zyqad Limited. The Company exchanged 626,443 shares of its common stock and paid approximately $841,000 in cash for all outstanding shares of the acquired companies. These acquisitions were accounted for as poolings of interests, and none of them were material to the Company's financial position or results of operations. Accordingly, the historical financial statements of the Company have not been restated.

     Additionally, the Company acquired 100% of the outstanding shares of IISYS, Inc. for an aggregate purchase price of approximately $8,400,000 in cash and the assumption of approximately $1,600,000 in debt. For financial statement purposes, this acquisition was accounted for as a purchase, and accordingly, the results of operations from the date of acquisition are included in the Company's consolidated statements of operations. The fair market value of assets acquired and liabilities assumed was based on an independent appraisal. The portion of the purchase allocated to in-process research and development represents projects that had not yet reached technological

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES
feasibility and had no alternative future use. The purchase price was allocated to the fair market value of assets acquired and liabilities as follows (in thousands):

                        DESCRIPTION                           AMOUNT      LIFE
                        -----------                           ------      ----
Purchased in-process research and development...............  $ 8,472         --
Existing technology.........................................    2,178    5 years
Intangible assets...........................................      392    5 years
                                                              -------
                                                               11,042
Net book value of tangible assets acquired, less liabilities
  assumed...................................................     (321)
                                                              -------
                                                               10,721
Less -- Deferred taxes......................................      800
                                                              -------
                                                              $ 9,921
                                                              =======

  (d) SUBSEQUENT ACQUISITION

     On May 29, 1998, the Company acquired 100% of the outstanding shares of Treiber Controls Inc. (Treiber). The Company exchanged 140,000 shares of its common stock for all outstanding shares of Treiber. Treiber specializes in advanced process control and optimization solutions, specifically in petroleum refining, petrochemical and chemical industries. The Company intends to account for this acquisition as a pooling of interests. The Company expects this transaction will be immaterial to the Company's financial position and results of operations and accordingly the historical financial statements will not be restated.

  (e) UNAUDITED PRO FORMA COMBINED RESULTS

     The following table represents selected unaudited pro forma combined financial information for the Company, DMCC and Setpoint, assuming the companies had combined at the beginning of fiscal 1995 (in thousands, except per share data):

                                                                   YEAR ENDED
                                                              --------------------
                                                              JUNE 30,    JUNE 30,
                                                                1995      1996(1)
                                                              --------    --------
Pro forma revenue...........................................  $114,730    $142,668
Pro forma net income........................................  $  4,243    $  8,599
Pro forma net income per share -- diluted...................  $   0.27    $   0.50
Pro forma weighted average shares outstanding -- diluted....    15,562      17,298

---------------
(1) Does not reflect the charge for in-process research and development and nonrecurring acquisition charges.

     Pro forma results are not necessarily indicative of either actual results of operations that would have occurred had the acquisitions been made at the beginning of fiscal 1995 or of future results. The pro forma effect of the acquisitions during fiscal year 1997 and 1998, except for CDI (see Note 18), has not been presented, as they are immaterial.

(4) LINE OF CREDIT

     The Company has a revolving line-of-credit agreement with a bank, which provides for borrowings up to $30,000,000, subject to existing limitations. The commitment fee for the unused portion of the revolving line of credit ranges from .25% to .50%, based on the financial position of the

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

Company, as defined, and is payable quarterly. At the Company's election, borrowings bear interest on the basis of the applicable LIBOR, as defined (5.69% as of March 31, 1998), or at the bank's prime rate (8.5% as of March 31, 1998). The line is subject to certain covenants, including profitability and operating ratios, as defined. As of March 31, 1998, no amounts were outstanding under this line and approximately $29,359,000 was available for future borrowings, as approximately $641,000 was reserved for certain performance bonds relating to service contracts. The line of credit expires on December 31, 1998.

(5) LONG-TERM OBLIGATIONS

     Long-term obligations consist of the following at June 30, 1996 and 1997 and March 31, 1998 (in thousands):

                                                         JUNE 30,   JUNE 30,   MARCH 31,
                                                           1996       1997       1998
                                                         --------   --------   ---------
Credit arrangement of subsidiary with a bank...........   $   --     $   --      1,540
Mortgage payable due in annual installments of
  approximately $101,000...............................       --         --      1,279
Non-interest bearing note payable due in annual
  installments of approximately $67,000................       --         --      1,000
Convertible Debenture due in 2000, interest is payable
  at an annual rate of 6%. This note is convertible
  into approximately 7,500 shares of the Company's
  common stock at the option of the holder.............       --         --        393
Note payable due in annual installments of $125,000
  plus interest at 9.5% per year.......................      671        547        454
Other obligations......................................      460        203        230
                                                          ------     ------     ------
                                                           1,131        750      4,896

Less -- Current maturities.............................      425        288      1,581
                                                          ------     ------     ------
                                                          $  706     $  462     $3,315
                                                          ======     ======     ======

     Maturities of these long-term obligations are as follows (in thousands):

                                                              AMOUNT
                                                              ------
Years Ending June 30,
  1998....................................................    $1,618
  1999....................................................       618
  2000....................................................       409
  2001....................................................       474
  2002....................................................       379
  Thereafter..............................................     1,519
                                                              ------
                                                               5,017
  Less -- Amount representing interest....................       121
        -- Current maturities.............................     1,581
                                                              ------
                                                              $3,315
                                                              ======

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

(6) SUBORDINATED NOTES PAYABLE TO A RELATED PARTY

     At June 30, 1995, the Company had $4,000,000 of outstanding subordinated notes payable to an outside investor, of which a director of the Company is an officer. The notes were repayable $2,000,000 on April 30, 1997 and $2,000,000 on April 30, 1998, with interest at 9.6%, payable quarterly.

     In December 1995 and June 1996, the lender exercised warrants to purchase 77,500 and 60,000 shares of common stock, respectively. The total proceeds due to the Company relating to the exercise of the warrants of $550,000 were recognized as a reduction of principal on the notes. The Company paid the remaining balance of $3,450,000 on June 27, 1996.

(7) PREFERRED STOCK

     The Company's Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue, from time to time, up to an aggregate of 10,000,000 shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences and conversion rights, as shall be determined by the Board of Directors in a resolution or resolutions providing for the issuance of such series. Any such series of preferred stock, if so determined by the Board of Directors, may have full voting rights with the common stock or superior or limited voting rights and may be convertible into common stock or another security of the Company.

(8) COMMON STOCK

  (a) AUTHORIZED AND OUTSTANDING SHARES

     On November 11, 1996, the Company increased its authorized shares of $.10 par value common stock from 30,000,000 to 40,000,000. On February 14, 1997, the Company effected a two for one stock split through the issuance of a stock dividend. All share and per share amounts affected by this split have been retroactively adjusted for all periods presented.

  (b) WARRANTS

     During fiscal 1990, the Company issued warrants to purchase 255,000 shares of common stock to the holder of the subordinated notes payable to a related party (see Note 6). In February 1995, warrants to purchase 100,000 shares were exercised and sold as part of the Company's second public offering of stock. The remaining warrants to purchase 155,000 shares of common stock were exercised in December 1995. During 1991, the Company issued an additional warrant to purchase 120,000 shares of common stock to the holder of the subordinated notes payable (see Note 6). These warrants were exercised in June 1996.

     During fiscal 1992, the Company issued warrants to purchase 60,000 shares of common stock to a research consultant at an exercise price of $3.34 per share. In February 1995, warrants to purchase 27,000 shares were exercised and sold as part of the Company's offering of common stock. In 1996, warrants to purchase 1,150 shares were exercised. In 1997, warrants to purchase 5,700 shares were exercised and warrants to purchase 774 shares were terminated. In the nine month period ended March 31, 1998, warrants to purchase 3,513 shares were exercised and warrants to purchase 283 shares were terminated. The remaining warrants to purchase 21,580 shares of common stock are exercisable through June 30, 2001.

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

     During fiscal 1993, the Company issued warrants to purchase 12,000 shares of common stock to two research consultants at an exercise price of $2.67 per share. In 1997, warrants to purchase 2,250 shares were exercised. In the nine month period ended March 31, 1998, warrants to purchase 750 shares were exercised. The remaining warrants to purchase 9,000 shares of common stock are currently exercisable and expire June 10, 1998.

     In connection with the August 1997 acquisition of NeuralWare, Inc., the Company converted warrants and options to purchase NeuralWare common stock into warrants and options to purchase 10,980 and 6,618 shares of the Company's common stock, respectively, of which 13,290 shares are currently exercisable and the remainder vest over three years. The warrants have exercise prices that range between $61.73 and $135.80 per share.

  (c) STOCK OPTIONS

     In July 1987 and August 1988, the Company entered into stock option agreements covering 120,000 shares of common stock. The purchase price under the options is $0.93 to $1.05 based on the fair market value of the common stock on the date of grant. In fiscal 1995, options covering 90,000 shares of common stock at $1.05 per share were exercised. During fiscal 1997, options covering the remaining 30,000 shares of common stock at an exercise price of $0.93 were exercised.

     Prior to November 1995, options were granted under the 1988 Nonqualified Stock Option Plan (the 1988 Plan), which provided for the issuance of nonqualified stock options. In November 1995, the Board of Directors approved the establishment of the 1995 Stock Option Plan (the 1995 Plan) and the 1995 Directors Stock Option Plan (the 1995 Directors Plan), which provided for the issuance of incentive stock options and nonqualified options. Under these plans, the Board of Directors may grant stock options to purchase up to an aggregate of 3,827,687 (as adjusted) shares of common stock. Shares available for grant under these plans were increased on July 1, 1996 and 1997 by an amount equal to 5% of the outstanding shares as of the preceding June 30. As a result of the adoption of the 1995 Plan, no additional options may be granted pursuant to the 1988 Plan. In December 1997, the shareholders approved an amendment to the 1995 Plan. The amendment provides for three annual increases to the number of shares for which options may be granted, beginning July 1, 1999, by an amount equal to 5% of the outstanding shares on the preceding June 30. In December 1996, the shareholders of the Company approved the establishment of the 1996 Special Stock Option Plan (the 1996 Plan). This plan provides for the issuance of incentive stock options and nonqualified options to purchase up to 500,000 shares of common stock. The exercise price of options are granted at a price not less than 100% of the fair market value of the common stock on the date of grant. Stock options become exercisable over varying periods and expire no later than 10 years from the date of grant.

     The following is a summary of stock option activity under the 1988 Plan, the 1995 Plan, the 1995 Directors Plan and the 1996 Plan:

                                                                            WEIGHTED
                                                            NUMBER OF       AVERAGE
                                                             OPTIONS     EXERCISE PRICE
                                                            ---------    --------------
Outstanding, June 30, 1994................................  1,912,876        $ 2.13
  Options granted.........................................    270,000          8.45
  Options exercised.......................................   (357,368)         2.22
  Options terminated......................................   (145,336)         2.16
                                                            ---------        ------

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

                                                                            WEIGHTED
                                                            NUMBER OF       AVERAGE
                                                             OPTIONS     EXERCISE PRICE
                                                            ---------    --------------
Outstanding, June 30, 1995................................  1,680,172          3.12
  Options granted.........................................  1,772,000         17.08
  Options exercised.......................................   (460,114)         1.90
  Options terminated......................................    (51,300)        10.04
                                                            ---------        ------
Outstanding, June 30, 1996................................  2,940,758         11.65
  Options granted.........................................    680,000         31.30
  Options exercised.......................................   (484,205)         8.21
  Options terminated......................................   (157,616)        16.61
                                                            ---------        ------
Outstanding, June 30, 1997................................  2,978,937         16.44
  Options granted.........................................  2,014,637         30.02
  Options exercised.......................................   (329,679)        12.55
  Options terminated......................................    (71,714)        16.10
                                                            ---------        ------
Outstanding, March 31, 1998...............................  4,592,181        $22.66
                                                            =========        ======

     As of March 31, 1998, there were 166,144 and 78,500 shares of common stock available for grant under the 1995 and 1996 plans, respectively.

     In connection with the 1995 acquisition of Industrial Systems, Inc. (ISI), the Company assumed the ISI option plan (the ISI Plan). Under the ISI Plan, the Board of Directors of ISI was entitled to grant either incentive or nonqualified stock options for a maximum of 197,548 shares of common stock (as converted to reflect the pooling of interests and conversion to options to purchase Aspen common stock) to eligible employees, as defined.

     Activity under the ISI Plan is as follows:

                                                                           WEIGHTED
                                                                           AVERAGE
                                                              NUMBER OF    EXERCISE
                                                               OPTIONS      PRICE
                                                              ---------    --------
Outstanding, June 30, 1994..................................   131,174      $ .45
  Exercised.................................................  (105,094)       .38
                                                              --------      -----
Outstanding, June 30, 1995..................................    26,080        .76
  Exercised.................................................   (13,040)       .25
                                                              --------      -----
Outstanding, June 30, 1996..................................    13,040       1.26
  Exercised.................................................   (13,040)      1.26
                                                              --------      -----
Outstanding, June 30, 1997..................................        --      $  --
                                                              ========      =====

     No future grants are available under the ISI Plan.

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

     The following tables summarize information about stock options outstanding and exercisable at March 31, 1998:

                                                                   WEIGHTED
                                                    OPTIONS         AVERAGE      WEIGHTED
                                                  OUTSTANDING      REMAINING     AVERAGE
                                                  AT MARCH 31,    CONTRACTUAL    EXERCISE
            RANGE OF EXERCISE PRICES                  1998           LIFE         PRICE
            ------------------------              ------------    -----------    --------
$ 1.05..........................................     158,898          2.2         $ 1.05
  1.83-2.66.....................................     197,588          3.8           2.64
  3.33-4.00.....................................     246,764          6.1           3.42
  8.06-10.25....................................      80,700          7.0           9.97
 13.12-19.12....................................   1,202,163          7.7          16.43
 25.00-32.50....................................   2,387,568          8.9          29.33
 38.00-40.18....................................     318,500          9.3          37.48
                                                   ---------                      ------
                                                   4,592,181                      $22.66
                                                   =========                      ======

                                                                OPTIONS       WEIGHTED
                                                              EXERCISABLE     AVERAGE
                                                              AT MARCH 31,    EXERCISE
                  RANGE OF EXERCISE PRICES                        1998         PRICE
                  ------------------------                    ------------    --------
$ 1.05......................................................     158,898       $ 1.05
  1.83-2.66.................................................     197,588         2.64
  3.33-4.00.................................................     240,764         3.40
  8.50-10.25................................................      38,700         9.84
 13.62-19.12................................................     505,142        16.29
 25.00-32.50................................................     556,915        29.65
 38.00......................................................      43,256        38.00
                                                               ---------       ------
Exercisable, March 31, 1998.................................   1,741,263       $16.24
                                                               =========       ======
Exercisable, June 30, 1997..................................   1,160,258       $ 9.47
                                                               =========       ======
Exercisable, June 30, 1996..................................     962,990       $ 4.58
                                                               =========       ======
Exercisable, June 30, 1995..................................   1,046,572       $ 2.07
                                                               =========       ======

  (d) FAIR VALUE OF STOCK OPTIONS

     In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 requires the measurement of the fair value of stock options to be included in the statement of income or disclosed in the notes to financial statements. The Company has determined that it will continue to account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and elect the disclosure-only alternative under SFAS No. 123.

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

     Had compensation cost for the Company's option plan been determined based on the fair value at the grant dates, as prescribed in SFAS No. 123, the Company's net income (loss) (in thousands) and net income (loss) per share would have been as follows:

                                                          1996       1997
                                                          ----       ----
Net (loss) income (in thousands) --
  As reported.......................................    $(15,185)   $13,155
  Pro forma.........................................     (16,421)     8,474
Net(loss) income per share --
  Diluted --
     As reported....................................    $  (0.96)   $  0.63
     Pro forma......................................       (1.04)      0.42
  Basic --
     As reported....................................    $  (0.96)   $  0.67
     Pro forma......................................       (1.04)      0.43

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the applicable period: no dividend yield and volatility of 58% for all periods; risk-free interest rates of 5.54% to 6.83% for options granted during fiscal 1996 and 6.42% to 6.76% for options granted during fiscal 1997; and a weighted average expected option term of 7.5 years for all periods. The weighted average fair value per share of options granted during 1996 and 1997 was $12.83 and $23.49, respectively.

  (e) EMPLOYEE STOCK PURCHASE PLANS

     In February 1986, the Company's Board of Directors approved the 1986 Employees' Stock Purchase Plan, under which the Board of Directors could grant stock purchase rights for a maximum of 1,1400,000 shares through November 1995. In December 1995, the Company's Board of Directors approved the 1995 Employees' Stock Purchase Plan, under which the Board of Directors may grant stock purchase rights for a maximum of 500,000 shares through November 2005. In October 1997, the Company's Board of Directors approved the 1998 Employee Stock Purchase Plan, under which the Board of Directors may grant stock purchase rights for a maximum of 1,000,000 shares through September 30, 2007.

     Participants are granted options to purchase shares of common stock on the last business day of each semiannual payment period for 85% of the market price of the common stock on the first or last business day of such payment period, whichever is less. The purchase price for such shares is paid through payroll deductions, and the current maximum allowable payroll deduction is 10% of each eligible employee's compensation. Under the plans, the Company issued 72,064 shares, 50,220 shares, 81,586 shares and 127,547 shares during fiscal 1995, 1996 and 1997 and the nine months ended March 31, 1998, respectively. As of March 31, 1998, there were 1,000,000 shares available for future issuance under the 1998 Employee Stock Purchase Plan. No shares of common stock were available for future issuance under the 1986 Employee Stock Purchase Plan or the 1995 Employees' Stock Purchase Plan.

  (f) STOCKHOLDER RIGHTS PLAN

     During fiscal 1998, the Board of Directors of the Company adopted a Stockholder Rights Agreement (the "Rights Plan") and distributed one Right for each outstanding share of Common Stock. The Rights were issued to holders of record of Common Stock outstanding on March 12, 1998. Each share of Common Stock issued after March 12, 1998 will also include one Right, subject

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES
to certain limitations. Each Right when it becomes exercisable will initially entitle the registered holder to purchase from the Company one one-hundredth (1/100th) of a share of Series A Preferred Stock at a price of $175.00 (the "Purchase Price").

     The Rights will become exercisable and separately transferable when the Company learns that any person or group has acquired beneficial ownership of 15% or more of the outstanding Common Stock or on such other date as may be designated by the Board of Directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for outstanding Common Stock that could result in the offeror becoming the beneficial owner of 15% or more of the outstanding Common Stock. In such circumstances, holders of the Rights will be entitled to purchase, for the Purchase Price, a number of hundredths of a share of Series A Preferred Stock equivalent to the number of shares of Common Stock (or, in certain circumstances, other equity securities) having a market value of twice the Purchase Price. Beneficial holders of 15% or more of the outstanding Common Stock, however, would not be entitled to exercise their Rights in such circumstances. As a result, their voting and equity interests in the Company would be substantially diluted if the Rights were to be exercised.

     The Rights expire in March 2008, but may be redeemed earlier by the Company at a price of $.01 per Right, in accordance with the provisions of the Rights Plan.

(9) INCOME TAXES

     The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. Under the liability method specified by SFAS No. 109, a deferred tax asset or liability is measured based on the difference between the financial statement and tax bases of assets and liabilities, as measured by the enacted tax rates.

     The provisions for income taxes shown in the accompanying consolidated statements of operations are composed of the following (in thousands):

                                                            YEARS ENDED JUNE 30,
                                                         --------------------------
                                                          1995      1996      1997
                                                          ----      ----      ----
Federal --
  Current..............................................  $1,132    $4,512    $6,550
  Deferred.............................................   1,949      (295)    1,232
State --
  Current..............................................      --       892       901
  Deferred.............................................     485        --       224
Foreign --
  Current..............................................     159       505       692
                                                         ------    ------    ------
                                                         $3,725    $5,614    $9,599
                                                         ======    ======    ======

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

     The provision for income taxes differs from the federal statutory rate due to the following:

                                                              YEARS ENDED JUNE 30,
                                                           --------------------------
                                                           1995    1996(1)    1997(1)
                                                           ----    -------    -------
Federal tax at statutory rate............................  34.0%    35.0%      35.0%
State income tax, net of federal tax benefit.............   5.3      5.0        5.2
Foreign tax..............................................  (4.1)     2.4       (1.8)
Tax credits generated....................................  (2.5)    (8.2)      (4.2)
Permanent differences, net...............................   5.6      4.3        2.6
Valuation allowance and other............................   2.5      (.7)       (.9)
                                                           ----     ----       ----
     Provision for income taxes..........................  40.8%    37.8%      35.9%
                                                           ====     ====       ====

---------------
(1) Calculated based on pretax income, before nondeductible charges for in-process research and development, of $14,850,000 and $26,704,000 for 1996 and 1997, respectively.

     The components of the net deferred tax liability recognized in the accompanying consolidated balance sheets are as follows (in thousands):

                                                             JUNE 30,
                                                       --------------------
                                                         1996        1997
                                                         ----        ----
Deferred tax assets..................................  $  7,418    $  6,260
Deferred tax liabilities.............................   (15,189)    (14,000)
                                                       --------    --------
                                                         (7,771)     (7,740)
Valuation allowance..................................    (1,425)         --
                                                       --------    --------
                                                       $ (9,196)   $ (7,740)
                                                       ========    ========

     The approximate tax effect of each type of temporary difference and carryforwards is as follows (in thousands):

                                                              JUNE 30,
                                                         ------------------
                                                          1996       1997
                                                          ----       ----
Revenue related........................................  $(6,974)   $(7,665)
Foreign operating losses...............................    1,425      1,063
Nondeductible reserves and accruals....................    1,523      1,034
Intangible assets......................................   (3,819)    (2,241)
Other temporary differences............................       74         69
                                                         -------    -------
                                                         $(7,771)   $(7,740)
                                                         =======    =======

     The decrease in valuation allowance during 1997 resulted from the utilization of previously reserved tax assets. The foreign operating loss carryforwards expire at various dates through 2011.

(10) OPERATING LEASES

     The Company leases its facilities and various office equipment under noncancelable operating leases with terms in excess of one year. Rent expense charged to operations was approximately $2,227,000, $3,346,000, $5,015,000, $3,761,000 and $4,668,000 for the years ended June 30, 1995, 1996 and 1997 and the nine months ended March 31, 1997 and 1998, respectively.

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

     Future minimum lease payments under these leases as of June 30, 1997 are as follows (in thousands):

                                                            AMOUNT
                                                            ------
Year Ending June 30, 1998.................................  $ 4,266
  1999....................................................    3,865
  2000....................................................    3,704
  2001....................................................    3,390
  2002....................................................    3,379
  Thereafter..............................................    3,954
                                                            -------
                                                            $22,558
                                                            =======

(11) SALE OF INSTALLMENTS RECEIVABLE

     The Company sold, with limited recourse, certain of its installment contracts to two financial institutions for $28,895,000, $30,210,000 and $44,063,000 during fiscal 1996 and 1997 and the nine months ended March 31, 1998, respectively. The financial institutions have partial recourse to the Company only upon nonpayment by the customer under the installments receivable. The amount of recourse is determined pursuant to the provisions of the Company's contracts with the financial institutions and varies depending on whether the customers under the installment contracts are foreign or domestic entities. Collections of these receivables reduce the Company's recourse obligation, as defined. The Company records these transactions as sales of financial assets in accordance with SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, as it surrenders control to these receivables upon transfer.

     At March 31, 1998, the balance of the uncollected principal portion of the contracts sold with partial recourse was approximately $87,659,000. The Company's potential recourse obligations related to these contracts is approximately $5,000,000. In addition, the Company is obligated to pay additional costs to the financial institutions in the event of default by the customer.

(12) COMMITMENTS

     The Company has entered into agreements with six executive officers providing for the payment of cash and other benefits in certain events of their voluntary or involuntary termination within three years following a change in control. Payment under these agreements would consist of a lump sum equal to approximately three years of each executive's annual taxable compensation. The agreements also provide that the payment would be increased in the event that it would subject the officer to excise tax as a parachute payment under the federal tax code. The increase would be equal to the additional tax liability imposed on the executive as a result of the payment.

(13) RETIREMENT PLAN

     The Company maintains a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code covering all eligible employees, as defined. Under the plan, a participant may elect to defer receipt of a stated percentage of his or her compensation, subject to limitation under the Internal Revenue Code, which would otherwise be payable to the participant for any plan year. The Company may make discretionary contributions to this plan. No such contributions were made during 1995 or 1996. During 1997, the plan was modified to provide, among other changes, for the Company to make matching contributions equal to 25% of pretax employee contributions up to a maximum of 6% of an employee's salary. During the fiscal year ended June 30, 1997 and the nine

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES
months ended March 31, 1997 and 1998, the Company made matching contributions of approximately $385,000, $175,000 and $598,000, respectively.

     The Company does not provide postretirement benefits to any employees as defined under SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions.

(14) JOINT VENTURES

     In May 1993, the Company entered into an Equity Joint Venture agreement with China Petrochemical Technology Company to form a limited liability company governed by the laws of the People's Republic of China. This company has the nonexclusive right to distribute the Company's products within the People's Republic of China. The Company invested $300,000 on August 6, 1993, which represents a 30% equity interest in the joint venture.

     In November 1993, the Company invested approximately $100,000 in a Cyprus-based corporate joint venture, representing approximately a 14% equity interest. The Company had a two-year option to purchase additional shares in the joint venture corporation, which would increase its equity interest to 22.5%. In December 1995, the Company exercised its option to acquire these additional shares for approximately $125,000.

     The Company is accounting for these investments using the equity method. The net investments are included in other assets in the accompanying consolidated balance sheets. In the accompanying consolidated statements of operations for the years ended June 30, 1995, 1996 and 1997 and the nine months ended March 31, 1997 and 1998, the Company has recognized approximately $22,000, $10,000, $26,000, $0 and $45,000, respectively, as its portion of the income from these joint ventures.

(15) ACCRUED EXPENSES

     Accrued expenses in the accompanying consolidated balance sheets consist of the following (in thousands):

                                                   JUNE 30,
                                              ------------------    MARCH 31,
                                               1996       1997        1998
                                               ----       ----      ---------
Income taxes................................  $ 2,728    $ 6,711     $ 9,172
Payroll and payroll-related.................    4,743      3,302       4,930
Royalties and outside commissions...........    4,149      2,051       2,291
Other.......................................    4,392      4,508       4,394
                                              -------    -------     -------
                                              $16,012    $16,572     $20,787
                                              =======    =======     =======

(16) RELATED PARTY TRANSACTION

     Smart Finance & Co., a company of which a director of the Company is the President, provides advisory services to the Company from time to time. In fiscal 1996 and 1997 and the nine months ended March 31, 1998, payments of approximately $72,000, $222,000 and $43,000, respectively, were made by the Company to Smart Finance & Co. as compensation for services rendered.

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

(17) FINANCIAL INFORMATION BY GEOGRAPHIC AREA

     Domestic and export sales as a percentage of total revenues are as follows:

                                                                      NINE MONTHS
                                                                         ENDED
                                           YEARS ENDED JUNE 30,        MARCH 31,
                                          -----------------------    --------------
                                          1995     1996     1997     1997     1998
                                          ----     ----     ----     ----     ----
United States...........................   48.1%    54.6%    47.7%    49.3%    52.3%
Europe..................................   30.6     26.7     32.4     25.1     29.1
Japan...................................   12.3      9.6      9.2     16.3     11.4
Other...................................    9.0      9.1     10.7      9.3      7.2
                                          -----    -----    -----    -----    -----
                                          100.0%   100.0%   100.0%   100.0%   100.0%
                                          =====    =====    =====    =====    =====

     Revenues, income (loss) from operations and identifiable assets for the Company's United States, European and Asian operations are as follows (in thousands). The Company has intercompany distribution arrangements with its subsidiaries. The basis for these arrangements, disclosed below as transfers between geographic locations, is cost plus a specified percentage for services and a commission rate for sales generated in the geographic region.

                                 UNITED STATES    EUROPE      ASIA     ELIMINATIONS    CONSOLIDATED
                                 -------------    ------      ----     ------------    ------------
Year ended June 30, 1995 --
  Revenues.....................    $ 56,951       $   547    $   --      $     --        $ 57,498
  Transfers between geographic
     locations.................          --        10,912     4,463       (15,375)             --
                                   --------       -------    ------      --------        --------
          Total revenues.......    $ 56,951       $11,459    $4,463      $(15,375)       $ 57,498
                                   ========       =======    ======      ========        ========
Income from operations.........    $  5,126       $ 1,112    $  313      $     --        $  6,551
                                   ========       =======    ======      ========        ========
Identifiable assets............    $ 71,143       $ 4,087    $  416      $     51        $ 75,697
                                   ========       =======    ======      ========        ========
Year ended June 30, 1996 --
  Revenues.....................    $100,958       $ 2,643    $    8      $     --        $103,609
  Transfers between geographic
     locations.................          --        13,474     4,645       (18,119)             --
                                   --------       -------    ------      --------        --------
          Total revenues.......    $100,958       $16,117    $4,653      $(18,119)       $103,609
                                   ========       =======    ======      ========        ========
Income (loss) from
  operations...................    $(11,449)      $  (267)   $   15      $     --        $(11,701)
                                   ========       =======    ======      ========        ========
Identifiable assets............    $183,550       $11,172    $  414      $(45,948)       $149,188
                                   ========       =======    ======      ========        ========
Year ended June 30, 1997 --
  Revenues.....................    $171,644       $ 8,611    $   44      $     --        $180,299
  Transfers between geographic
     locations.................          --        22,812     8,099       (30,911)             --
                                   --------       -------    ------      --------        --------
          Total revenues.......    $171,644       $31,423    $8,143      $(30,911)       $180,299
                                   ========       =======    ======      ========        ========
Income from operations.........    $ 14,620       $ 2,578    $  594      $     --        $ 17,792
                                   ========       =======    ======      ========        ========
Identifiable assets............    $221,544       $ 7,094    $1,191      $(53,391)       $176,438
                                   ========       =======    ======      ========        ========

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

(18) SUBSEQUENT EVENT

     On May 27, 1998, the Company acquired CDI, a provider of software and services for the supply chain management market. The Company exchanged 2,961,959 shares of its common stock for all the outstanding shares of CDI common stock. The acquisition will be accounted for as a pooling of interests. Accordingly, the consolidated financial statements of the Company will be restated to give retroactive effect to the combination with CDI. The Company expects to incur approximately $4.0 million of expenses related to this acquisition, which will be charged to operations in the quarter ending June 30, 1998.

     The following information details the results of operations of the Company and CDI for the periods before the pooling of interests combination was consummated:

                                                                       NINE MONTHS ENDED
                                        YEARS ENDED JUNE 30,               MARCH 31,
                                   -------------------------------    --------------------
                                    1995        1996        1997        1997        1998
                                    ----        ----        ----        ----        ----
                                                                          (UNAUDITED)
Revenue --
  The Company....................  $57,498    $103,609    $180,299    $127,045    $164,481
  CDI............................    8,521      11,209      13,771      10,554      13,563
                                   -------    --------    --------    --------    --------
  Combined.......................  $66,019    $114,818    $194,070    $137,599    $178,044
                                   =======    ========    ========    ========    ========
Net income (loss) --
  The Company....................  $ 5,416    $(15,185)   $ 13,155    $  5,076    $  8,497
  CDI............................    1,693         798       1,046       1,180       1,447
                                   -------    --------    --------    --------    --------
  Combined.......................  $ 7,109    $(14,387)   $ 14,201    $  6,256    $  9,944
                                   =======    ========    ========    ========    ========
Net income (loss) per share --
  Diluted --
  The Company....................  $  0.35    $  (0.96)   $   0.63    $   0.24    $   0.39
                                   =======    ========    ========    ========    ========
  CDI............................  $  1.09    $   0.51    $   0.60    $   0.71    $   0.59
                                   =======    ========    ========    ========    ========
  Combined.......................  $  0.42    $  (0.83)   $   0.63    $   0.28    $   0.41
                                   =======    ========    ========    ========    ========
Net income (loss) per share --
  Basic --
  The Company....................  $  0.39    $  (0.96)   $   0.67    $   0.26    $   0.41
                                   =======    ========    ========    ========    ========
  CDI............................  $  1.09    $   0.51    $   0.60    $   0.71    $   0.59
                                   =======    ========    ========    ========    ========
  Combined.......................  $  0.46    $  (0.83)   $   0.66    $   0.30    $   0.43
                                   =======    ========    ========    ========    ========

                  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON
                 SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

To Aspen Technology, Inc.:

     We have audited the accompanying supplemental consolidated balance sheets of Aspen Technology, Inc. (a Delaware corporation) and subsidiaries as of June 30, 1996 and 1997, and the related supplemental consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1997. The supplemental consolidated statements give retroactive effect to the merger with Chesapeake Decision Sciences, Inc. and subsidiaries (CDI) on May 27, 1998, which has been accounted for as a pooling of interests as described in Note 1. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the supplemental financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the supplemental financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based upon our audit, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aspen Technology, Inc. and subsidiaries as of June 30, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997, after giving retroactive effect to the merger with CDI as described in Note 1, all in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

Boston, Massachusetts
May 29, 1998

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               JUNE 30,
                                                         --------------------     MARCH 31,
                                                           1996        1997         1998
                                                           ----        ----       ---------
                                                                                 (UNAUDITED)
                                           ASSETS
Current assets:
  Cash and cash equivalents............................  $ 14,773    $ 18,284     $ 25,546
  Short-term investments...............................    38,821      16,622        9,172
  Accounts receivable, net of reserves of $731 in 1996,
     $840 in 1997 and $1,429 in 1998...................    41,217      46,997       59,751
  Unbilled services....................................     7,634      12,444       18,282
  Current portion of long-term installments receivable,
     net of unamortized discount of $930 in 1996, $815
     in 1997 and $977 in 1998..........................    12,068      19,063       21,447
  Prepaid expenses and other current assets............     4,181       8,876        9,590
                                                         --------    --------     --------
          Total current assets.........................   118,694     122,286      143,788
                                                         --------    --------     --------

Long-term installments receivable, net of unamortized
  discount of $5,027 in 1996, $7,386 in 1997 and $6,438
  in 1998..............................................    17,708      30,963       29,698
                                                         --------    --------     --------

Property and leasehold improvements, at cost:
  Land.................................................       350         664          728
  Building and improvements............................     5,000       6,499        8,749
  Computer equipment...................................    18,813      24,774       31,938
  Purchased software...................................     3,056       9,934       14,983
  Furniture and fixtures...............................     3,833       7,941        9,402
  Leasehold improvements...............................       698       2,618        4,505
                                                         --------    --------     --------
                                                           31,750      52,430       70,305
Less -- Accumulated depreciation and amortization......    12,961      21,271       30,315
                                                         --------    --------     --------
                                                           18,789      31,159       39,990
                                                         --------    --------     --------

Computer software development costs, net of accumulated
  amortization of $3,908 in 1996, $5,051 in 1997 and
  $5,832 in 1998.......................................     1,817       3,058        5,272
                                                         --------    --------     --------
Land...................................................       925         925          925
                                                         --------    --------     --------
Intangible assets, net of accumulated amortization of
  $819 in 1996, $3,347 in 1997 and $5,352 in 1998......     9,129      12,768       13,574
                                                         --------    --------     --------
Other assets...........................................     1,924       2,386        2,841
                                                         --------    --------     --------
                                                         $168,986    $203,545     $236,088
                                                         ========    ========     ========

              The accompanying notes are an integral part of these
                supplemental consolidated financial statements.

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               JUNE 30,
                                                         --------------------     MARCH 31,
                                                           1996        1997         1998
                                                           ----        ----       ---------
                                                                                 (UNAUDITED)
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term obligations.............  $    425    $    288     $  1,581
  Accounts payable.....................................     6,584       7,442        5,541
  Accrued expenses.....................................    16,417      17,968       21,803
  Unearned revenue.....................................     8,967       4,294        4,822
  Deferred revenue.....................................    10,943      16,730       21,861
  Deferred income taxes................................     2,798       1,775        5,486
                                                         --------    --------     --------
          Total current liabilities....................    46,134      48,497       61,094
                                                         --------    --------     --------
Long-term obligations, less current portion............       706         462        3,315
                                                         --------    --------     --------
Deferred revenue, less current portion.................     8,279       9,441       10,068
                                                         --------    --------     --------
Other liabilities......................................     1,757         942          741
                                                         --------    --------     --------
Deferred income taxes..................................     7,633       6,789        9,893
                                                         --------    --------     --------
Commitments and contingencies (Notes 10, 11 and 12)
Stockholders' equity:
  Common stock, $.10 par value --
     Authorized -- 40,000,000 shares
     Issued -- 20,758,343 shares, 22,342,399 shares and
       24,404,639 shares in 1996, 1997 and 1998,
       respectively....................................     2,076       2,235        2,440
  Additional paid-in capital...........................   110,388     128,344      138,466
  Retained earnings (Accumulated deficit)..............    (7,121)      7,607       10,695
  Cumulative translation adjustment....................      (362)       (261)        (100)
  Treasury stock, at cost -- 230,396 shares, 230,330
     shares and 230,330 shares of common stock in 1996,
     1997 and 1998, respectively.......................      (502)       (502)        (502)
  Unrealized gain (loss) on investments................        (2)         (9)         (22)
                                                         --------    --------     --------
          Total stockholders' equity...................   104,477     137,414      150,977
                                                         --------    --------     --------
                                                         $168,986    $203,545     $236,088
                                                         ========    ========     ========

              The accompanying notes are an integral part of these
                supplemental consolidated financial statements.

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           NINE MONTHS ENDED
                                              YEARS ENDED JUNE 30,             MARCH 31,
                                          -----------------------------   -------------------
                                           1995       1996       1997       1997       1998
                                           ----       ----       ----       ----       ----
                                                                              (UNAUDITED)
Revenues:
  Software licenses.....................  $49,479   $ 70,199   $103,179   $ 71,741   $ 95,544
  Service and other.....................   16,540     44,619     90,891     65,858     82,500
                                          -------   --------   --------   --------   --------
                                           66,019    114,818    194,070    137,599    178,044
                                          -------   --------   --------   --------   --------
Expenses:
  Cost of software licenses.............    3,080      3,992      5,539      4,090      4,964
  Cost of service and other.............   10,052     27,220     54,006     39,315     48,342
  Selling and marketing.................   24,276     36,610     56,034     40,223     52,683
  Research and development..............   12,652     22,310     33,580     23,686     31,519
  General and administrative............    5,679     10,715     17,072     12,854     14,650
  Charge for in-process research and
     development........................       --     24,421      8,664      8,664      8,472
  Costs related to acquisition..........      950         --         --         --        984
                                          -------   --------   --------   --------   --------
                                           56,689    125,268    174,895    128,832    161,614
                                          -------   --------   --------   --------   --------
     Income (loss) from operations......    9,330    (10,450)    19,175      8,767     16,430
Foreign currency exchange gain (loss)...       34       (223)      (236)      (110)      (365)
Income on equity in joint ventures......       22         10         26         --         45
Interest income.........................    3,138      3,745      5,556      3,984      4,305
Interest expense on subordinated notes
  payable to a related party............     (369)      (377)        --         --         --
Other interest expense..................     (192)      (946)      (151)      (117)      (147)
                                          -------   --------   --------   --------   --------
     Income (loss) before provision for
       income taxes.....................   11,963     (8,241)    24,370     12,524     20,268
Provision for income taxes..............    4,854      6,146     10,169      6,268     10,324
                                          -------   --------   --------   --------   --------
     Net income (loss)..................  $ 7,109   $(14,387)  $ 14,201   $  6,256   $  9,944
                                          =======   ========   ========   ========   ========
Net income (loss) per share:
  Diluted...............................  $  0.42   $  (0.83)  $   0.63   $   0.28   $   0.41
                                          =======   ========   ========   ========   ========
  Basic.................................  $  0.46   $  (0.83)  $   0.66   $   0.30   $   0.43
                                          =======   ========   ========   ========   ========
Weighted average shares outstanding:
  Diluted...............................   17,113     17,432     22,707     22,596     24,432
                                          =======   ========   ========   ========   ========
  Basic.................................   15,321     17,432     21,368     21,190     23,101
                                          =======   ========   ========   ========   ========

              The accompanying notes are an integral part of these
                supplemental consolidated financial statements.

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                CLASS A, CLASS B
                                                                 AND SERIES C-1
                                                                   CONVERTIBLE
                                                                 PREFERRED STOCK          COMMON STOCK
                                                              ---------------------   ---------------------   ADDITIONAL
                                                              NUMBER OF               NUMBER OF    $.10 PAR    PAID-IN
                                                               SHARES     PAR VALUE     SHARES      VALUE      CAPITAL
                                                              ---------   ---------   ----------   --------   ----------
Balance, June 30, 1994......................................   356,986      $ 177      8,339,148    $  834     $ 18,092
 Issuance of common stock in a public offering, net of
   issuance costs of $1,223.................................        --         --      3,100,000       310       17,539
 Issuance of common stock under employee stock purchase
   plans....................................................        --         --         72,064         7          238
 Exercise of stock options and warrants.....................        --         --        688,462        69        1,113
 Liquidation of fractional shares...........................        --         --             --        --           --
 Conversion of preferred stock to common stock..............  (356,986)      (177)     4,709,580       471         (294)
 Purchase of treasury stock.................................        --         --             --        --           --
 Repayment of receivable....................................        --         --             --        --           --
 ESOP contribution..........................................        --         --        443,209        45          171
 Translation adjustment.....................................        --         --             --        --           --
 Unrealized market gain on investments......................        --         --             --        --           --
 Tax benefit related to stock options.......................        --         --             --        --          486
 Dividend distributions to stockholders relating to acquired
   Subchapter S corporation, net............................        --         --             --        --           --
 Net income.................................................        --         --             --        --           --
                                                              --------      -----     ----------    ------     --------
 Balance, June 30, 1995.....................................        --         --     17,352,463     1,736       37,345
 Issuance of common stock in a public offering, net of
   issuance costs of $4,239.................................        --         --      2,907,820       291       68,166
 Issuance of common stock in a private placement............        --         --         66,770         6        1,058
 Issuance of common stock under employee stock purchase
   plans....................................................        --         --         50,220         5          469
 Exercise of stock options and warrants.....................        --         --        778,114        78        1,397
 ESOP contribution..........................................        --         --        514,807        51          199
 Retired stock..............................................        --         --       (911,851)      (91)        (353)
 Translation adjustment.....................................        --         --             --        --           --
 Realized gain on investments...............................        --         --             --        --           --
 Unrealized market loss on investments......................        --         --             --        --           --
 Tax benefit related to stock options.......................        --         --             --        --        2,107
 Net loss...................................................        --         --             --        --           --
                                                              --------      -----     ----------    ------     --------
Balance, June 30, 1996......................................        --         --     20,758,343     2,076      110,388
 Issuance of common stock in a pooling......................        --         --        104,162        10          165
 Issuance of common stock in the purchase of businesses.....        --         --        155,740        16        5,892
 Issuance of common stock under employee stock purchase
   plans....................................................        --         --        210,085        21        3,549
 Exercise of stock options and warrants.....................        --         --        507,545        51        4,152
 ESOP contribution..........................................        --         --        696,154        70          268
 Retired stock..............................................        --         --        (89,630)       (9)         (33)
 Translation adjustment.....................................        --         --             --        --           --
 Issuance of treasury stock to charity......................        --         --             --        --           --
 Unrealized market loss on investments......................        --         --             --        --           --
 Tax benefit related to stock options.......................        --         --             --        --        3,963
 Net income.................................................        --         --             --        --           --
                                                              --------      -----     ----------    ------     --------
Balance, June 30, 1997......................................        --         --     22,342,399     2,235      128,344
 Issuance of common stock in poolings.......................        --         --        626,443        63        2,046
 Issuance of common stock under employee stock purchase
   plans....................................................        --         --        115,617        11        3,867
 Exercise of stock options and warrants.....................        --         --        340,728        34        3,830
 ESOP contribution..........................................        --         --        983,145        98          380
 Retired stock..............................................        --         --         (3,693)       (1)          (1)
 Translation adjustment.....................................        --         --             --        --           --
 Unrealized market loss on investments......................        --         --             --        --           --
 Net income.................................................        --         --             --        --           --
                                                              --------      -----     ----------    ------     --------
Balance, March 31, 1998 (Unaudited).........................        --      $  --     24,404,639    $2,440     $138,466
                                                              ========      =====     ==========    ======     ========


                                                                                           RECEIVABLE
                                                                RETAINED                      FROM         TREASURY STOCK
                                                                EARNINGS     CUMULATIVE    STOCKHOLDER   -------------------
                                                              (ACCUMULATED   TRANSLATION    FOR STOCK    NUMBER OF
                                                                DEFICIT)     ADJUSTMENT      ISSUED       SHARES     AMOUNTS
                                                              ------------   -----------   -----------   ---------   -------
Balance, June 30, 1994......................................    $  1,084        $(390)        $(15)       229,188     $(497)
 Issuance of common stock in a public offering, net of
   issuance costs of $1,223.................................          --           --           --             --        --
 Issuance of common stock under employee stock purchase
   plans....................................................          --           --           --             --        --
 Exercise of stock options and warrants.....................          --           --           --             --        --
 Liquidation of fractional shares...........................          --           --           --             64        --
 Conversion of preferred stock to common stock..............          --           --           --             --        --
 Purchase of treasury stock.................................          --           --           --          1,144        (5)
 Repayment of receivable....................................          --           --           15             --        --
 ESOP contribution..........................................          --           --           --             --        --
 Translation adjustment.....................................          --           87           --             --        --
 Unrealized market gain on investments......................          --           --           --             --        --
 Tax benefit related to stock options.......................          --           --           --             --        --
 Dividend distributions to stockholders relating to acquired
   Subchapter S corporation, net............................        (927)          --           --             --        --
 Net income.................................................       7,109           --           --             --        --
                                                                --------        -----         ----        -------     -----
 Balance, June 30, 1995.....................................       7,266         (303)          --        230,396      (502)
 Issuance of common stock in a public offering, net of
   issuance costs of $4,239.................................          --           --           --             --        --
 Issuance of common stock in a private placement............          --           --           --             --        --
 Issuance of common stock under employee stock purchase
   plans....................................................          --           --           --             --        --
 Exercise of stock options and warrants.....................          --           --           --             --        --
 ESOP contribution..........................................          --           --           --             --        --
 Retired stock..............................................          --           --           --             --        --
 Translation adjustment.....................................          --          (59)          --             --        --
 Realized gain on investments...............................          --           --           --             --        --
 Unrealized market loss on investments......................          --           --           --             --        --
 Tax benefit related to stock options.......................          --           --           --             --        --
 Net loss...................................................     (14,387)          --           --             --        --
                                                                --------        -----         ----        -------     -----
Balance, June 30, 1996......................................      (7,121)        (362)          --        230,396      (502)
 Issuance of common stock in a pooling......................         527           --           --             --        --
 Issuance of common stock in the purchase of businesses.....          --           --           --             --        --
 Issuance of common stock under employee stock purchase
   plans....................................................          --           --           --             --        --
 Exercise of stock options and warrants.....................          --           --           --             --        --
 ESOP contribution..........................................          --           --           --             --        --
 Retired stock..............................................          --           --           --             --        --
 Translation adjustment.....................................          --          101           --             --        --
 Issuance of treasury stock to charity......................          --           --           --            (66)       --
 Unrealized market loss on investments......................          --           --           --             --        --
 Tax benefit related to stock options.......................          --           --           --             --        --
 Net income.................................................      14,201           --           --             --        --
                                                                --------        -----         ----        -------     -----
Balance, June 30, 1997......................................       7,607         (261)          --        230,330      (502)
 Issuance of common stock in poolings.......................      (6,856)          --           --             --        --
 Issuance of common stock under employee stock purchase
   plans....................................................          --           --           --             --        --
 Exercise of stock options and warrants.....................          --           --           --             --        --
 ESOP contribution..........................................          --           --           --             --        --
 Retired stock..............................................          --           --           --             --        --
 Translation adjustment.....................................          --          161           --             --        --
 Unrealized market loss on investments......................          --           --           --             --        --
 Net income.................................................       9,944           --           --             --        --
                                                                --------        -----         ----        -------     -----
Balance, March 31, 1998 (Unaudited).........................    $ 10,695        $(100)        $ --        230,330     $(502)
                                                                ========        =====         ====        =======     =====


                                                              UNREALIZED
                                                                 GAIN           TOTAL
                                                               (LOSS) ON    STOCKHOLDERS'
                                                              INVESTMENTS      EQUITY
                                                              -----------   -------------
Balance, June 30, 1994......................................     $  --        $ 19,285
 Issuance of common stock in a public offering, net of
   issuance costs of $1,223.................................        --          17,849
 Issuance of common stock under employee stock purchase
   plans....................................................        --             245
 Exercise of stock options and warrants.....................        --           1,182
 Liquidation of fractional shares...........................        --              --
 Conversion of preferred stock to common stock..............        --              --
 Purchase of treasury stock.................................        --              (5)
 Repayment of receivable....................................        --              15
 ESOP contribution..........................................        --             216
 Translation adjustment.....................................        --              87
 Unrealized market gain on investments......................       282             282
 Tax benefit related to stock options.......................        --             486
 Dividend distributions to stockholders relating to acquired
   Subchapter S corporation, net............................        --            (927)
 Net income.................................................        --           7,109
                                                                 -----        --------
 Balance, June 30, 1995.....................................       282          45,824
 Issuance of common stock in a public offering, net of
   issuance costs of $4,239.................................        --          68,457
 Issuance of common stock in a private placement............        --           1,064
 Issuance of common stock under employee stock purchase
   plans....................................................        --             474
 Exercise of stock options and warrants.....................        --           1,475
 ESOP contribution..........................................        --             250
 Retired stock..............................................        --            (444)
 Translation adjustment.....................................        --             (59)
 Realized gain on investments...............................      (282)           (282)
 Unrealized market loss on investments......................        (2)             (2)
 Tax benefit related to stock options.......................        --           2,107
 Net loss...................................................        --         (14,387)
                                                                 -----        --------
Balance, June 30, 1996......................................        (2)        104,477
 Issuance of common stock in a pooling......................        --             702
 Issuance of common stock in the purchase of businesses.....        --           5,908
 Issuance of common stock under employee stock purchase
   plans....................................................        --           3,570
 Exercise of stock options and warrants.....................        --           4,203
 ESOP contribution..........................................        --             338
 Retired stock..............................................        --             (42)
 Translation adjustment.....................................        --             101
 Issuance of treasury stock to charity......................        --              --
 Unrealized market loss on investments......................        (7)             (7)
 Tax benefit related to stock options.......................        --           3,963
 Net income.................................................        --          14,201
                                                                 -----        --------
Balance, June 30, 1997......................................        (9)        137,414
 Issuance of common stock in poolings.......................        --          (4,747)
 Issuance of common stock under employee stock purchase
   plans....................................................        --           3,878
 Exercise of stock options and warrants.....................        --           3,864
 ESOP contribution..........................................        --             478
 Retired stock..............................................        --              (2)
 Translation adjustment.....................................        --             161
 Unrealized market loss on investments......................       (13)            (13)
 Net income.................................................        --           9,944
                                                                 -----        --------
Balance, March 31, 1998 (Unaudited).........................     $ (22)       $150,977
                                                                 =====        ========

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                         NINE MONTHS
                                                                                            ENDED
                                                         YEARS ENDED JUNE 30,             MARCH 31,
                                                    ------------------------------   -------------------
                                                      1995       1996       1997       1997       1998
                                                      ----       ----       ----       ----       ----
                                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...............................  $  7,109   $(14,387)  $ 14,201   $  6,256   $  9,944
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities --
    Depreciation and amortization.................     2,856      5,817     11,655      8,198      9,844
    Charge for in-process research and
      development.................................        --     24,421      8,664      8,664      8,472
    Deferred income taxes.........................     3,684       (295)    (1,646)     2,982      6,834
    Changes in assets and liabilities --
      Accounts receivable.........................    (6,210)   (11,930)    (9,107)    (8,622)   (16,484)
      Prepaid expenses and other current assets...      (734)       215     (4,686)    (2,040)       111
      Long-term installments receivable...........    (8,503)     1,790    (20,251)    (8,325)      (609)
      Accounts payable and accrued expenses.......     2,697      7,615      4,513       (655)    (3,249)
      Unearned revenue............................        66      2,823     (7,835)    (6,780)       527
      Deferred revenue............................     3,953      3,596      7,597      4,458      4,785
                                                    --------   --------   --------   --------   --------
         Net cash provided by operating
           activities.............................     4,918     19,665      3,105      4,136     20,175
                                                    --------   --------   --------   --------   --------
Cash flows from investing activities:
  Purchase of property and leasehold
    improvements..................................    (2,701)    (7,926)   (20,199)   (15,973)   (13,570)
  Increase in computer software development
    costs.........................................    (1,026)      (908)    (2,384)    (1,482)    (2,923)
  (Increase) decrease in other assets.............      (154)       117       (549)      (323)      (445)
  (Increase) decrease in short-term investments...   (18,081)   (20,221)    22,194     16,548      7,437
  Increase (decrease) in other liabilities........       401        955       (815)    (2,281)      (201)
  Cash acquired in immaterial poolings............        --         --        792         --       (778)
  Cash used in the purchase of business, net of
    cash acquired.................................        --    (44,723)    (6,232)    (5,307)    (9,911)
                                                    --------   --------   --------   --------   --------
         Net cash used in investing activities....   (21,561)   (72,706)    (7,193)    (8,818)   (20,391)
                                                    --------   --------   --------   --------   --------
Cash flows from financing activities:
  Issuance of common stock........................    17,849     69,521         --         --         --
  Issuance of common stock under employee stock
    purchase plans................................       245        474      3,570        381      3,878
  Issuance of common stock under employee stock
    ownership plan................................       216        250        338        339        478
  Exercise of stock options and warrants..........     1,182        925      4,203      2,299      3,864
  Purchase of treasury stock......................        (5)        --         --         --         --
  Repurchase of common stock......................        --       (444)       (42)       (42)        (2)
  Repayment of receivable for stock issued........        15         --         --         --         --
  Proceeds from subordinated note payable to
    related party.................................     2,000         --         --         --         --
  Payment of subordinated notes payable to related
    parties.......................................        --     (3,450)        --         --         --
  Payments of long-term debt and capital lease
    obligations...................................      (661)    (5,693)      (571)      (472)      (907)
  Dividend distributions to stockholders relating
    to acquired Subchapter S corporation, net.....      (927)        --         --         --         --
                                                    --------   --------   --------   --------   --------
         Net cash provided by financing
           activities.............................    19,914     61,583      7,498      2,505      7,311
                                                    --------   --------   --------   --------   --------
Effect of exchange rate changes on cash and cash
  equivalents.....................................        87        (59)       101         50        167
                                                    --------   --------   --------   --------   --------
Increase (decrease) in cash and cash
  equivalents.....................................     3,358      8,483      3,511     (2,127)     7,262
Cash and cash equivalents, beginning of period....     2,932      6,290     14,773     14,773     18,284
                                                    --------   --------   --------   --------   --------
Cash and cash equivalents, end of period..........  $  6,290   $ 14,773   $ 18,284   $ 12,646   $ 25,546
                                                    ========   ========   ========   ========   ========
Supplemental disclosure of cash flow information:

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

                                                                                         NINE MONTHS
                                                                                            ENDED
                                                         YEARS ENDED JUNE 30,             MARCH 31,
                                                    ------------------------------   -------------------
                                                      1995       1996       1997       1997       1998
                                                      ----       ----       ----       ----       ----
                                                                                         (UNAUDITED)
  Cash paid for income taxes......................  $    621   $  3,080   $  4,074   $  1,526   $  1,143
                                                    ========   ========   ========   ========   ========
  Cash paid for interest..........................  $    524   $  1,363   $    199   $     92   $    109
                                                    ========   ========   ========   ========   ========
Supplemental schedule of noncash investing and
  financing activities:
  Increase in equipment under capital lease
    obligations...................................  $     --   $    105   $     --   $     --   $     --
                                                    ========   ========   ========   ========   ========
  Increase in additional paid-in capital and
    decrease in accrued expenses relating to the
    tax benefit of exercise of nonqualified stock
    options.......................................  $    486   $  2,107   $  3,963   $     --   $     --
                                                    ========   ========   ========   ========   ========
  Increase in common stock and additional paid-in
    capital and decrease in subordinated notes
    payable to a related party relating to the
    exercise of warrants..........................  $     --   $    550   $     --   $     --   $     --
                                                    ========   ========   ========   ========   ========
Supplemental disclosure of cash flows related to
  acquisitions:
  During 1996, 1997 and the nine months ended
    March 31, 1998, the Company acquired certain
    companies as described in Note 3. These
    acquisitions are summarized as follows --
    Fair value of assets acquired, excluding
      cash........................................  $     --   $ 47,919   $ 15,469   $ 15,982   $ 11,316
    Issuance of common stock related to
      acquisitions................................        --         --     (5,908)    (6,496)        --
    Payments in connection with the acquisitions,
      net of cash acquired........................        --    (44,723)    (6,232)    (5,307)    (9,911)
                                                    --------   --------   --------   --------   --------
         Liabilities assumed......................  $     --   $  3,196   $  3,329   $  4,179   $  1,405
                                                    ========   ========   ========   ========   ========

     During the fiscal year 1995, the Company acquired Industrial Systems, Inc., which was accounted for as a pooling of interests. During the fiscal year 1997, the Company acquired B-JAC International, Inc., which was accounted for as a pooling of interests. During the fiscal year 1998, the Company acquired NeuralWare, Inc., The SAST Corporation Limited, Cimtech S.A./N.V., Contas Process Control S.r.L. and Zyqad Limited, which were accounted for as poolings of interests.

              The accompanying notes are an integral part of these
                supplemental consolidated financial statements.

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) OPERATIONS

     Aspen Technology, Inc. and subsidiaries (the Company) is a supplier of software and service solutions that companies in the process industries use to design, operate and manage their manufacturing processes. The process industries include manufacturers of chemicals, petrochemicals, petroleum products, pharmaceuticals, pulp and paper, electric power, food and beverages, consumer products, and metals and minerals. The Company offers a comprehensive, integrated suite of process manufacturing optimization solutions that help process manufacturers enhance profitability by improving efficiency, productivity, capacity utilization, safety and environmental compliance throughout the entire manufacturing life-cycle, from research and development to engineering, planning and scheduling, procurement, production and distribution. In addition to its broad range of software solutions, the Company offers system implementation, advanced process control, real-time optimization and other consulting services through its staff of project engineers. The Company has operations and customers worldwide.

     On May 27, 1998, the Company acquired Chesapeake Decision Sciences, Inc. and subsidiaries (CDI), a provider of software and services for the supply chain management market. The Company exchanged 2,961,959 shares of common stock for all the outstanding shares of CDI. The Company placed 296,196 of these shares into escrow as security for indemnification obligations of CDI relating to representation, warranties and tax matters. This merger will be accounted for as a pooling of interests. Generally accepted accounting principles do not allow for restatement of historical financial statements for a pooling of interests transaction until results which include post-merger activity have been issued. These accompanying supplemental financial statements have been retroactively restated to reflect the transaction as if the Company and CDI had operated as one entity since inception.

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

     The following information details the results of operations of the Company and CDI for the periods before the pooling of interests combination was consummated:

                                                                       NINE MONTHS ENDED
                                        YEARS ENDED JUNE 30,               MARCH 31,
                                   -------------------------------    --------------------
                                    1995        1996        1997        1997        1998
                                    ----        ----        ----        ----        ----
                                                                          (UNAUDITED)
Revenue --
  The Company....................  $57,498    $103,609    $180,299    $127,045    $164,481
  CDI............................    8,521      11,209      13,771      10,554      13,563
                                   -------    --------    --------    --------    --------
  Combined.......................  $66,019    $114,818    $194,070    $137,599    $178,044
                                   =======    ========    ========    ========    ========
Net income (loss) --
  The Company....................  $ 5,416    $(15,185)   $ 13,155    $  5,076    $  8,497
  CDI............................    1,693         798       1,046       1,180       1,447
                                   -------    --------    --------    --------    --------
  Combined.......................  $ 7,109    $(14,387)   $ 14,201    $  6,256    $  9,944
                                   =======    ========    ========    ========    ========
Net income (loss) per share --
  Diluted --
  The Company....................  $  0.35    $  (0.96)   $   0.63    $   0.24    $   0.39
                                   =======    ========    ========    ========    ========
  CDI............................  $  1.09    $   0.51    $   0.60    $   0.71    $   0.59
                                   =======    ========    ========    ========    ========
  Combined.......................  $  0.42    $  (0.83)   $   0.63    $   0.28    $   0.41
                                   =======    ========    ========    ========    ========
Net income (loss) per share --
  Basic --
  The Company....................  $  0.39    $  (0.96)   $   0.67    $   0.26    $   0.41
                                   =======    ========    ========    ========    ========
  CDI............................  $  1.09    $   0.51    $   0.60    $   0.71    $   0.59
                                   =======    ========    ========    ========    ========
  Combined.......................  $  0.46    $  (0.83)   $   0.66    $   0.30    $   0.43
                                   =======    ========    ========    ========    ========

     The Company has incurred approximately $4.0 million of merger-related costs, which will be included in the 1998 consolidated statement of operations during the period in which the merger was completed.

(2) SIGNIFICANT ACCOUNTING POLICIES

  (a) PRINCIPLES OF CONSOLIDATION

     The accompanying supplemental consolidated financial statements include the results of operations of the Company, CDI and their wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

  (b) INTERIM FINANCIAL STATEMENTS

     The accompanying supplemental consolidated financial statements as of March 31, 1998 and for the nine months ended March 31, 1997 and 1998 are unaudited, but in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results for the interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted, although the Company believes that the disclosures included are adequate to make the information presented not misleading. Results for the nine months ended

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending June 30, 1998.

  (c) CASH AND CASH EQUIVALENTS

     Cash and cash equivalents are stated at cost, which approximates market, and consist of short-term, highly liquid investments with original maturities of less than three months.

  (d) SHORT-TERM INVESTMENTS

     The Company accounts for its short-term investments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under SFAS No. 115, securities purchased to be held for indefinite periods of time, and not intended at the time of purchase to be held until maturity, are classified as available-for-sale securities. Securities classified as available-for-sale are required to be recorded at market value in the accompanying supplemental consolidated financial statements. Unrealized gains and losses have been accounted for as a separate component of stockholders' equity.

     Available-for-sale investments as of June 30, 1996 and 1997 and March 31, 1998 are as follows (in thousands):

                                                                      MARKET VALUE AT
                                                             ---------------------------------
                                             CONTRACTED      JUNE 30,    JUNE 30,    MARCH 31,
               DESCRIPTION                    MATURITY         1996        1997        1998
               -----------                   ----------      --------    --------    ---------
Commercial paper..........................   1-11 months     $38,559     $ 2,150      $   --
Money market funds........................       N/A              34         189       2,886
Stocks and mutual funds...................       N/A             120          --         757
Certificate of deposit....................   1-11 months          --         475          --
Corporate and foreign bonds...............   1-12 months         108       3,145         122
Corporate and foreign bonds...............    1-5 years           --      10,663       5,407
                                                             -------     -------      ------
                                                             $38,821     $16,622      $9,172
                                                             =======     =======      ======

     The Company had no realized gains or losses for the years ended June 30, 1995 and 1997 and had realized gains (losses) of $282,000 and $(3,000) for the year ended June 30, 1996 and the nine months ended March 31, 1998, respectively. The amortized cost of these investments does not differ significantly from their stated market value for all periods presented.

  (e) DEPRECIATION AND AMORTIZATION

     The Company provides for depreciation and amortization, computed using the straight-line and declining balance methods, by charges to operations in amounts estimated to allocate the cost of the assets over their estimated useful lives, as follows:

                                                          ESTIMATED
                ASSET CLASSIFICATION                     USEFUL LIFE
                --------------------                     -----------
Building and improvements...........................       7-30 years
Computer equipment..................................       3-10 years
Purchased software..................................          3 years
Furniture and fixtures..............................       3-10 years
Leasehold improvements..............................    Life of lease

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

  (f) LAND

     In connection with the acquisition of Setpoint, Inc. (see Note 3(a)), the Company acquired land that is being held for investment purposes. The land was recorded at its appraised value at the date of acquisition.

  (g) REVENUE RECOGNITION

     The Company recognizes revenue from software licenses upon the shipment of its products, pursuant to a signed noncancelable license agreement. In the case of license renewals, revenue is recognized upon execution of the renewal license agreement. The Company has no other significant vendor obligations or collectibility risk associated with its product sales. The Company recognizes revenue from postcontract customer support ratably over the period of the postcontract arrangement. The Company accounts for insignificant vendor obligations by deferring a portion of the revenue and recognizing it either ratably as the obligations are fulfilled or when the related services are performed. If significant application development services are required as part of a software license, the license fees are recognized as the application development services are performed.

     Service revenues from fixed-price contracts are recognized using the percentage-of-completion method, measured by the percentage of costs (primarily labor) incurred to date as compared to the estimated total costs (primarily labor) for each contract. When a loss is anticipated on a contract, the full amount thereof is provided currently. Service revenues from time and expense contracts and consulting and training revenue are recognized as the related services are performed. Services that have been performed but for which billings have not been made are recorded as unbilled services, and billings that have been recorded before the services have been performed are recorded as unearned revenue in the accompanying supplemental consolidated balance sheets.

     Installments receivable represent the present value of future payments related to the financing of noncancelable term license agreements that provide for payment in installments over a one- to five-year period. A portion of each installment agreement is recognized as interest income in the accompanying supplemental consolidated statements of operations. The interest rates in effect for the years ended June 30, 1995, 1996 and 1997 and the nine months ended March 31, 1998 were 11% to 12%, 11% to 12%, 8.5% to 11% and 8.5%, respectively.

  (h) COMPUTER SOFTWARE DEVELOPMENT COSTS

     In compliance with SFAS No. 86, Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed, certain computer software development costs are capitalized in the accompanying supplemental consolidated balance sheets. Capitalization of computer software development costs begins upon the establishment of technological feasibility. Amortization of capitalized computer software development costs is provided on a product-by-product basis using the straight-line method over the remaining estimated economic life of the product, not to exceed three years. Total amortization expense charged to operations was approximately $630,000, $735,000, $1,143,000, $738,000 and
$709,000 in fiscal 1995, 1996 and 1997 and for the nine months ended March 31, 1997 and 1998, respectively.

  (i) FOREIGN CURRENCY TRANSLATION

     The financial statements of the Company's foreign subsidiaries are translated in accordance with SFAS No. 52, Foreign Currency Translation. The determination of functional currency is based on the subsidiaries' relative financial and operational independence from the Company. Foreign currency exchange and translation gains or losses for certain wholly owned subsidiaries are

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES
credited or charged to the accompanying supplemental consolidated statements of operations since the functional currency of the subsidiaries is the U.S. dollar. Gains and losses from foreign currency translation related to entities whose functional currency is their local currency are credited or charged to the cumulative translation adjustment account, included in stockholders' equity in the accompanying supplemental consolidated balance sheets.

     At June 30, 1996 and 1997 and March 31, 1998, the Company had long-term installments receivable of approximately $7,301,000, $8,987,000 and $5,810,000 denominated in foreign currencies. The March 1998 installments receivable mature through October 2002 and have been hedged with specific foreign currency contracts. There have been no material gains or losses recorded relating to hedge contracts for the periods presented.

  (j) NET INCOME (LOSS) PER SHARE

     In March 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, Earnings per Share. This statement established standards for computing and presenting earnings per share and applies to entities with publicly traded common stock or potential common stock. This statement is effective for periods ending after December 15, 1997. The prior years' earnings per share have been retroactively restated to reflect the adoption of SFAS No. 128.

     Basic earnings per share was determined by dividing net income by the weighted average common shares outstanding during the period. Diluted earnings per share was determined by dividing net income by diluted weighted average shares outstanding. Diluted weighted average shares reflects the dilutive effect, if any, of common equivalent shares. Common equivalent shares include common stock options to the extent their effect is dilutive, based on the treasury stock method.

     The calculations of basic and diluted weighted average shares outstanding are as follows (in thousands):

                                                                            NINE MONTHS ENDED
                                                   YEAR ENDED JUNE 30,          MARCH 31,
                                                 ------------------------   -----------------
                                                  1995     1996     1997     1997      1998
                                                  ----     ----     ----     ----      ----
Basic weighted average common shares
  outstanding..................................  15,321   17,432   21,368   21,190    23,101
Weighted average common equivalent shares......   1,792       --    1,339    1,406     1,331
                                                 ------   ------   ------   ------    ------
Diluted weighted average shares outstanding....  17,113   17,432   22,707   22,596    24,432
                                                 ======   ======   ======   ======    ======

  (k) MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (l) CONCENTRATION OF CREDIT RISK

     SFAS No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance-sheet and credit risk concentrations. Financial instruments that potentially subject the Company to concentrations of credit risk are principally cash and cash equivalents, investments,

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES
accounts receivable and installments receivable. The Company places its cash and cash equivalents and investments in highly rated institutions. Concentration of credit risk with respect to receivables is limited to certain customers (end users and distributors) to which the Company makes substantial sales. To reduce risk, the Company routinely assesses the financial strength of its customers, hedges specific foreign receivables and routinely sells its receivables to financial institutions with and without recourse. As a result, the Company believes that its accounts and installments receivable credit risk exposure is limited. The Company maintains an allowance for potential credit losses but historically has not experienced any significant losses related to individual customers or groups of customers in any particular industry or geographic area.

  (m) FINANCIAL INSTRUMENTS

     SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure about fair value of financial instruments. Financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable and installments receivable. The estimated fair value of these financial instruments approximates their carrying value and, except for accounts receivable and installments receivable, is based primarily on market quotes.

  (n) INTANGIBLE ASSETS

     Intangible assets consist of goodwill, existing products, trade names and assembled work force of certain acquired entities. Intangible assets are being amortized on a straight-line basis over estimated useful lives of five to twelve years. At each balance sheet date, the Company evaluates the realizability of intangible assets based on profitability and cash flow expectations for the related asset or subsidiary. Based on its most recent analysis, the Company believes that no impairment of intangible assets exists at March 31, 1998. Goodwill (net of accumulated amortization) was approximately $4,497,000 at March 31, 1998. Amortization of goodwill was approximately $40,000, $279,000 and $337,000 for the years ended June 30, 1996 and 1997 and the nine months ended March 31, 1998, respectively.

  (o) NEW ACCOUNTING STANDARDS

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires disclosure of all components of comprehensive income on an annual and interim basis. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997.

     In July 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 requires certain financial and supplementary information to be disclosed on an annual and interim basis for each reportable segment of an enterprise. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. Unless impracticable, companies would be required to disclose similar prior period information upon adoption.

     In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1). SOP 98-1 requires computer software costs associated with internal use software to be charged to operations as incurred until certain capitalization criteria are met. SOP 98-1 is effective beginning January 1, 1999. The Company does not expect adoption of this statement to have a material impact on its supplemental consolidated financial position or results of operations.

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

(3) ACQUISITIONS

  (a) DYNAMIC MATRIX CONTROL CORPORATION (DMCC) AND SETPOINT, INC. (SETPOINT)

     During the quarter ended March 31, 1996, the Company acquired 100% of the outstanding shares of common stock of DMCC and Setpoint for purchase prices of $20,139,000 and $27,780,000, respectively, in cash and the assumption of certain expenses related to the acquisitions. DMCC and Setpoint were suppliers of on-line automation and information management software and services to companies in process manufacturing industries.

     These acquisitions were accounted for as purchase transactions, and accordingly, their results of operations from the date of acquisitions forward are included in the Company's supplemental consolidated statements of operations. The fair market value of assets acquired and liabilities assumed was based on an independent appraisal. The portion of the purchase price allocated to in-process research and development represents projects that had not yet reached technological feasibility and had no alternative future.

     The purchase price was allocated to the fair value of assets acquired and liabilities assumed as follows (in thousands):

DESCRIPTION                                    DMCC      SETPOINT          LIFE
-----------                                    ----      --------          ----
Purchased in-process research and
  development...............................  $ 9,521    $14,900                    --
Existing technology.........................    1,740      3,308               5 years
Other intangibles...........................    1,066      1,709            5-10 years
Building....................................      627         --              30 years
Goodwill....................................       --      1,418              10 years
Uncompleted contracts.......................      596        504     Life of contracts
                                              -------    -------
                                               13,550     21,839
Net book value of tangible assets acquired,
  less liabilities assumed..................    8,080      7,984
                                              -------    -------
                                               21,630     29,823
Less -- Deferred taxes......................    1,491      2,043
                                              -------    -------
                                              $20,139    $27,780
                                              =======    =======

     For tax purposes, these acquisitions were accounted for as purchases of stock, and due to the different basis in assets for book and tax purposes, deferred taxes were provided for as part of the purchase price allocation in accordance with SFAS No. 109.

  (b) ACQUISITIONS DURING FISCAL YEAR 1997

     During fiscal year 1997, the Company acquired B-JAC International, Inc. (B-JAC), the Process Control Division of Cambridge Control Limited (the Cambridge Control Division), the PIMS Division of Bechtel Corporation and Basil Joffe Associates, Inc.

     The Company exchanged 104,162 shares of its common stock valued at approximately $3,400,000 for all outstanding shares of B-JAC, a major supplier of detailed heat exchanger modeling software. The acquisition has been accounted for as a pooling of interests and as a result of its immateriality as compared to the Company's financial position and results of operations, the historical financial statements were not restated.

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

     The Company's acquisitions of the Cambridge Control Division, the PIMS Division and Basil Joffe Associates, Inc. were all accounted for as purchase transactions. Total purchase price for these acquisitions was approximately $12,217,000 plus approximately $3,011,000 in assumed liabilities and acquisition related costs. The Cambridge Control Division specialized in advanced process control solutions, specifically aimed toward process manufacturing controls applications for the refining, petrochemical and pulp and paper industries. The PIMS Division and a related software development organization, Basil Joffe Associates, Inc., developed and sold proprietary PIMS software used by companies in process industries for economic planning and scheduling based on linear programming models.

     The results of operations of these companies from the dates of acquisition forward are included in the Company's supplemental consolidated statements of operations. The fair market value of assets acquired and liabilities assumed was based on an independent appraisal. The portion of the purchase price allocated to in-process research and development represents projects that had not yet reached technological feasibility and had no alternative future use. The purchase price was allocated to the fair value of assets acquired and liabilities assumed as follows (in thousands):

                        DESCRIPTION                           AMOUNT        LIFE
                        -----------                           ------        ----
Purchased in-process research and development...............  $ 8,664            --
Existing technology.........................................      600       5 years
Intangible assets...........................................    5,530    5-12 years
                                                              -------
                                                               14,794
Net book value of tangible assets acquired, less liabilities
  assumed...................................................   (2,429)
                                                              -------
                                                               12,365
Less -- Deferred taxes......................................      148
                                                              -------
                                                              $12,217
                                                              =======

  (c) ACQUISITIONS DURING THE FIRST THREE QUARTERS OF FISCAL YEAR 1998

     During the first three quarters of fiscal year 1998, the Company acquired 100% of the outstanding shares of NeuralWare, Inc., The SAST Corporation, Limited, Cimtech S.A./N.V., Contas Process Control S.r.L. and Zyqad Limited. The Company exchanged 626,443 shares of its common stock and paid approximately $841,000 in cash for all outstanding shares of the acquired companies. These acquisitions were accounted for as poolings of interests, and none of them were material to the Company's financial position or results of operations. Accordingly, the historical financial statements of the Company have not been restated.

     Additionally, the Company acquired 100% of the outstanding shares of IISYS, Inc. for an aggregate purchase price of approximately $8,400,000 in cash and the assumption of approximately $1,600,000 in debt. For financial statement purposes, this acquisition was accounted for as a purchase, and accordingly, the results of operations from the date of acquisition are included in the Company's supplemental consolidated statements of operations. The fair market value of assets acquired and liabilities assumed was based on an independent appraisal. The portion of the purchase price allocated to in-process research and development represents projects that had not

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES
yet reached technological feasibility and had no alternative future use. The purchase price was allocated to the fair market value of assets acquired and liabilities as follows (in thousands):

                      DESCRIPTION                         AMOUNT      LIFE
                      -----------                         ------      ----
Purchased in process research and development...........  $ 8,472         --
Existing technology.....................................    2,178    5 years
Intangible assets.......................................      392    5 years
                                                          -------
                                                           11,042
Net book value of tangible assets acquired, less
  liabilities assumed...................................     (321)
                                                          -------
                                                           10,721
Less -- Deferred taxes..................................      800
                                                          -------
                                                          $ 9,921
                                                          =======

  (d) SUBSEQUENT ACQUISITION

     On May 29, 1998, the Company acquired 100% of the outstanding shares of Treiber Controls Inc. (Treiber). The Company exchanged 140,000 shares of its common stock for all outstanding shares of Treiber. Treiber specializes in advanced process control and optimization solutions, specifically in petroleum refining, petrochemical and chemical industries. The Company intends to account for this acquisition as a pooling of interests. The Company expects this transaction will be immaterial to the Company's financial position and results of operations and accordingly the historical financial statements will not be restated.

  (e) UNAUDITED PRO FORMA COMBINED RESULTS

     The following table represents selected unaudited pro forma combined financial information for the Company, DMCC and Setpoint, assuming the companies had combined at the beginning of fiscal 1995 (in thousands, except per share data):

                                                                   YEAR ENDED
                                                              --------------------
                                                              JUNE 30,    JUNE 30,
                                                                1995      1996(1)
                                                              --------    --------
Pro forma revenue...........................................  $123,251    $153,877
Pro forma net income........................................  $  5,936    $  9,397
Pro forma net income per share -- diluted...................  $   0.35    $   0.50
Pro forma weighted average shares outstanding -- diluted....    17,113      18,873

---------------
(1) Does not reflect the charge for in-process research and development and nonrecurring acquisition charges.

     Pro forma results are not necessarily indicative of either actual results of operations that would have occurred had the acquisitions been made at the beginning of fiscal 1995 or of future results. The pro forma effect of the acquisitions during fiscal year 1997 and 1998, except for CDI (see Note 1), has not been presented, as they are immaterial.

(4) LINE OF CREDIT

     The Company has a revolving line-of-credit agreement with a bank, which provides for borrowings up to $30,000,000, subject to existing limitations. The commitment fee for the unused

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES
portion of the revolving line of credit ranges from .25% to .50%, based on the financial position of the Company, as defined, and is payable quarterly. At the Company's election, borrowings bear interest on the basis of the applicable LIBOR, as defined (5.69% as of March 31, 1998), or at the bank's prime rate (8.5% as of March 31, 1998). The line is subject to certain covenants, including profitability and operating ratios, as defined. As of March 31, 1998 no amounts were outstanding under this line and approximately $29,359,000 was available for future borrowings as approximately $641,000 was reserved for certain performance bonds relating to service contracts. The line of credit expires on December 31, 1998.

(5) LONG-TERM OBLIGATIONS

     Long-term obligations consist of the following at June 30, 1996 and 1997 and March 31, 1998 (in thousands):

                                                       JUNE 30,    JUNE 30,    MARCH 31,
                                                         1996        1997        1998
                                                       --------    --------    ---------
Credit arrangement of subsidiary with a bank.........   $   --       $ --       $1,540
Mortgage payable due in annual installments of
  approximately $101,000.............................       --         --        1,279
Non-interest bearing note payable due in annual
  installments of approximately $67,000..............       --         --        1,000
Convertible Debenture due in 2000, interest is
  payable at an annual rate of 6%. This note is
  convertible into approximately 7,500 shares of the
  Company's common stock at the option of the
  holder.............................................       --         --          393
Note payable due in annual installments of $125,000
  plus interest at 9.5% per year.....................      671        547          454
Other obligations....................................      460        203          230
                                                        ------       ----       ------
                                                         1,131        750        4,896

Less -- Current maturities...........................      425        288        1,581
                                                        ------       ----       ------
                                                        $  706       $462       $3,315
                                                        ======       ====       ======

     Maturities of these long term obligations are as follows (in thousands):

                                                              AMOUNT
                                                              ------
Years Ending June 30,
  1998......................................................  $1,618
  1999......................................................     618
  2000......................................................     409
  2001......................................................     474
  2002......................................................     379
  Thereafter................................................   1,519
                                                              ------
                                                               5,017
  Less -- Amount representing interest......................     121
        -- Current maturities...............................   1,581
                                                              ------
                                                              $3,315
                                                              ======

(6) SUBORDINATED NOTES PAYABLE TO A RELATED PARTY

     At June 30, 1995, the Company had $4,000,000 of outstanding subordinated notes payable to an outside investor, of which a director of the Company is an officer. The notes were repayable

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

$2,000,000 on April 30, 1997 and $2,000,000 on April 30, 1998, with interest at
9.6%, payable quarterly.

     In December 1995 and June 1996, the lender exercised warrants to purchase 77,500 and 60,000 shares of common stock, respectively. The total proceeds due to the Company relating to the exercise of the warrants of $550,000 were recognized as a reduction of principal on the notes. The Company paid the remaining balance of $3,450,000 on June 27, 1996.

(7) PREFERRED STOCK

     The Company's Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue, from time to time, up to an aggregate of 10,000,000 shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences and conversion rights, as shall be determined by the Board of Directors in a resolution or resolutions providing for the issuance of such series. Any such series of preferred stock, if so determined by the Board of Directors, may have full voting rights with the common stock or superior or limited voting rights and may be convertible into common stock or another security of the Company.

(8) COMMON STOCK

  (a) AUTHORIZED AND OUTSTANDING SHARES

     On November 11, 1996, the Company increased its authorized shares of $.10 par value common stock from 30,000,000 to 40,000,000. On February 14, 1997, the Company effected a two for one stock split through the issuance of a stock dividend. All share and per share amounts affected by this split have been retroactively adjusted for all periods presented.

  (b) WARRANTS

     During fiscal 1990, the Company issued warrants to purchase 255,000 shares of common stock to the holder of the subordinated notes payable to a related party (see Note 6). In February 1995, warrants to purchase 100,000 shares were exercised and sold as part of the Company's second public offering of stock. The remaining warrants to purchase 155,000 shares of common stock were exercised in December 1995. During 1991, the Company issued an additional warrant to purchase 120,000 shares of common stock to the holder of the subordinated notes payable (see Note 6). These warrants were exercised in June 1996.

     During fiscal 1992, the Company issued warrants to purchase 60,000 shares of common stock to a research consultant at an exercise price of $3.34 per share. In February 1995, warrants to purchase 27,000 shares were exercised and sold as part of the Company's offering of common stock. In 1996, warrants to purchase 1,150 shares were exercised. In 1997, warrants to purchase 5,700 shares were exercised and warrants to purchase 774 shares were terminated. In the nine month period ended March 31, 1998, warrants to purchase 3,513 shares were exercised and warrants to purchase 283 shares were terminated. The remaining warrants to purchase 21,580 shares of common stock are exercisable through June 30, 2001.

     During fiscal 1993, the Company issued warrants to purchase 12,000 shares of common stock to two research consultants at an exercise price of $2.67 per share. In 1997, warrants to purchase 2,250 shares were exercised. In the nine month period ended March 31, 1998, warrants to purchase

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

750 shares were exercised. The remaining warrants to purchase 9,000 shares of common stock are currently exercisable and expire June 10, 1998.

     In connection with the August 1997 acquisition of NeuralWare, Inc. the Company converted warrants and options to purchase NeuralWare common stock into warrants and options to purchase 10,980 and 6,618 shares of the Company's common stock, respectively, of which 13,290 shares are currently exercisable and the remainder vest over three years. The warrants have exercise prices that range between $61.73 and $135.80 per share.

  (c) STOCK OPTIONS

     In July 1987 and August 1988, the Company entered into stock option agreements covering 120,000 shares of common stock. The purchase price under the options is $0.93 to $1.05 based on the fair market value of the common stock on the date of grant. In fiscal 1995, options covering 90,000 shares of common stock at $1.05 per share were exercised. During fiscal 1997, options covering the remaining 30,000 shares of common stock at an exercise price of $0.93 were exercised.

     Prior to November 1995, options were granted under the 1988 Nonqualified Stock Option Plan (the 1988 Plan), which provided for the issuance of nonqualified stock options. In November 1995, the Board of Directors approved the establishment of the 1995 Stock Option Plan (the 1995 Plan) and the 1995 Directors Stock Option Plan (the 1995 Directors Plan), which provided for the issuance of incentive stock options and nonqualified options. Under these plans, the Board of Directors may grant stock options to purchase up to an aggregate of 3,827,687 (as adjusted) shares of common stock. Shares available for grant under these plans were increased on July 1, 1996 and 1997 by an amount equal to 5% of the outstanding shares as of the preceding June 30. As a result of the adoption of the 1995 Plan, no additional options may be granted pursuant to the 1988 Plan. In December 1997 the shareholders approved an amendment to the 1995 Plan. The amendment provides for three annual increases to the number of shares for which options may be granted, beginning July 1, 1999 by an amount equal to 5% of the outstanding shares on the preceding June 30. In December 1996, the shareholders of the Company approved the establishment of the 1996 Special Stock Option Plan (the 1996 Plan). This plan provides for the issuance of incentive stock options and nonqualified options to purchase up to 500,000 shares of common stock. The exercise price of options are granted at a price not less than 100% of the fair market value of the common stock on the date of grant. Stock options become exercisable over varying periods and expire no later than 10 years from the date of grant.

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

     The following is a summary of stock option activity under the 1988 Plan, the 1995 Plan, the 1995 Directors Plan and the 1996 Plan:

                                                                           WEIGHTED
                                                                           AVERAGE
                                                              NUMBER OF    EXERCISE
                                                               OPTIONS      PRICE
                                                              ---------    --------
Outstanding, June 30, 1994..................................  1,912,876     $ 2.13
  Options granted...........................................    270,000       8.45
  Options exercised.........................................   (357,368)      2.22
  Options terminated........................................   (145,336)      2.16
                                                              ---------     ------
Outstanding, June 30, 1995..................................  1,680,172       3.12
  Options granted...........................................  1,772,000      17.08
  Options exercised.........................................   (460,114)      1.90
  Options terminated........................................    (51,300)     10.04
                                                              ---------     ------
Outstanding, June 30, 1996..................................  2,940,758      11.65
  Options granted...........................................    680,000      31.30
  Options exercised.........................................   (484,205)      8.21
  Options terminated........................................   (157,616)     16.61
                                                              ---------     ------
Outstanding, June 30, 1997..................................  2,978,937      16.44
  Options granted...........................................  2,014,637      30.02
  Options exercised.........................................   (329,679)     12.55
  Options terminated........................................    (71,714)     16.10
                                                              ---------     ------
Outstanding, March 31, 1998.................................  4,592,181     $22.66
                                                              =========     ======

     As of March 31, 1998, there were 166,144 and 78,500 shares of common stock available for grant under the 1995 and 1996 plans, respectively.

     In connection with the 1995 acquisition of Industrial Systems, Inc. (ISI), the Company assumed the ISI option plan (the ISI Plan). Under the ISI Plan, the Board of Directors of ISI was entitled to grant either incentive or nonqualified stock options for a maximum of 197,548 shares of common stock (as converted to reflect the pooling of interests and conversion to options to purchase Aspen common stock) to eligible employees, as defined.

     Activity under the ISI Plan is as follows:

                                                                           WEIGHTED
                                                                           AVERAGE
                                                              NUMBER OF    EXERCISE
                                                               OPTIONS      PRICE
                                                              ---------    --------
Outstanding, June 30, 1994..................................   131,174      $ .45
  Exercised.................................................  (105,094)       .38
                                                              --------      -----
Outstanding, June 30, 1995..................................    26,080        .76
  Exercised.................................................   (13,040)       .25
                                                              --------      -----
Outstanding, June 30, 1996..................................    13,040       1.26
  Exercised.................................................   (13,040)      1.26
                                                              --------      -----
Outstanding, June 30, 1997..................................        --      $  --
                                                              ========      =====

     No future grants are available under the ISI Plan.

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

     The following tables summarize information about stock options outstanding and exercisable at March 31, 1998:

                                                                   WEIGHTED
                                                    OPTIONS         AVERAGE      WEIGHTED
                                                  OUTSTANDING      REMAINING     AVERAGE
                                                  AT MARCH 31,    CONTRACTUAL    EXERCISE
            RANGE OF EXERCISE PRICES                  1998           LIFE         PRICE
            ------------------------              ------------    -----------    --------
$ 1.05..........................................     158,898          2.2         $ 1.05
  1.83-2.66.....................................     197,588          3.8           2.64
  3.33-4.00.....................................     246,764          6.1           3.42
  8.06-10.25....................................      80,700          7.0           9.97
 13.12-19.12....................................   1,202,163          7.7          16.43
 25.00-32.50....................................   2,387,568          8.9          29.33
 38.00-40.18....................................     318,500          9.3          37.48
                                                   ---------                      ------
                                                   4,592,181                      $22.66
                                                   =========                      ======

                                                                OPTIONS       WEIGHTED
                                                              EXERCISABLE     AVERAGE
                                                              AT MARCH 31,    EXERCISE
                  RANGE OF EXERCISE PRICES                        1998         PRICE
                  ------------------------                    ------------    --------
$ 1.05......................................................     158,898       $ 1.05
  1.83-2.66.................................................     197,588         2.64
  3.33-4.00.................................................     240,764         3.40
  8.50-10.25................................................      38,700         9.84
 13.62-19.12................................................     505,142        16.29
 25.00-32.50................................................     556,915        29.65
 38.00......................................................      43,256        38.00
                                                               ---------       ------
Exercisable, March 31, 1998.................................   1,741,263       $16.24
                                                               =========       ======
Exercisable, June 30, 1997..................................   1,160,258       $ 9.47
                                                               =========       ======
Exercisable, June 30, 1996..................................     962,990       $ 4.58
                                                               =========       ======
Exercisable, June 30, 1995..................................   1,046,572       $ 2.07
                                                               =========       ======

  (d) FAIR VALUE OF STOCK OPTIONS

     In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 requires the measurement of the fair value of stock options to be included in the statement of income or disclosed in the notes to financial statements. The Company has determined that it will continue to account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and elect the disclosure-only alternative under SFAS No. 123.

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

     Had compensation cost for the Company's option plan been determined based on the fair value at the grant dates, as prescribed in SFAS No. 123, the Company's net income (loss) (in thousands) and net income (loss) per share would have been as follows:

                                                          1996       1997
                                                          ----       ----
Net (loss) income (in thousands) --
  As reported.........................................  $(14,387)   $14,201
  Pro forma...........................................   (15,623)     9,520
Net (loss) income per share --
  Diluted --
     As reported......................................  $  (0.83)   $  0.63
     Pro forma........................................     (0.90)      0.42
  Basic --
     As reported......................................  $  (0.83)   $  0.66
     Pro forma........................................     (0.90)      0.45

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the applicable period: no dividend yield and volatility of 58% for all periods; risk-free interest rates of 5.54% to 6.83% for options granted during fiscal 1996 and 6.42% to 6.76% for options granted during fiscal 1997; and a weighted average expected option term of 7.5 years for all periods. The weighted average fair value per share of options granted during 1996 and 1997 was $12.83 and $23.49, respectively.

  (e) EMPLOYEE STOCK PURCHASE PLANS

     In February 1986, the Company's Board of Directors approved the 1986 Employees' Stock Purchase Plan, under which the Board of Directors could grant stock purchase rights for a maximum of 1,1400,000 shares through November 1995. In December 1995, the Company's Board of Directors approved the 1995 Employees' Stock Purchase Plan, under which the Board of Directors may grant stock purchase rights for a maximum of 500,000 shares through November 2005. In October 1997, the Company's Board of Directors approved the 1998 Employee Stock Purchase Plan, under which the Board of Directors may grant stock purchase rights for a maximum of 1,000,000 shares through September 30, 2007.

     Participants are granted options to purchase shares of common stock on the last business day of each semiannual payment period for 85% of the market price of the common stock on the first or last business day of such payment period, whichever is less. The purchase price for such shares is paid through payroll deductions, and the current maximum allowable payroll deduction is 10% of each eligible employee's compensation. Under the plans, the Company issued 72,064 shares, 50,220 shares, 81,586 shares and 127,547 shares during fiscal 1995, 1996 and 1997 and the nine months ended March 31, 1998, respectively. As of March 31, 1998, there were 1,000,000 shares available for future issuance under the 1998 Employee Stock Purchase Plan. No shares of common stock were available for future issuance under the 1986 Employee Stock Purchase Plan or the 1995 Employees' Stock Purchase Plan.

  (f) STOCKHOLDER RIGHTS PLAN

     During fiscal 1998, the Board of Directors of the Company adopted a Stockholder Rights Agreement (the "Rights Plan") and distributed one Right for each outstanding share of Common Stock. The Rights were issued to holders of record of Common Stock outstanding on March 12, 1998. Each share of Common Stock issued after March 12, 1998 will also include one Right, subject

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES
to certain limitations. Each Right when it becomes exercisable will initially entitle the registered holder to purchase from the Company one one-hundredth (1/100(th)) of a share of Series A Preferred Stock at a price of $175.00 (the "Purchase Price").

     The Rights will become exercisable and separately transferable when the Company learns that any person or group has acquired beneficial ownership of 15% or more of the outstanding Common Stock or on such other date as may be designated by the Board of Directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for outstanding Common Stock that could result in the offeror becoming the beneficial owner of 15% or more of the outstanding Common Stock. In such circumstances, holders of the Rights will be entitled to purchase, for the Purchase Price, a number of hundredths of a share of Series A Preferred Stock equivalent to the number of shares of Common Stock (or, in certain circumstances, other equity securities) having a market value of twice the Purchase Price. Beneficial holders of 15% or more of the outstanding Common Stock, however, would not be entitled to exercise their Rights in such circumstances. As a result, their voting and equity interests in the Company would be substantially diluted if the Rights were to be exercised.

     The Rights expire in March 2008, but may be redeemed earlier by the Company at a price of $.01 per Right, in accordance with the provisions of the Rights Plan.

  (g) EMPLOYEE STOCK OWNERSHIP PLAN

     In January 1987, CDI established an Employee Stock Ownership Plan and Trust (the Plan) which covers substantially all employees who have attained the age of 21, completed 1,000 hours of service during the initial plan year in which they have their first hour of service and are not covered by any collective bargaining agreement. CDI makes discretionary contributions to the Plan on an annual basis based on 10% of all eligible employees' base salaries. The common stock shares are then allocated based on a formula determined by management. CDI's discretionary contributions for the years ended June 30, 1996 and 1997 and the nine months ended March 31, 1998 were approximately $250,000, $338,000 and $478,000, respectively. The Plan also provides for the repurchase of common stock upon the employee's termination of employment. In connection with the merger between the Company and CDI, contributions to this Plan ceased as of May 27, 1998.

  (h) RESTRICTED STOCK

     CDI has stockholders agreements with all existing stockholders that provide for the repurchase of common stock upon their termination of employment.

(9) INCOME TAXES

     The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. Under the liability method specified by SFAS No. 109, a deferred tax asset or liability is measured based on the difference between the financial statement and tax bases of assets and liabilities, as measured by the enacted tax rates.

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

     The provisions for income taxes shown in the accompanying supplemental consolidated statements of operations are composed of the following (in thousands):

                                                           YEARS ENDED JUNE 30,
                                                        ---------------------------
                                                         1995      1996      1997
                                                         ----      ----      ----
Federal --
  Current.............................................  $1,713    $4,933    $ 7,174
  Deferred............................................   2,327      (264)     1,092
State --
  Current.............................................     103       966      1,011
  Deferred............................................     552         6        198
Foreign --
  Current.............................................     159       505        692
                                                        ------    ------    -------
                                                        $4,854    $6,146    $10,169
                                                        ======    ======    =======

     The provision for income taxes differs from the federal statutory rate due to the following:

                                                              YEARS ENDED JUNE 30,
                                                           --------------------------
                                                           1995    1996(1)    1997(1)
                                                           ----    -------    -------
Federal tax at statutory rate............................  34.0%    34.5%      34.5%
State income tax, net of federal tax benefit.............   5.7      5.5        5.6
Foreign tax..............................................  (2.1)     1.2       (0.9)
Tax credits generated....................................  (1.1)    (5.0)      (4.1)
Permanent differences, net...............................   2.8      2.2        1.3
Valuation allowance and other............................   1.3     (0.4)      (0.5)
                                                           ----     ----       ----
  Provision for income taxes.............................  40.6%    38.0%      35.9%
                                                           ====     ====       ====

---------------
(1) Calculated based on pretax income, before nondeductible charges for in-process research and development, of $14,850,000 and $26,704,000 for 1996 and 1997, respectively.

     The components of the net deferred tax liability recognized in the accompanying supplemental consolidated balance sheets are as follows (in thousands):

                                                             JUNE 30,
                                                       --------------------
                                                         1996        1997
                                                         ----        ----
Deferred tax assets..................................  $  7,418    $  6,344
Deferred tax liabilities.............................   (16,424)    (14,908)
                                                       --------    --------
                                                         (9,006)     (8,564)
Valuation allowance..................................    (1,425)         --
                                                       --------    --------
                                                       $(10,431)   $ (8,564)
                                                       ========    ========

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

     The approximate tax effect of each type of temporary difference and carryforwards is as follows (in thousands):

                                                              JUNE 30,
                                                         ------------------
                                                          1996       1997
                                                          ----       ----
Revenue related........................................  $(6,974)   $(8,430)
Foreign operating losses...............................    1,425      1,063
Nondeductible reserves and accruals....................    1,523      1,118
Intangible assets......................................   (3,819)    (2,241)
Accounting methods.....................................   (1,235)      (143)
Other temporary differences............................       74         69
                                                         -------    -------
                                                         $(9,006)   $(8,564)
                                                         =======    =======

     The decrease in valuation allowance during 1997 resulted from the utilization of previously reserved tax assets. The foreign operating loss carryforwards expire at various dates through 2011.

(10) OPERATING LEASES

     The Company leases its facilities and various office equipment under noncancelable operating leases with terms in excess of one year. Rent expense charged to operations was approximately $2,227,000, $3,418,000, $5,017,000, $3,762,000 and $4,692,000 for the years ended June 30, 1995, 1996 and 1997 and the nine months ended March 31, 1997 and 1998, respectively. Future minimum lease payments under these leases as of June 30, 1997 are as follows (in thousands):

                                                            AMOUNT
                                                            ------
Year Ending June 30,
  1998....................................................  $ 4,440
  1999....................................................    4,027
  2000....................................................    3,830
  2001....................................................    3,498
  2002....................................................    3,476
  Thereafter..............................................    4,001
                                                            -------
                                                            $23,272
                                                            =======

(11) SALE OF INSTALLMENTS RECEIVABLE

     The Company sold, with limited recourse, certain of its installment contracts to two financial institutions for $28,895,000, $30,210,000 and $44,063,000 during fiscal 1996 and 1997 and the nine months ended March 31, 1998, respectively. The financial institutions have partial recourse to the Company only upon nonpayment by the customer under the installments receivable. The amount of recourse is determined pursuant to the provisions of the Company's contracts with the financial institutions and varies depending on whether the customers under the installment contracts are foreign or domestic entities. Collections of these receivables reduce the Company's recourse obligation, as defined. The Company records these transactions as sales of financial assets in accordance with SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, as it surrenders control to these receivables upon transfer.

     At March 31, 1998, the balance of the uncollected principal portion of the contracts sold with partial recourse was approximately $87,659,000. The Company's potential recourse obligations

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES
related to these contracts is approximately $5,000,000. In addition, the Company is obligated to pay additional costs to the financial institutions in the event of default by the customer.

(12) COMMITMENTS

     The Company has entered into agreements with six executive officers providing for the payment of cash and other benefits in certain events of their voluntary or involuntary termination within three years following a change in control. Payment under these agreements would consist of a lump sum equal to approximately three years of each executive's annual taxable compensation. The agreements also provide that the payment would be increased in the event that it would subject the officer to excise tax as a parachute payment under the federal tax code. The increase would be equal to the additional tax liability imposed on the executive as a result of the payment.

(13) RETIREMENT PLAN

     The Company maintains a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code covering all eligible employees, as defined. Under the plan, a participant may elect to defer receipt of a stated percentage of his or her compensation, subject to limitation under the Internal Revenue Code, which would otherwise be payable to the participant for any plan year. The Company may make discretionary contributions to this Plan. No such contributions were made during 1995 or 1996. During 1997, the plan was modified to provide, among other changes, for the Company to make matching contributions equal to 25% of pretax employee contributions up to a maximum of 6% of an employee's salary. During the fiscal year ended June 30, 1997 and the nine months ended March 31, 1997 and 1998, the Company made matching contributions of approximately $385,000, $175,000 and $598,000, respectively.

     CDI also maintains a deferred contribution (401k) profit sharing plan covering all full-time employees. Under the plan, a participant may elect to defer receipt of a stated percentage of his or her compensation, subject to limitation under the Internal Revenue Code, which would otherwise be payable to the participant for any plan year. The plan provides for CDI to make matching contributions equal to 50% of pretax employee contributions up to a maximum of 6% of an employee's salary. In addition, CDI may make discretionary contributions to the plan determined annually by management. During the fiscal year ended June 30, 1997 and the nine months ended March 31, 1998, CDI made matching contributions of approximately $183,000 and $314,000, respectively.

     The Company does not provide postretirement benefits to any employees as defined under SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions.

(14) JOINT VENTURES

     In May 1993, the Company entered into an Equity Joint Venture agreement with China Petrochemical Technology Company to form a limited liability company governed by the laws of the People's Republic of China. This company has the nonexclusive right to distribute the Company's products within the People's Republic of China. The Company invested $300,000 on August 6, 1993, which represents a 30% equity interest in the joint venture.

     In November 1993, the Company invested approximately $100,000 in a Cyprus-based corporate joint venture, representing approximately a 14% equity interest. The Company had a two-year option to purchase additional shares in the joint venture corporation, which would increase its equity interest to 22.5%. In December 1995, the Company exercised its option to acquire these additional shares for approximately $125,000.

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

     The Company is accounting for these investments using the equity method. The net investments are included in other assets in the accompanying supplemental consolidated balance sheets. In the accompanying supplemental consolidated statements of operations for the years ended June 30, 1995, 1996 and 1997 and the nine months ended March 31, 1997 and 1998, the Company has recognized approximately $22,000, $10,000, $26,000, $0 and $45,000, respectively, as its portion of the income from these joint ventures.

(15) ACCRUED EXPENSES

     Accrued expenses in the accompanying supplemental consolidated balance sheets consist of the following (in thousands):

                                                   JUNE 30,
                                              ------------------    MARCH 31,
                                               1996       1997        1998
                                               ----       ----      ---------
Income taxes................................  $ 2,728    $ 6,711     $ 9,172
Payroll and payroll-related.................    5,672      3,713       5,432
Royalties and outside commissions...........    4,437      2,168       2,321
Other.......................................    3,580      5,376       4,878
                                              -------    -------     -------
                                              $16,417    $17,968     $21,803
                                              =======    =======     =======

(16) RELATED PARTY TRANSACTION

     Smart Finance & Co., a company of which a director of the Company is the President, provides advisory services to the Company from time to time. In fiscal 1996 and 1997 and the nine months ended March 31, 1998, payments of approximately $72,000, $222,000 and $43,000, respectively, were made by the Company to Smart Finance & Co. as compensation for services rendered.

(17) FINANCIAL INFORMATION BY GEOGRAPHIC AREA

     Domestic and export sales as a percentage of total revenues are as follows:

                                                                    NINE MONTHS ENDED
                                        YEARS ENDED JUNE 30,            MARCH 31,
                                      -------------------------     -----------------
                                      1995      1996      1997       1997       1998
                                      ----      ----      ----       ----       ----
United States.......................   52.2%     58.0%     50.0%     51.6%      54.7%
Europe..............................   27.7      24.4      30.6      23.8       27.8
Japan...............................   11.4       9.0       8.7      15.3       10.8
Other...............................    8.7       8.6      10.7       9.3        6.7
                                      -----     -----     -----     -----      -----
                                      100.0%    100.0%    100.0%    100.0%     100.0%
                                      =====     =====     =====     =====      =====

     Revenues, income (loss) from operations and identifiable assets for the Company's United States, European and Asian operations are as follows (in thousands). The Company has intercompany distribution arrangements with its subsidiaries. The basis for these arrangements, disclosed below as transfers between geographic locations, is cost plus a specified percentage for services and a commission rate for sales generated in the geographic region.

                    ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

                                  UNITED STATES    EUROPE      ASIA     ELIMINATIONS    CONSOLIDATED
                                  -------------    ------      ----     ------------    ------------
Year ended June 30, 1995 --
  Revenues......................  $     64,819     $ 1,200    $   --      $     --        $ 66,019
  Transfers between geographic
     locations..................            --      10,912     4,463       (15,375)             --
                                  -------------    -------    ------      --------        --------
          Total revenues........  $     64,819     $12,112    $4,463      $(15,375)       $ 66,019
                                  =============    =======    ======      ========        ========
Income from operations..........  $      7,904     $ 1,113    $  313      $     --        $  9,330
                                  =============    =======    ======      ========        ========
Identifiable assets.............  $     78,555     $ 4,237    $  416      $     51        $ 83,259
                                  =============    =======    ======      ========        ========
Year ended June 30, 1996 --
  Revenues......................  $    111,304     $ 3,506    $    8      $     --        $114,818
  Transfers between geographic
     locations..................            --      13,771     4,645       (18,416)             --
                                  -------------    -------    ------      --------        --------
          Total revenues........  $    111,304     $17,277    $4,653      $(18,416)       $114,818
                                  =============    =======    ======      ========        ========
Income (loss) from operations...  $    (10,363)    $  (102)   $   15      $     --        $(10,450)
                                  =============    =======    ======      ========        ========
Identifiable assets.............  $    192,016     $11,391    $  414      $(45,814)       $158,007
                                  =============    =======    ======      ========        ========
Year ended June 30, 1997 --
  Revenues......................  $    184,193     $ 9,833    $   44      $     --        $194,070
  Transfers between geographic
     locations..................            --      23,588     8,099       (31,687)             --
                                  -------------    -------    ------      --------        --------
          Total revenues........  $    184,193     $33,421    $8,143      $(31,687)       $194,070
                                  =============    =======    ======      ========        ========
Income from operations..........  $     15,959     $ 2,622    $  594      $     --        $ 19,175
                                  =============    =======    ======      ========        ========
Identifiable assets.............  $    232,599     $ 7,493    $1,191      $(53,564)       $187,719
                                  =============    =======    ======      ========        ========

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

   (a)   Financial Statements of Business Acquired.

         Because the impact of the acquired business does not meet the minimum materiality threshold of Rule 3-05(b)(2)(i) of Regulation S-X, financial information of the acquired business is not required to be filed pursuant to
Item 7(a) of this Form 8-K.

   (b)   Pro Forma Financial Information.

         Because (i) separate financial statements of the acquired business are not required to be included in this filing and (ii) the acquisition of Chesapeake does not constitute a significant business combination under Rule 11-01(b)(1) of Regulation S-X, pro forma financial information is not required to be filed pursuant to Item 7(b) of this Form 8-K.

   (c)   Exhibits.

   EXHIBIT
   NUMBER            DESCRIPTION
   -------           -----------

     2.1 Agreement and Plan of Reorganization dated as of April 28, 1998, among Aspen Technology, Inc., AT Acquisition Corp., Chesapeake Decision Sciences, Inc. and Dr. Thomas E. Baker

    23.1      Consent of Arthur Andersen LLP, Independent Public Accountants

                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      ASPEN TECHNOLOGY, INC.

Date: June 3, 1998                    By: /s/ MARY A. PALERMO
                                          -------------------------------------
                                          Mary A. Palermo
                                          Executive Vice President, Finance and
                                             Chief Financial Officer

                                  EXHIBIT INDEX


   EXHIBIT
   NUMBER     DESCRIPTION
   -------    -----------

     2.1 Agreement and Plan of Reorganization dated as of April 28, 1998, among Aspen Technology, Inc., AT Acquisition Corp., Chesapeake Decision Sciences, Inc. and Dr. Thomas E. Baker

    23.1      Consent of Arthur Andersen LLP, Independent Public Accountants